Execution Version

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

April 14, 2014

by and among

New York Recovery Operating Partnership, L.P.,
as Borrower,

NEW YORK REIT, INC.,
as the REIT and a Guarantor

The LENDERS party hereto,
as Lenders,

The SWINGLINE LENDER party hereto,
as Swingline Lender,

CAPITAL ONE, NATIONAL ASSOCIATION, RBS CITIZENS, N.A., SunTrust
Robinson Humphrey, Inc., BARCLAYS BANK PLC and U.S. BANK
NATIONAL ASSOCIATION
as Joint Lead Arrangers,

CAPITAL ONE, NATIONAL ASSOCIATION,
as Administrative Agent and L/C Issuer,

U.S. BANK NATIONAL ASSOCIATION
and
BARCLAYS BANK PLC,
as Syndication Agents,

CAPITAL ONE, NATIONAL ASSOCIATION
and
U.S. BANK NATIONAL ASSOCIATION,
as Joint Bookrunners

and

RBS CITIZENS, N.A. and SUNTRUST BANK
as Documentation Agents

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

SCHEDULE I	-	Commitments
SCHEDULE II	-	Principal Offices; Places of Organization
SCHEDULE III	-	Initial Borrowing Base Properties and Subsidiary Guarantors
SCHEDULE IV	-	Disclosed Litigation
SCHEDULE V	-	Applicable Margin
SCHEDULE VI	-	Special Purpose Entity
SCHEDULE VII	-	Insurance Requirements for Borrowing Base Properties
SCHEDULE VIII	-	Employer Identification Numbers
SCHEDULE IX	-	Organization Chart; Subsidiaries
SCHEDULE X	-	Environmental Matters
SCHEDULE 3.16(c)	-	Equity Interests in Corporations or Entities other than the Subsidiary Guarantors and the 163 Entities
SCHEDULE 6.12	-	Management Agreements

EXHIBIT A	-	Form of Revolving Note
EXHIBIT B	-	Form of Swingline Note
EXHIBIT C	-	Form of Term Note
EXHIBIT D	-	Form of Assignment and Assumption
EXHIBIT E	-	Form of Borrowing Base Certificate
EXHIBIT F	-	Form of Compliance Certificate
EXHIBIT G	-	Form of Solvency Certificate
EXHIBIT H	-	Form of Borrowing Request

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of April 14, 2014, is made by and among New York Recovery Operating Partnership, L.P., a Delaware limited partnership (“Borrower”), NEW YORK REIT, INC. (formerly known as American Realty Capital New York Recovery REIT, Inc.), a Maryland corporation and the sole general partner of Borrower (the “REIT”), the LENDERS party hereto listed on the signature pages of this Agreement under the heading “LENDERS” (each a “Lender” and, collectively, the “Lenders”), CAPITAL ONE, NATIONAL ASSOCIATION, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”) and as a Joint Lead Arranger and a Joint Bookrunner, U.S. BANK NATIONAL ASSOCIATION, as a Joint Lead Arranger, a Syndication Agent and a Joint Bookrunner, RBS CITIZENS, N.A., as a Joint Lead Arranger and a Documentation Agent, BARCLAYS BANK PLC, as a Joint Lead Arranger and Syndication Agent, SUNTRUST ROBINSON HUMPHREY, INC. as a Joint Lead Arranger and SUNTRUST BANK as a Documentation Agent.

Borrower, the REIT, Administrative Agent and certain Lenders were parties to that certain Credit Agreement, dated as of August 20, 2013 (the “Original Closing Date”; such Credit Agreement is referred to herein as the “Original Credit Agreement”), pursuant to which Administrative Agent and the Lenders agreed to (i) make revolving loans to the Borrower in an aggregate principal amount of up to $110,000,000.00, and (ii) make term loans to the Borrower in an aggregate principal amount of up to $110,000,000.00.

Borrower, the REIT, Administrative Agent and certain Lenders amended and restated the Original Credit Agreement in its entirety pursuant to that certain Amended and Restated Credit Agreement, dated as of December 23, 2013 (the “Amended Closing Date”; such Credit Agreement is referred to herein as the “Amended Credit Agreement”), pursuant to which Administrative Agent and the Lenders agreed to (i) make revolving loans to the Borrower in an aggregate principal amount of up to $50,000,000.00, and (ii) make term loans to the Borrower in an aggregate principal amount of up to $340,000,000.00.

Borrower and the REIT have requested that the Revolving Loan Commitment be increased to $400,000,000.00 and the Term Loan Commitment be decreased to $305,000,000.00.

In connection with the foregoing request, the Amended Credit Agreement is hereby further amended and restated in its entirety pursuant to the terms hereof.

Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Accepting Lender” has the meaning assigned to such term in Section 10.17(b).

“Acquisition Cost” as to any Real Property shall mean the purchase price, prior to any adjustment for closing costs, rents and other accounts receivable, expenses including real estate taxes and other customary pro-rations, paid by Borrower, the REIT or applicable Subsidiary thereof to acquire such Real Property.

“Additional Commitment Amount” has the meaning assigned to such term in Section 10.17.

“Additional Commitment Notice” has the meaning assigned to such term in Section 10.17(b).

“Adjusted LIBOR Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to (a) the LIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted Borrowing Base Net Operating Income” for any Borrowing Base Property for the four (4) fiscal quarters most recently ended, means the Net Operating Income of such Borrowing Base Property for such period (as adjusted pursuant to the provisions of Section 9.01(d)) less Capital Reserves attributable to such period.

“Adjusted Net Operating Income” for any Real Property the value of which is included in the calculation of Total Asset Value for the four (4) fiscal quarters most recently ended means the Net Operating Income of such Real Property for such period less Capital Reserves attributable to such period.

“Administrative Agent” means Capital One, in its capacity as administrative agent for the Lenders hereunder, or any successor Administrative Agent appointed pursuant to Article VIII.

“Administrative Agent’s Account” means an account designated by Administrative Agent in a notice to Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form to be supplied by Administrative Agent to Borrower.

“Advanced Amount” has the meaning set forth in Section 8.13(d).

“Advanced Date” has the meaning set forth in Section 2.16(d).

“Advisor” means New York Recovery Advisors, LLC.

“Advisory Agreement” means the Fifth Amended and Restated Advisory Agreement dated as of June 17, 2013 by and among REIT, the Borrower and the Advisor.

“Affiliate” means, with respect to a specified Person, another Person that, directly or indirectly, through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning set forth in Section 10.01(f).

“Aggregate Commitments” means the combined Revolving Loan Commitments and Term Loan Commitments of all of the Lenders, which as of the Effective Date, total $705,000,000.00, as such Aggregate Commitments may be (a) reduced from time to time pursuant to Section 2.07 or (b) increased three (3) additional times by up to $295,000,000 to up to $1,000,000,000.00 pursuant to Section 10.17.

“Amended Closing Date” has the meaning set forth in the introductory paragraph hereof.

“Amended Credit Agreement” has the meaning set forth in the introductory paragraph hereof.

“Anti-Terrorism Laws” has the meaning set forth in Section 3.23(f).

“Applicable Margin” means, (a) prior to the occurrence of a Credit Rating Election Event, the amount set forth opposite the indicated Consolidated Leverage Ratio in the grid set forth on Schedule V, and (b) from and after the occurrence of a Credit Rating Election Event, the Applicable Margin shall be the amount set forth opposite the indicated Rating on Schedule V as determined by the higher of the two ratings from S&P or Moody’s from time to time; provided that (i) in the event that the two ratings are two tiers apart, the tier corresponding to the midpoint of the ratings shall apply, and (ii) in the event that the ratings are more than two tiers apart, the tier that is two tiers below the higher of the two ratings shall apply. If only one of S&P and Moody’s shall have assigned a rating, the Applicable Margin shall be determined by the sole rating then in effect. If neither S&P nor Moody’s shall have assigned a rating, or if the rating shall have been withdrawn, and provided that a Credit Rating Election Event shall have occurred, the Applicable Margin shall be determined based on a rating of <BBB-/Baa3 as set forth opposite the indicated rating on Schedule V.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments and Term Loans represented by such Lender’s Commitment and Term Loans. If the Commitments have terminated or expired, the “Applicable Percentage” of each Lender shall be the ratio, expressed as a percentage of (A) the sum of the unpaid principal amount of all outstanding Revolving Loans, Swingline Loans, L/C Obligations and Term Loans owing to such Lender as of such date to (B) the sum of the aggregate unpaid principal amount of all outstanding Revolving Loans, Swingline Loans, L/C Obligations and Term Loans owing to all Lenders as of such date.

“Appraisal” means an appraisal of a Real Property commissioned and engaged by Administrative Agent and paid for by Borrower or the REIT, prepared by an independent third-party MAI licensed appraiser selected by Administrative Agent and licensed in the State in which the Real Property is located, which appraisal must comply in all respects with the standards for real estate appraisal established pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”), and otherwise be in form and substance reasonably satisfactory to Administrative Agent.

“Appraised Value” as to any Real Property shall mean, as of any date of determination (i) in the case of any Borrowing Base Property, the “as-is” appraised value of such Real Property reflected in the Appraisal thereof most recently obtained by and approved by Administrative

Agent pursuant to Section 4.01(i), Section 9.01(b)(vii), Section 9.01(b)(viii) or Section 9.03(a) and (ii) in the case of any other Real Property, the “as-is” appraised value of such Real Property reflected in the Appraisal thereof most recently obtained by and approved by Administrative Agent pursuant to Section 6.01(c) or Section 9.01(b), as applicable.

“Approved Fund” means any entity that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business and that is administered or managed by (a) a Lender, (b) an Affiliate of Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Ground Lease” means, at any time, any ground lease (whether related to an interest in land alone or an interest in land and the improvements located thereon) with respect to any Real Property which is on terms and conditions that are reasonably acceptable to Administrative Agent, and: (a) under which a Subsidiary Guarantor is the lessee or holds equivalent rights (including, without limitation, as a sublessee), (b) that has a remaining term of not less than forty (40) years (assuming the exercise of any extension options that are exercisable at the Subsidiary Guarantor’s option) or be subject to a purchase option in favor of the Subsidiary Guarantor that is exercisable in the sole discretion of the Subsidiary Guarantor and is for a nominal purchase price, (c) under which any required rental payment, principal or interest payment or other payment due under such lease or sublease, as applicable, from the Subsidiary Guarantor to the ground lessor is not more than thirty (30) days past due, (d) where no party to such lease or sublease, as applicable, is the subject of an Insolvency Proceeding, (e) where the Subsidiary Guarantor’s interest in the Real Property or the lease or sublease, as applicable, is not subject to any Lien (other than Permitted Exceptions), (f) contains provisions which create an obligation of the lessor to give the holder of any (i) recorded or unrecorded mortgage lien on such leased property or (ii) security interest in the Equity Interests of the owner of such leased property (provided such lessor has received written notice of either such lien or security interest) written notice of any defaults on the part of the Subsidiary Guarantor and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure such defaults (after foreclosure, if necessary for such cure), and fails to do so, (g) contains provisions which permit the use of such Real Property for its then-current use, (h) contains provisions which provide for such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease or sublease, and (i) under which there exists no default or event of default by a ground lessor, which default or event of default has caused or otherwise resulted in or could reasonably be expected to cause or otherwise result in any material interference with the Subsidiary Guarantor’s occupancy or other rights under the applicable ground lease or sublease.

“Approved Uses” has the meaning set forth in Section 2.18.

“Asset” means, with respect to any Credit Party, any Real Property or other investment assets owned directly or indirectly by such Credit Party or any of its Subsidiaries from time to time.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by

Section 10.05), and accepted by Administrative Agent, in the form of Exhibit D or any other form approved by Administrative Agent.

“Assignment of Agreements” means, collectively, each Assignment of Agreements, Licenses, Permits and Contracts from each Subsidiary Guarantor and the 163 Washington SPE to Administrative Agent for the benefit of the Lenders, in form and substance reasonably acceptable to Administrative Agent and Administrative Agent’s counsel.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.04(b)(iii).

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Federal Funds Rate for such day plus 1/2 of 1%, (b) the Prime Rate for such day and (c) the sum of (i) the LIBOR Rate (for a one month Interest Period) plus (ii) 1%. Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect at the time of such change in the Base Rate. For purposes of this definition, LIBOR referred to above shall be the rate for deposits in U.S. dollars for a one-month period in the London interbank market, as determined by Administrative Agent based on quotes or other information available to it, and shall not be required to be determined strictly in accordance with the requirements of the definition of “LIBOR” and the notice and other provisions applicable thereto as set forth herein.

“Base Rate Borrowing” or “Base Rate Loan” refer to, when used in reference to any Loan or Borrowing, whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Base Rate.

“Black Walnut Partner” means Black Walnut 163 Wash LLC.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning set forth in the introductory paragraph hereof.

“Borrowing” means Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect. For purposes hereof, the date of a Borrowing comprising one or more Loans that have been converted or continued shall be the effective date of the most recent conversion or continuation of such Loan or Loans.

“Borrowing Base” shall mean during any fiscal quarter or portion thereof, the lesser of:

(a) the Aggregate Commitments;

(b) the Value-Based Borrowing Base Limit; and

(c) the DSCR-Based Borrowing Base Limit.

“Borrowing Base Addition” has the meaning set forth in Section 9.03.

“Borrowing Base Approval Lenders” means, at any time, non-Defaulting Lenders having Revolving Credit Exposures, Term Credit Exposures and unused Commitments representing more than 75% of the sum of the total Revolving Credit Exposures, Term Credit Exposures and unused Commitments of non-Defaulting Lenders at such time; provided that if there are only two (2) Lenders, “Borrowing Base Approval Lenders” shall mean all Lenders that are non-Defaulting Lenders and if there are only three (3) Lenders, “Borrowing Base Approval Lenders” shall mean at least two (2) Lenders having at least 75% of the aggregate Revolving Credit Exposures, Term Credit Exposures and unused Commitments of non-Defaulting Lenders at such time (unless there is only one (1) Lender that is a non-Defaulting Lender, in which case “Borrowing Base Approval Lenders” shall be that one (1) Lender).

“Borrowing Base Asset Value” shall mean with respect to any Borrowing Base Property:

(a) until August 20, 2015, the lesser of (i) the Acquisition Cost for such Borrowing Base Property or (ii) the Appraised Value of such Borrowing Base Property as determined prior to the addition of such Borrowing Base Property to the Borrowing Base pursuant to Section 9.01(b)(vii) or, if applicable, as subsequently determined pursuant to Section 9.01(b)(ix); and

(b) from and after August 20, 2015, at Borrower’s election, either the Estimated Value of such Borrowing Base Property or the Appraised Value of such Borrowing Base Property; provided that the Appraised Value of such Borrowing Base Property shall be utilized at Borrower’s election in this clause (b) only if (A) no Default or Event of Default exists, (B) an updated Appraisal shall have been obtained by Administrative Agent pursuant to Section 9.01(b)(viii) or 9.01(b)(ix) during the period of twenty-four (24) months from and after the date of value indicated in the original Appraisal for such Borrowing Base Property, and (C) Borrower has elected pursuant to Section 9.01(b)(xi) to calculate the Borrowing Base Asset Values for all Borrowing Base Properties, subject to the exceptions described therein, based on their Appraised Values.

“Borrowing Base Certificate” means a certificate of a Responsible Officer of Borrower, substantially in the form of Exhibit E and appropriately completed.

“Borrowing Base Property” means, as of any date of determination, each Real Property that is located in Bronx County, Kings County, New York County or Queens County in the State of New York:

(a) that is set forth on Schedule III hereto (as such schedule may be updated from time to time in accordance with Section 9.03 to the extent that such Real Property has not otherwise been removed as a “Borrowing Base Property” pursuant to the other criteria for qualification as set forth in this definition and the other provisions of this Agreement);

(b) that is 100% owned in fee simple by, or 100% ground leased pursuant to an Approved Ground Lease by, a Subsidiary that is (i) 100% owned directly or indirectly by Borrower (other than with respect to the Asset known as 163 Washington Street, Brooklyn, New York, as to which the 163 Washington SPE shall be 100% owned directly by the 163 Washington JV, the 163 Washington JV shall be 97.93% owned by the 163

Washington Member, and the 163 Washington Member shall be 99.45% owned by Borrower), (ii) controlled by Borrower, (iii) a Special Purpose Entity or a 163 Entity, and (iv) on the Original Closing Date or the Effective Date, a Subsidiary Guarantor or an entity that shall have become a Subsidiary Guarantor in accordance with Section 9.03;

(c) with respect to which neither (i) such Real Property is subject to any Lien or Negative Pledge (other than Permitted Exceptions) nor (ii) any Equity Interest of any applicable Subsidiary Guarantor or the 163 Washington Member therein (including the lease thereof or any indirect interest owned by Borrower), is subject to any Lien or Negative Pledge (other than Permitted Exceptions);

(d) with respect to which Borrower has certified to Administrative Agent that, to Borrower’s actual knowledge, such Real Property is free from any material structural (based on a third party property condition report) or environmental (based on a third party Phase I environmental site assessment report) issues; and

(e) that is in compliance with the provisions of Section 9.01(b) hereof and as to which no Exclusion Event has occurred.

“Borrowing Base Removal” has the meaning set forth in Section 9.03.

“Borrowing Request” means a request by Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day other than a Saturday, Sunday or any day on which commercial banks in New York City are authorized or required to close by law or executive order.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. For purposes hereof, all ground leases shall be deemed to be “Capital Lease Obligations.”

“Capital One” means Capital One, National Association.

“Capital Reserves” means, on the date of any determination, an amount equal to the product of thirty cents ($0.30) and the total rentable square footage of the applicable Property on an annual basis.

“Capitalization Rate” means (i) with respect to Borrowing Base Properties located in New York County, New York State, six and three quarters percent (6.75%) and (ii) with respect to Borrowing Base Properties located in any county other than New York County, New York State, seven and one quarter percent (7.25%).

“Cash Collateralize” means, to pledge and deposit with or deliver to Administrative Agent, for the benefit of Issuing Bank or the Revolving Lenders, as collateral for L/C Obligations or obligations of Revolving Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if Administrative Agent and L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to Administrative Agent and L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the REIT or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and other Liens permitted hereunder):

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 90 days from the date of acquisition thereof;

(c) commercial paper in an aggregate amount of no more than $10,000,000 per issuer outstanding at any time issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d) bonds or other obligations having a short-term unsecured debt rating of not less than A+ by S&P and P+ by Moody’s and having a longer term debt rating of not less than A by S&P and A1 by Moody’s issued by or by authority of any state of the United States

(e) repurchase agreements having a term not greater than thirty (30) days and fully secured by securities described in the foregoing clauses (a), (b), (c) or (d) with banks described in the foregoing clause (b) or with financial institutions or other corporations having total assets in excess of $500,000,000; and

(f) shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody’s, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b), (c), (d) and (e) of this definition.

“CEA” shall mean the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFTC” shall mean the Commodity Futures Trading Commission.

“Change in Control” means an event or series of events by which:

(a) Prior to the Internalization, the Advisor, or a replacement advisor consented to in writing by the Required Lenders, shall fail to be the advisor of the Borrower;

(b) Prior to the Internalization, the Advisor shall no longer be Controlled by Nicholas S. Schorsch and William M. Kahane or other Persons consented to in writing by the Required Lenders;

(c) After the Internalization, if any of Nicholas S. Schorsch, William M. Kahane, William G. Stanley, Scott J. Bowman, Robert H. Burns, Edward M. Weil, Jr., Michael A. Happel or Gregory W. Sullivan (collectively, the “Required Individuals”), shall die or become disabled or otherwise cease to be active on a daily basis in the management of the REIT or serve as board members of the REIT, and such event results in fewer than four (4) Required Individuals being active on a daily basis in the management of the REIT or serving as board members of the REIT; provided, that it will constitute a “Change of Control” if (A) Nicholas S. Schorsch and William M. Kahane both no longer serve as board members, or (B) Michael A. Happel and Gregory W. Sullivan shall cease to be active on a daily basis in the management of the REIT, in each case for any reason other than death or disability; provided, further, that if fewer than four (4) Required Individuals shall continue to be active on a daily basis in the management of the REIT or serve as board members of the REIT as provided above, it shall not be a “Change of Control” (subject to the preceding proviso) if a replacement executive of comparable experience and reasonably satisfactory to the Agent shall have been retained within three (3) months of such event such that there are not fewer than four (4) Required Individuals (including such replacement executive) active in the daily management of the REIT or serving as Board Members of the REIT (unless subject to death or disability); or

(d) Borrower ceases to have the sole responsibility for managing and administering the day-to-day business and affairs of any Subsidiary Guarantor or any 163 Entity; or otherwise ceases to own, directly or indirectly, (i) one hundred percent (100%) of the Equity Interests of any Subsidiary Guarantor, or (ii) with respect to the 163 Washington Member, ninety-nine point four five percent (99.45%) of the Equity Interests in the 163 Washington Member, in each case free and clear of any Liens (other than Liens in favor of Administrative Agent) unless Borrower removes the Borrowing Base

Property owned by such Subsidiary Guarantor or the 163 Washington Member from the Borrowing Base Asset Value in accordance with Article IX; or

(e) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of thirty-five percent (35%) or more of the Equity Interests of the REIT entitled to vote for members of the board of directors or equivalent governing body of the REIT on a fully-diluted basis (and taking into account all such Equity Interests that such person or group has the right to acquire pursuant to any option right); or

(f) during any period of twelve (12) consecutive months ending after the Effective Date, individuals who at the beginning of any such twelve (12) month period constituted the Board of Directors of the REIT (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the REIT was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved but excluding any director whose initial nomination for, or assumption of office as, a director occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board of Directors) cease for any reason to constitute a majority of the Board of the REIT of Borrower then in office; or

(g) The REIT shall cease to (i) either be the sole general partner of, or wholly own and control the general partner of, Borrower or (ii) own, directly or indirectly, greater than fifty percent (50%) of the Equity Interests of Borrower.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“CIP Regulations” has the meaning set forth in Section 8.18.

“Closing Date” has the meaning set forth in Section 4.01.

“Code” means the Internal Revenue Code of 1986, as amended and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” means, collectively, (i) the collateral covered by the definition of “Collateral” as set forth in the Pledge and (ii) the collateral covered by the definition of “Mortgaged Property” as set forth in the Mortgage.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07, or (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.05 or (e) increased from time to time pursuant to Section 10.17. As of the Effective Date, the initial amount of each Lender’s Commitment is set forth on Schedule I, and to the extent hereinafter assigned pursuant to Section 10.05 hereof, it will be set forth in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable, a copy of which shall be delivered to Borrower.

“Communications” has the meaning set forth in Section 10.01(f).

“Competitor” means a Person other than a Lender, an Affiliate of a Lender, an Approved Fund or an Eligible Institution that is or is an Affiliate of a real estate investment trust (other than the REIT or any mortgage real estate investment trust) which is primarily engaged in the business of acquiring assets of a similar size, type and quality as the REIT in New York City.

“Compliance Certificate” has the meaning set forth in Section 5.01(e).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” means, for the four (4) fiscal quarters most recently ended, Consolidated EBITDA, less the Capital Reserve applicable to such period.

“Consolidated EBITDA” means an amount, for the four (4) fiscal quarters most recently ended, equal to the following amounts: (a) Consolidated Net Income for such period (including Borrower’s pro rata share (direct or indirect) of Consolidated Net Income generated from Real Property for each of the four preceding fiscal quarters, after adjusting for straight-lining of rents, and without reduction for preferred dividend payments, plus (b) the sum of the following (without duplication, except as set forth below, and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period): (i) income tax expense, (ii) interest expenses, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (iii) depreciation and amortization expenses, (iv) amortization of intangibles (including goodwill) and organization costs, (v) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business and costs and expenses incurred during such fiscal quarter with respect to acquisitions, whether or not consummated), (vi) any other non-cash charges, and (vii) all fees and expenses incurred in connection with the negotiation and execution of this Agreement and the other Loan Documents, minus (c) the sum of the following (to the extent included in the statement of such Consolidated Net Income for such fiscal quarter): (i) interest income (except to the extent deducted in determining such Consolidated Net Income); (ii) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such fiscal quarter, gains on the sales of assets outside of the ordinary course of business); (iii) any other non-cash income; and (iv) any cash payments made during such fiscal quarter in respect of items described in clause (b)(v) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income. Consolidated EBITDA of Borrower shall only include Borrower’s Equity Percentage of the foregoing items of its Subsidiaries that are not wholly-owned Subsidiaries of Borrower.

“Consolidated Entity” means the REIT, Borrower and any member of the Consolidated Group.

“Consolidated Fixed Charges” means, on a consolidated basis, for the Consolidated Group for the four (4) fiscal quarters most recently ended, the sum (without duplication) of (a) Consolidated Interest Expense, (b) provision for cash income taxes made on a consolidated basis in respect of such period, (c) scheduled principal amortization payments due during such period on account of Indebtedness (excluding balloon payments), and (d) Restricted Payments payable in cash with respect to Disqualified Capital Stock and preferred Equity Interests of such Person during such period.

“Consolidated Group” means the REIT and all Persons whose financial results are consolidated with the REIT for financial reporting purposes under GAAP.

“Consolidated Interest Expense” means, for the four (4) fiscal quarters most recently ended, without duplication, the amount of interest expense, determined in accordance with GAAP, of the Consolidated Group for such fiscal quarter attributable to Consolidated Total Debt during such period (excluding amortization or write-off of debt issuance costs and commissions). Consolidated Interest Expense shall exclude any interest expense in respect of any convertible Indebtedness in excess of the cash coupon on such convertible Indebtedness.

“Consolidated Leverage Ratio” means, as of the date of determination, the ratio, expressed as a percentage, of (a) Consolidated Total Debt to (b) Total Asset Value.

“Consolidated Net Income” means, for any Person for the four (4) fiscal quarters most recently ended, the consolidated net income (or loss) of such Person for such period, determined on a consolidated basis in accordance with GAAP (except that in determining such consolidated net income, net income shall include such Person’s pro rata share of the net income of any unconsolidated partnership, joint venture or Affiliate in which such Person directly or indirectly holds any interest solely to the extent either actually received in the form of dividends or similar distributions or, if cumulative and calculated in arrears, as to which such Person’s pro rata share of such net income is no more than three (3) fiscal quarters in arrears of actual payment or such longer period as is reasonably acceptable to Administrative Agent); provided that in calculating Consolidated Net Income of the REIT for period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the REIT or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Consolidated Entity) in which any Consolidated Entity has an ownership interest, except to the extent that any such income is either actually received by such Consolidated Entity in the form of dividends or similar distributions or, if cumulative and calculated in arrears, as to which such Person’s pro rata share of such net income is no more than ninety (90) days in arrears of actual payment, and (c) the undistributed earnings of any Subsidiary of any Consolidated Entity to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Legal Requirement applicable to such Subsidiary.

“Consolidated Net Worth” shall mean with respect to any Person, as of any date of determination, such Person’s net worth, as determined in accordance with GAAP (except that in determining such net worth, Indebtedness shall include such Person’s pro rata share of the Indebtedness of any unconsolidated partnership, joint venture or Affiliate in which such Person directly or indirectly holds any interest plus any Recourse or contingent obligations, directly or indirectly, of such Person with respect to any Indebtedness of such unconsolidated partnership, joint venture or Affiliate in excess of its proportionate share), all determined on a consolidated basis.

“Consolidated Total Debt” means the aggregate principal amount of all Indebtedness of the REIT and its Subsidiaries determined on a consolidated basis and shall include, as of any date of determination, without duplication, the sum of (a) the Indebtedness of the Consolidated Group outstanding as of such date, as determined in accordance with GAAP (but adjusted to eliminate increases or decreases arising from ASC-805), and (b) the applicable pro rata share of any member of the Consolidated Group of the outstanding Indebtedness as of such date of any unconsolidated partnership, joint venture or Affiliate in which such member owns a direct or indirect Equity Interest as would be shown on a consolidated balance sheet of REIT and its Subsidiaries determined on a consolidated basis in accordance with GAAP, but in any event excluding (x) any Indebtedness (including such Indebtedness of an Unconsolidated Affiliate) of the type described in clauses (iii) and (v) of the definition thereof, (y) security deposits, accounts payable, accrued liabilities and prepaid rents, any intracompany debt, and to the extent not payable Indebtedness of the type described in clauses (vii) and (viii) of the definition thereof and (z) and Indebtedness of the type described in clause (ix) of the definition thereof related to clauses (x) or (y) above.

“Contingent Non-Recourse Obligation” means, as to any Person, any Contingent Obligation of that Person with respect to customary carve-outs for fraud, misrepresentation, bankruptcy, misapplication or misappropriation of funds, waste, environmental claims and liabilities and other circumstances customarily excluded by institutional commercial real estate lenders from exculpation provisions or included in separate indemnification agreements or guarantees in connection with non-recourse Indebtedness created, incurred, suffered or assumed in compliance with this Agreement, except if (a) the party entitled to enforce such guaranty or indemnity has commenced or is continuing efforts to enforce such guaranty or indemnity and either (i) has obtained an initial judgment or order with respect to such enforcement action in such party’s favor (notwithstanding any rights of appeal), or (ii) such Person is not actively defending such enforcement action in good faith, (b) the guarantor’s obligations with respect thereto have become liquidated or (c) with respect to any Contingent Obligation pursuant to which the obligor is obligated to pay all or any portion of the principal of the Indebtedness of another Person as a result of the commencement or conduct of any voluntary or involuntary Insolvency Proceeding with respect to that Person (or any actions of such Person, such obligor or their affiliates in connection with the commencement or conduct of any such voluntary or involuntary Insolvency Proceeding), such voluntary or involuntary Insolvency Proceeding with respect to that Person shall have been commenced.

“Contingent Obligation” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien), but only to the extent of the value of the property encumbered by such Lien; provided that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, mortgage, deed of trust, indenture, or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Group” means the REIT, Borrower and all Persons (whether or not incorporated) under a “controlled group of corporations” (within the meaning of Section 414 of the Code) with the REIT or Borrower which maintains, sponsors or contributes to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a “multiemployer pension plan” (within the meaning of Section 3(37)(A) of ERISA).

“Covered Entity” has the meaning set forth in Section 3.23(f).

“Credit Exposure” means the combined Revolving Credit Exposure and Term Credit Exposure. The Credit Exposure of any Lender at any time shall be the sum of its Revolving Loan Applicable Percentage of the total Revolving Credit Exposure plus its Term Loan Applicable Percentage of the total Term Credit Exposure at such time.

“Credit Party” means each of Borrower and each Guarantor (including each Subsidiary Guarantor and each 163 Entity).

“Credit Rating Election Date” means the date on which the Credit Rating Election Event occurs.

“Credit Rating Election Event” means a one-time irrevocable election upon written notice to Administrative Agent (and Administrative Agent shall promptly notify the Lenders thereof) to utilize the rating of the REIT in determining the Applicable Margin as set forth in the definition thereof which election occurs following the date that (a) the REIT obtains an Investment Grade Rating during the term of this Agreement, and (b) Administrative Agent shall have received an updated Compliance Certificate.

“Debt Service” means, with respect to any particular period during the term of this Agreement, scheduled payments of interest and principal due with respect to an outstanding principal balance equal to the sum of the outstanding principal balance of the Loans plus the L/C Obligations on the last day of such period based on a 30-year mortgage-style amortization schedule and an assumed interest rate equal to the greater of (a) the yield in effect as of the last day of such period on U.S. Treasury obligations having a maturity corresponding to ten (10) years from the date of determination (and, if no such maturity shall so exactly correspond, yields for the two most closely corresponding published maturities shall be calculated as of such determination date, and the yield for a maturity corresponding to ten (10) years from the date of determination, interpolated or extrapolated (as applicable) from such yields on a straight-line basis (rounding, in the case of relevant periods, to the nearest month), shall be utilized), plus two and three quarters percent (2.75%), and (b) six percent (6.0%).

“Debt Service Coverage Ratio” means, as of any date, the ratio calculated and submitted by Borrower, of (i) the Adjusted Borrowing Base Net Operating Income for the four (4) fiscal quarters most recently ended, to (ii) the Debt Service with respect to such period.

“Default” means any event or condition which constitutes an Event of Default or a condition which, after any applicable notice from Administrative Agent to Borrower or, following the expiration of any applicable cure period therefor, would become an Event of Default.

“Default Rate” has the meaning set forth in Section 2.11(c).

“Defaulting Lender” has the meaning set forth in Section 8.13.

“Disqualified Capital Stock” shall mean with respect to any Person any Equity Interest of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including upon the occurrence of any event), is required to be redeemed or is redeemable for cash at the option of the holder thereof, in whole or in part (including by operation of a sinking fund), or is exchangeable for Indebtedness (other than at the option of such Person), in whole or in part, at any time.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“DRIP” has the meaning set forth in clause (E) of the definition of Permitted Distributions.

“DSCR-Based Borrowing Base Limit” shall mean as of any date the maximum principal amount of Loans and L/C Liabilities that would be available to be outstanding under this Agreement as would result in a Pro Forma Debt Service Coverage Ratio for the four (4) fiscal quarters most recently ended equal to 1.40:1.00, where the Pro Forma Debt Service Coverage Ratio calculation is based on the Adjusted Borrowing Base Net Operating Income for all Borrowing Base Properties for such period, and the Pro Forma Debt Service for such period.

“Effective Date” means the date of this Agreement.

“Eligible Contract Participant” shall mean an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Eligibility Date” shall mean, with respect to Borrower or any Guarantor and each Swap, the date on which this Agreement or any Loan Document becomes effective with respect to such Swap Contract (for the avoidance of doubt, the Eligibility Date shall be the effective date of such Swap Contract if this Agreement or any Loan Document is then in effect with respect to Borrower or any Guarantor, and otherwise it shall be the Original Closing Date).

“Eligible Institution” means any of (i) a commercial bank organized under the laws of the United States, or any State thereof, and having (x) total assets in excess of $1,000,000,000 and (y) a combined capital and surplus of at least $250,000,000; (ii) a commercial bank organized under the laws of any other country which is a member of the Organization of Economic Cooperation and Development (“OECD”), or a political subdivision of any such country, and having (x) total assets in excess of $1,000,000,000 and (y) a combined capital and surplus of at least $250,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of OECD; (iii) a life insurance company organized under the laws of any State of the United States, or organized under the laws of any country and licensed as a life insurer by any State within the United States and having admitted assets of at least $1,000,000,000; (iv) a nationally recognized investment banking company or other financial institution in the business of making loans, or an Affiliate thereof (other than any Person which is directly or indirectly a Borrower or Guarantor or directly or indirectly an Affiliate of Borrower or Guarantor) organized under the laws of any State of the United States, and licensed or qualified to conduct such business under the laws of any such State and having (1) total assets of at least $1,000,000,000 and (2) a net worth of at least $250,000,000; (v) an Approved Fund; or (vi) any Affiliate of Capital One, any other Person into which, or with which, Capital One is merged, consolidated or reorganized, or which is otherwise a successor to Capital One by operation of law, or which acquires all or substantially all of the assets of Capital One, any other Person which is a successor to the business operations of Capital One and engages in substantially the same activities, or any Affiliate of any of the foregoing.

“Environmental Indemnity Agreement” means, collectively, each Environmental Indemnity Agreement made by each Subsidiary Guarantor (or, in the case of 163 Washington, made by the 163 Washington SPE) and the REIT in favor of Administrative Agent for the benefit of the Lenders, in form and substance reasonably acceptable to Administrative Agent and Administrative Agent’s counsel.

“Environmental Laws” means, collectively, any Legal Requirement pertaining to or imposing liability or standards of conduct concerning environmental regulation, contamination or clean-up, including the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Hazardous Substances Transportation Act, the Solid Waste Disposal Act, the Clean Water Act, the Clean Air Act, the Toxic Substance Control Act, the Safe Drinking Water Act, the Occupational Safety and Health Act, any state super-lien and environmental clean-up statutes (including with respect to Toxic Mold), and all amendments to and regulations in respect of the foregoing laws.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Credit Party or their Affiliates resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials in violation of any Environmental Law, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment in violation of any Environmental Law or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock, partnership interests, membership interests of (or other ownership or profit interests in) such Person, all of the subscriptions, warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, subscriptions, warrants, options, rights or other interests are outstanding on any date of determination, and all related voting rights, rights to information and other rights attributable to such shares, subscriptions, warrants, options, rights or other interests.

“Equity Interest Release Event” means the earliest to occur of the following events: (a) the REIT or Borrower obtaining Investment Grade Ratings from both S&P and Moody’s, and providing written notice to Administrative Agent of such event together with a Compliance Certificate, or (b) the occurrence of a Credit Rating Election Event.

“Equity Issuance” means the issuance or sale by any Person of any of its Equity Interests or any capital contribution to such Person by the holders of its Equity Interests.

“Equity Percentage” means, with respect to any Person, such Person’s percentage share of the Equity Interests of any other Person.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means all members of a Controlled Group and all trades and business (whether or not incorporated) under common control and all other entities which, together with Borrower, are treated as a single employer under any or all of Section 414(b), (c), (m) or (o) of the Code.

“Estimated Value” means, for any Borrowing Base Property or Real Property, on the date of any determination, (i) in the case of a Borrowing Base Property, the Adjusted Borrowing Base Net Operating Income for such Borrowing Base Property, divided by the applicable Capitalization Rate therefor and (ii) in the case of Real Property that is not a Borrowing Base Property, the Adjusted Net Operating Income for such Real Property, divided by the applicable Capitalization Rate therefor.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.

“Event of Default” has the meaning set forth in Article VII.

“Excluded Swap Obligation” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the CEA or any rule, regulation or order of the CFTC (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the CEA and the regulations thereunder at the time the Guaranty of such Credit Party or the grant of such security interest becomes effective with respect to such Swap Obligation. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any Loan Document, the foregoing is subject to the following provisos: (a) If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such

Guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Borrower or Guarantor for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Swap Obligation but the grant of a security interest would not cause such obligation to be an Excluded Swap Obligation, such Swap Obligation shall constitute an Excluded Swap Obligation for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Credit Party executing this Agreement or the Loan Documents and a Swap Obligation would be an Excluded Swap Obligation with respect to one or more of such Persons, but not all of them, this definition of Excluded Swap Obligation with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Swap Obligations with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Swap Obligations.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Administrative Agent or any Lender or required to be withheld or deducted from a payment to Administrative Agent or any Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Administrative Agent or such Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 2.17(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.15, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to Administrative Agent’s or such Lender’s failure to comply with Section 2.15(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Exclusion Event” has the meaning set forth in Section 9.02.

“Existing Facility” means that certain credit facility, in an aggregate principal amount not exceeding $40,000,000 at any one time, made pursuant to that certain Credit Agreement, dated as of March 30, 2012, among the Borrower, Capital One National Association, as the administrative agent, and the lenders thereto, as same may have been amended or modified from time to time.

“Facility Fee” has the meaning set forth in Section 2.10(b).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version) and any current or future regulations (whether final, temporary or proposed) or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any law implementing an intergovernmental agreement entered into in connection with FATCA.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for the immediately preceding Business Day shall be applicable, as determined by Administrative Agent, or such other commercial bank as selected by Administrative Agent.

“Fee Letter” means that certain fee letter agreement, dated as of the date hereof, among Borrower and Administrative Agent with respect to certain fees payable by Borrower in connection with the Loans, as the same may be modified or amended from time to time, the terms of which shall expressly survive the Closing Date.

“FFO Distribution Allowance” means, for the REIT, with respect to (i) the period consisting of the first, second and third fiscal quarters of the REIT following the Original Closing Date, a cumulative amount equal to 95% of Modified Funds From Operations for such period, (ii) for each quarter thereafter, a cumulative amount equal to 95% of Modified Funds From Operations for such quarters, (iii) for each quarterly period of four (4) consecutive fiscal quarters after the date on which a DRIP is terminated or suspended in connection with the REIT becoming listed on a public exchange for an initial public offering of shares in the REIT, one hundred ten percent (110%) of Modified Funds From Operations for a maximum period of twelve (12) months from the date of such suspension of the DRIP (provided that no Default or Event of Default has occurred), it being agreed that until three (3) fiscal quarters following April 1, 2014 have occurred, the aggregate amount of such distributions shall be determined by using the quarters elapsed from April 1, 2014 and annualizing such amount in a manner reasonably acceptable to Administrative Agent, and (iv) for each quarterly period of four (4) consecutive fiscal quarters thereafter, a cumulative amount equal to 95% of Modified Funds From Operations for such period.

“First Extended Revolving Maturity Date” has the meaning set forth in Section 2.20(a).

“Fitch” means Fitch Ratings and any successor thereto.

“Fixed Charge Coverage Ratio” means, for the four (4) fiscal quarters most recently ended, the ratio of (i) Consolidated Adjusted EBITDA for such period to (ii) Consolidated Fixed Charges for such period.

“Foreign Lender” means (a) if Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Form W-8BEN” means Form W-8BEN of the Department of the Treasury of the United States of America.

“Form W-8ECI” means Form W-8ECI of the Department of the Treasury of the United States of America.

“Form W-8IMY” means Form W-8IMY of the Department of the Treasury of the United States of America.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Revolving Loan Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Loan Applicable Percentage of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fundamental Change” has the meaning set forth in Section 6.03(a).

“Funds From Operations” means, with respect to any fiscal quarter, the REIT’s net income (or loss) computed in accordance with GAAP (except that such net income (or loss) shall include the REIT’s pro rata share of any net income (or loss) in any unconsolidated Subsidiaries), excluding gains or losses from sales of property and asset impairment write-downs, plus depreciation and amortization, after adjustments for unconsolidated partnerships and joint ventures determined in a manner consistent with the “white paper” issued in April 2002 by the National Association of Real Estate Investment Trusts, and after adjustments for costs and expenses incurred during such fiscal quarter with respect to acquisitions, whether or not consummated.

“GAAP” means generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Lists” means (i) the Specially Designated Nationals and Blocked Persons Lists maintained by Office of Foreign Assets Control (“OFAC”), (ii) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Administrative Agent notified Borrower in writing is now included in “Governmental Lists”, or (iii) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other government authority or pursuant to any executive order of the President of the United States of America that Administrative Agent notified Borrower in writing is now included in “Governmental Lists”.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranteed Obligations” has the meaning set forth in each of the Guaranties.

“Guarantor” means, collectively and jointly and severally, the REIT, each Subsidiary Guarantor (excluding, for the purposes of this definition, the 163 Washington Member).

“Guaranties” means, collectively, the Guaranty (REIT) and the Subsidiary Guaranty, and “Guaranty” means any one of the Guaranties.

“Guaranty (REIT)” means that certain Guaranty (REIT), dated as of the Original Closing Date, made by the REIT in favor of Administrative Agent, for the benefit of the Lenders, as the same has been reaffirmed by the REIT as of the Effective Date.

“Hazardous Materials” means any explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes, substances, materials or other pollutants which are included under or regulated by Environmental Laws, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes hazardous, toxic and/or dangerous substances, and toxic mold or fungus of a type that poses a risk to human health or the environment or would negatively impact the value of any Real Property (“Toxic Mold”).

“Hedge Obligation” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedge Termination Value” means, in respect of any one or more Hedge Obligations, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Obligations, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Obligations, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Obligations (which may include a Lender or any Affiliate of a Lender).

“Honor Date” has the meaning specified in Section 2.04(c)(i).

“Incentive Listing Distribution” shall mean the amount of the promissory note to be issued to the Special Limited Partner in connection with the listing of the REIT’s common stock on the New York Stock Exchange (the “Listing”) equal to fifteen percent (15%) of the amount, if any, by which (i) the sum of (A) the market value of the REIT’s outstanding common stock plus (B) distributions paid by the REIT prior to Listing, exceeds (ii) the sum of the total amount of capital raised from stockholders during the REIT’s prior offering and the amount of cash flow necessary to generate a 6% annual cumulative, non-compounded return to such stockholders. For purposes of this definition, the market value of the REIT’s common stock will be calculated based on the average market value of the REIT’s shares issued and outstanding at Listing over the 30 trading days beginning 180 days after such shares are first listed or included for quotation.

“Incentive Listing Note” means the convertible note to be issued in the amount of the Incentive Listing Distribution which shall be in form and substance reasonably acceptable to Administrative Agent and the Required Lenders.

“Included Properties” shall mean each of the Assets consisting of improved Real Property (other than a Borrowing Base Property) the value of which is included in any calculation of Total Asset Value that is delivered to or made by Administrative Agent under this Agreement.

“Included Property Asset Value” shall mean with respect to any Included Property:

(a) until August 20, 2015, the lesser of (i) the Acquisition Cost for such Included Property or (ii) the Appraised Value of such Included Property as determined pursuant to an Appraisal obtained by Administrative Agent pursuant to Section 6.01(c)(ii) or, if applicable, as subsequently determined pursuant to Section 6.01(c)(iv); and

(b) from and after August 20, 2015, at Borrower’s election pursuant to Section 6.01(c)(v), either the Estimated Value of such Included Property or the Appraised Value of such Included Property; provided that the Appraised Value of such Included Property shall be utilized at Borrower’s election only if (A) no Default or Event of Default exists, (B) an updated Appraisal shall have been obtained by Administrative Agent pursuant to Section 6.01(c)(iii) or 6.01(c)(iv) when required during the period of twenty-four (24) months from and after the date of value indicated in the original Appraisal for such Borrowing Base Property, and (C) Borrower has elected pursuant to Section 6.01(c)(v) to calculate the Included Property Asset Values for all Included Properties based on their Appraised Values.

“Indebtedness” means, as to any Person, at a particular time, all items which constitute, without duplication, (i) indebtedness for borrowed money or the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than ninety (90) days after the date on which such trade account was created), (ii) indebtedness evidenced by notes, bonds, debentures or similar instruments, (iii) obligations with respect to any conditional sale or title retention agreement, (iv) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (v) all liabilities secured by any lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof (other than carriers’, warehousemen’s, mechanics’, repairmen’s or other like non-consensual statutory Liens arising in the ordinary course of business, and only to the extent of the value of the property encumbered by such Lien), (vi) Capital Lease Obligations, (vii) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person at any time prior to the date that is twelve (12) months after the Term Maturity Date (excluding any such obligation to the extent the obligation can be satisfied solely by the issuance of Equity Interests), (viii) indebtedness arising under any Hedge Obligation, and (ix) all Contingent Obligations of such Person with respect to liabilities of the type referenced in clauses (i) through (viii) above (other than Contingent Non-Recourse Obligations). For all purposes hereof, the Indebtedness of any Person shall include such Person’s pro rata share of the Indebtedness of any unconsolidated partnership, joint venture or Affiliate in which such Person holds any direct or indirect Equity Interests, plus any Recourse or contingent obligations, directly or indirectly, of such Person with respect to any Indebtedness of such unconsolidated partnership, joint venture or Affiliate in excess of its proportionate share. For these purposes, the amount of any net obligation under any Hedge Obligation on any date shall be deemed to be the applicable Hedge Termination Value thereof as of such date. “Indebtedness” includes, without limitation, L/C Obligations and Loans outstanding under this Agreement. Notwithstanding the foregoing, “Indebtedness” shall not include the Incentive Listing Note or a Permitted Incentive Listing Note Distribution permitted pursuant to the terms hereof and made in connection therewith.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document, and (b) to the extent not described in (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 10.03(b).

“Information” has the meaning specified in Section 10.15.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case as undertaken under U.S. Federal, State or foreign law.

“Interest Election Request” means a request by Borrower to convert or continue a Borrowing in accordance with Section 2.06.

“Interest Payment Date” means (i) with respect to any Loan that is a Base Rate Loan (other than a Swingline Loan), on the last day of each Interest Period thereof (or if such day is not a Business Day, on the Business Day immediately succeeding such Interest Period), (ii) with respect to any Loan that is a Eurodollar Loan, on the last day of each Interest Period thereof (or if such day is not a Business Day, on the Business Day immediately succeeding such Interest Period) provided that if the Interest Period selected is six (6) months, the Interest Payment Date shall occur on the first (1st) day of every third (3rd) calendar month (or if such day is not a Business Day, on the next Business Day) and (iii) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, (A) with respect to any Loan that is a Base Rate Loan, the period commencing on (and including) the date such Base Rate Loan is made (or converted from a Eurodollar Loan) and ending on (but excluding) the first (1st) day in the next calendar month and, thereafter, each period commencing on (and including) the first (1st) day of each calendar month and ending on (but excluding) the first (1st) day in the next calendar month, and (B) with respect to any Loan that is a Eurodollar Loan, each period commencing on (and including) the date such Eurodollar Loan is made or (in the event of a continuation) the last day of the immediately preceding Interest Period for such Loan and ending on (but excluding) the numerically corresponding day in the calendar month that is one (1), two (2), three (3), or six (6) months thereafter, as Borrower may elect; provided that (i) if any Interest Period is scheduled to end on a day that is not a Business Day, then the Interest Period will end on (but exclude) the next succeeding Business Day, unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day; (ii) any Interest Period scheduled to end after the Maturity Date shall end on the Maturity Date (and if the Maturity Date is a day that is not a Business Day, then the final Interest Period will end on the next Business Day unless such Business Day is the first day of the next calendar month in which case the Interest Period shall end on the immediately preceding Business Day); and (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

“Internalization” means any transaction or series of related transactions (including, without limitation, mergers, consolidations, stock or other ownership interest purchases or modifications of agreements) whereby (1) the Advisor ceases to provide the services contemplated under the Advisory Agreement (or such services are reduced), and (2) REIT or any of its wholly owned Subsidiaries subsequently is to perform all of the duties previously performed by the Advisor.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, incurrence of a Contingent Obligation in relation to or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Indebtedness of such other Person, (c) the purchase of assets of another Person that constitute a business unit, or (d) the purchase or other acquisition (in one transaction or a series of transactions) of interests in Real Property. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Borrowing Base Property” means any Borrowing Base Property that is a Single Tenant Asset, the lessee of which is (i) an Investment Grade Tenant or (ii) a tenant whose obligations under its net lease for such Borrowing Base Property are guaranteed by an Investment Grade Guarantor.

“Investment Grade Guarantor” means any guarantor of a net lease of a Borrowing Base Property that has an Investment Grade Rating.

“Investment Grade Rating” means a Rating of BBB- or better from S&P or Baa3 or better from Moodys.

“Investment Grade Tenant” means any tenant under a net lease of a Borrowing Base Property that has an Investment Grade Rating.

“IRS” means the United States Internal Revenue Service.

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Joinder Agreement” means a Joinder Agreement substantially in the form attached to the Subsidiary Guaranty.

“L/C Advance” means, with respect to each Revolving Lender, such Revolving Lender’s funding of its participation in any L/C Borrowing in accordance with its Revolving Loan Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Capital One in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lease” means a lease, sublease, license, concession agreement or other agreement or other agreement (not including any ground lease) providing for the use or occupancy of any portion of any Real Property owned or leased by the Borrower or any Subsidiary Guarantor or other Subsidiary, including all amendments, supplements, restatements, assignments and other modifications thereto.

“Lease-Back Master Lease” means a lease, sublease or other agreement with respect to any Real Property entered into by a Subsidiary Guarantor or 163 Entity, as the lessor, and the Person that sold such Real Property to such Subsidiary Guarantor or 163 Entity (or the principals or affiliates of such Person) pursuant to which such Person has agreed to pay rent or other charges with respect to all or a portion of such Real Property for the term of such lease, sublease or other agreement.

“Legal Requirements” means all statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting any Credit Party, any

Loan Document or all or part of any Borrowing Base Property or the construction, ownership, use, alteration or operation thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto.

“Lenders” means the Persons listed on Schedule I and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption in accordance with the terms hereof, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption in accordance with the terms hereof. Unless the context requires otherwise, the terms “Lender” and “Lenders” include the Swingline Lender.

“Lender Funding Amount” means an advance of the Loans, an unreimbursed Protective Advance, any Unreimbursed Amount, any participation funded by a Lender in Letters of Credit or Swingline Loans, or any other amount that a Lender is required to fund under this Agreement.

“Letter of Credit” means any letter of credit issued hereunder, under the Original Credit Agreement or under the Amended Credit Agreement. For purposes of clarification, a Letter of Credit may only be a standby letter of credit only.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means a day not later than the earlier of (i) twelve (12) months after its date of issuance and (ii) the fifth (5th) Business Day prior to the Revolving Maturity Date (or, if such day is not a Business Day, the next succeeding Business Day); provided, however, that any such Letter of Credit may provide for renewal thereof for additional periods of up to twelve (12) months on customary terms (which in no event shall extend beyond the date referred to in clause (ii) of the foregoing).

“Letter of Credit Fee” has the meaning specified in Section 2.04(g).

“Letter of Credit Sublimit” means, as of any date of determination, an amount equal to the lesser of (a) $20,000,000 and (b) the Revolving Loan Commitments (minus the Revolving Credit Exposure) as of such date.

“LIBOR Rate” means, with respect to any Interest Period, the rate for deposits in U.S. Dollars for a period of one (1), two (2), three (3) or six (6) months, as may be elected by Borrower pursuant to Section 2.06 and to the extent available to all Lenders, which appears on the Reuters Screen LIBOR01 Page (or any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page, as determined by Administrative Agent from time to time for purposes of providing quotations of interests rates applicable to Dollar deposits in the London interbank market) as of 11:00 a.m., London, England, time, on the Business Day that is at least two (2) London Banking Days preceding the Reset Date for such Interest Period. If such rate does not appear on the Reuters Screen LIBOR01 Page (or any applicable successor or substitute page), then LIBOR for that Interest Period will be determined as if the parties had specified “USD-LIBOR-Reference Banks” as the applicable rate.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, easement, preference, capital lease, assignment, security interest or any other encumbrance, charge or transfer of, or any agreement to enter into, grant or create any of the foregoing which is automatic upon the occurrence of any other events, on or affecting all or any part of such asset or any interest therein, or any direct or indirect interest in Borrower, any Subsidiary Guarantor or any 163 Entity, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Liquid Assets” means (i) assets in the form of cash, cash equivalents, obligations of (or fully guaranteed as to principal and interest by) the United States or any agency or instrumentality thereof (provided the full faith and credit of the United States supports such obligation or guarantee) in each case free and clear of all liens, pledges, set-off rights or other encumbrances, and (ii) unused and undrawn Revolving Loan Borrowing Base Availability hereunder.

“Listing” shall have the meaning set forth in the definition of Incentive Listing Distribution.

“Loan Documents” means each of this Agreement, the Notes, the Pledge, the Mortgages, any other Security Documents, each Assignment of Agreements, each Environmental Indemnity Agreement, the Guaranty, each Subordination of Management Agreement, the Waiver, and the other instruments or agreements made or entered into by any of the Credit Parties with or in favor of any or all of the Secured Parties in connection with the Transactions, and any supplements or amendments to or waivers of any of the foregoing executed and delivered from time to time.

“Loans” means the loans made by the Lenders to Borrower pursuant to this Agreement.

“London Banking Day” means any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London, England.

“Major Lease” means any future new Lease or amendment to a Lease for space at any Borrowing Base Property for a tenant under one or more Leases (leased by such tenant and/or its Affiliates) (a) which when taken together cover in the aggregate until such time as there are at least eight (8) Borrowing Base Properties, ten percent (10%) or more rentable square feet of the applicable Borrowing Base Property, and thereafter fifteen percent (15%) or more rentable square feet of the applicable Borrowing Base Property, and (b) which requires pursuant to the terms thereof that the applicable Subsidiary Guarantor deliver an SNDA executed by the Administrative Agent.

“Management Agreement” the management agreement for any Borrowing Base Property, between a Subsidiary Guarantor, the 163 Washington SPE and a Manager, pursuant to which such Manager is to manage a Borrowing Base Property, as same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with a Subordination of Management Agreement.

“Manager” means the Person acting as the manager of any Borrowing Base Property pursuant to a Management Agreement, and any successor, assignee or replacement manager appointed by Borrower with Administrative Agent’s consent.

“Margin Stock” means “margin stock” within the meaning of Regulation U of the Board.

“Material Adverse Effect” means any event, matter, condition or circumstance which (i) has or would reasonably be expected to have a material adverse effect on the business, properties, results of operations or condition (financial or otherwise) of any Credit Party and its Subsidiaries taken as a whole; (ii) would materially impair the ability of any Credit Party or any other Person to perform or observe its obligations under or in respect of the Loan Documents, or (iii) affects the legality, validity, binding effect or enforceability of any of the Loan Documents or the perfection or priority of any Lien granted to the Lenders or the Administrative Agent for the benefit of the Lenders under any of the Security Documents.

“Maturity Date” means, with respect to Revolving Loans, the Revolving Maturity Date, and with respect to Term Loans, the Term Maturity Date, as applicable.

“Maximum Loan Amount” means, from time to time, the aggregate of all Commitments (whether funded or unfunded), as such Commitments may be reduced at Borrower’s option pursuant to Section 2.07 or increased pursuant to Section 10.17 hereof.

“Modified Funds From Operations” means, with respect to any fiscal quarter, the REIT’s Funds From Operations for such quarter, adjusted for the following items, as applicable, included in the determination of GAAP net income for such quarter (without duplication of any adjustments included in Funds From Operations for such quarter): acquisition fees and expenses; amounts relating to amortization of above and below market leases and liabilities (which are adjusted in order to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the rent and lease payments); accretion of discounts and amortization of premiums on debt investments; mark-to-market adjustments included in net income; non-recurring expenses; gains or losses included in net income from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures, determined in a manner consistent with the Investment Program Association’s Guideline 2010-01 (it being understood that Modified Funds From Operations shall not include an adjustment for amounts relating to deferred rent receivables), Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations, or the Practice Guideline, issued in November 2010; and other non-cash charges.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means, collectively, each deed of trust, mortgage or similar real property security instrument encumbering a Borrowing Base Property in favor of the Administrative Agent, in form and substance reasonably acceptable to Administrative Agent and Administrative Agent’s counsel.

“Mortgaged Borrowing Base Property” means, collectively, the first seven (7) Real Properties which became Borrowing Base Properties pursuant hereto, together with any substitution for any of such Borrowing Base Properties in accordance with the terms of Section 9.03(b).

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 3(37)(A) of ERISA and to which any member of the Controlled Group makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

“Negative Pledge” means any covenant, agreement or arrangement in favor of the creditor of any Person whereby that Person has agreed with respect to itself or any of its subsidiaries or affiliates, (i) not to sell, dispose of or create any Lien upon any of the assets of such Person or its subsidiaries or affiliates or (ii) not to incur or grant in favor of any Person other than such creditor any covenant not to sell or dispose of, or create any Lien upon, the assets of such Person or its subsidiaries or affiliates.

“Net Equity Proceeds” means, with respect to the sale or issuance of any Equity Interest by the REIT, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by the REIT, in connection therewith.

“Net Operating Income” means, with respect to any Real Property for any period, property rental and other income (as determined in accordance with GAAP) attributable to such property accruing for such period (adjusted to eliminate the straight lining of rents) minus (b) the amount of all expenses (as determined in accordance with GAAP) incurred in connection with and directly attributable to the ownership and operation of such property for such period, including without limitation, management fees (which shall be assumed to be the higher of (i) the actual management fees payable or (ii) three percent (3%) of gross revenues from the property) and amounts accrued for the payment of real estate taxes and insurance premiums, but excluding any general and administrative expenses related to the operation of the REIT, Borrower, any Subsidiary Guarantor or any 163 Entity, any interest expense or other debt service charges and any non-cash charges such as depreciation or amortization of financing costs. Net Operating Income shall be adjusted to remove any impact from straight line rent leveling adjustments as required under GAAP and amortization of deferred market rent into income pursuant to Statement of Financial Accounting Standards number 141.

“Non-Extension Notice Date” has the meaning specified in Section 2.04(b)(iii).

“Non-Pro Rata Advance” means a Protective Advance or a disbursement under the Loans with respect to which fewer than all Lenders have funded their respective Applicable Percentage in breach of their obligations under this Agreement.

“Non-Qualifying Party” shall mean Borrower or any Guarantor that on the applicable Eligibility Date fails for any reason to qualify as an Eligible Contract Participant.

“Non-Recourse” means, with reference to any obligation or liability, any obligations or liability for which a Person, as obligor thereunder, is not liable or obligated other than as to such

Person’s interest in a specifically identified asset only, subject to such limited exceptions to the non-recourse nature of such obligation or liability for customary carve-outs for fraud, misrepresentation, bankruptcy, misapplication or misappropriation of funds, waste, environmental claims and liabilities, the non-payment of taxes and assessments, insolvency proceedings and other circumstances customarily excluded by institutional commercial real estate lenders from exculpation provisions or included in separate indemnification agreements or guarantees.

“Notes” means the Revolving Notes, the Term Notes, and the Swingline Note.

“Notices” has the meaning set forth in Section 10.01(a).

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all obligations, liabilities and indebtedness of every nature of any Credit Party, including (i) under a Swap Contract and (ii) the Guaranteed Obligations, from time to time owing to any Lender under or in connection with this Agreement or any other Loan Document to which such Credit Party is a party, including principal, interest, fees (including fees of external counsel), and expenses whether now or hereafter existing under the Loan Documents. Notwithstanding the foregoing, the Obligations of a Credit Party shall not include any Excluded Swap Obligations with respect to such Credit Party.

“Occupancy Rate” has the meaning set forth in Section 9.01(b)(iv).

“163 Entity” or “163 Entities” means, singularly or collectively as the context may require, the 163 Washington Member, the 163 Washington JV and the 163 Washington SPE.

“163 Washington” has the meaning set forth in Section 5.18(iii).

“163 Washington JV Agreement” means that certain Limited Liability Company Agreement, dated as of September 7, 2012, by and between Borrower and the Black Walnut Partner.

“163 Washington JV” means 163 Washington Avenue NYRR JV, LLC, a Delaware limited liability company.

“163 Washington Member” means 163 Washington Avenue NYRR JV Member, LLC, a Delaware limited liability company.

“163 Washington SPE” means ARC NYWSHAV001, LLC, a Delaware limited liability company.

“Option Rights” has the meaning set forth in Section 3.16(f).

“Organizational Documents” shall mean (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, any subscription agreements for such corporation, and any amendments thereto, (b) for any limited liability company, the articles of organization or certificates of formation and any certificate relating thereto and the limited liability company (or operating) agreement of such limited liability company, any subscription agreements for such limited liability company, and any amendments thereto, and (c) for any partnership (general or limited), the certificate of limited partnership or other certificate pertaining to such partnership and the partnership agreement of such partnership (which must be a written agreement), any subscription agreements for such partnership, and any amendments thereto.

“Original Closing Date” has the meaning set forth in the introductory paragraph hereof.

“Original Credit Agreement” has the meaning set forth in the introductory paragraph hereof.

“Other Connection Taxes” means, with respect to Administrative Agent or any Lender, Taxes imposed as a result of a present or former connection between Administrative Agent or such Lender and the jurisdiction imposing such Tax (other than connections arising from Administrative Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17).

“Outperformance Plan Agreement” means the Multi-Year Outperformance Plan Agreement to be entered into by the Borrower and the Advisor on or about April 15, 2014 in connection with the Listing.

“Participant” has the meaning set forth in Section 10.05(e).

“Participant Register” has the meaning specified in Section 10.05(e)(iii).

“Patriot Act” has the meaning set forth in Section 5.15.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Distributions” means any of the following Restricted Payments:

(A) Restricted Payments by each Subsidiary Guarantor or 163 Entity to Borrower;

(B) Dividend payments or other Restricted Payments declared and made by the REIT and payable solely in the capital stock of the REIT so long as no Change of Control shall result therefrom;

(C) Cash payments by the REIT, Borrower and each Subsidiary which are made in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the REIT, Borrower or any Subsidiary;

(D) Restricted Payments in connection with the implementation of or pursuant to any retirement, health, stock option and other benefit plans, bonus plans, performance-based incentive plans, and other similar forms of compensation for the benefit of the directors, officers and employees of REIT, Borrower and the Subsidiaries, provided that in no event shall such Restricted Payments made in connection with any of the foregoing exceed (i) $5,000,000 in the aggregate for any given fiscal year for any period that there are less than five (5) Borrowing Base Properties, or (ii) the FFO Distribution Allowance when there are five (5) or more Borrowing Base Properties;

(E) Dividends or distributions to the REIT to allow the REIT to make payments in connection with dividend reinvestment programs (“DRIP’s”) and share repurchase programs, provided that in no event shall such Restricted Payments made in connection with this clause (E) exceed $65,000,000 in the aggregate for any fiscal year and provided that no such dividends or distributions will be permitted following the occurrence and during the continuance of any Default or Event of Default hereunder;

(F) Restricted Payments by the REIT, Borrower or any Credit Party of assets other than Borrowing Base Properties (or the Equity Interest of any Subsidiary which is not a 163 Entity and the sole assets of which are not Borrowing Base Properties) provided that (i) such assets are acquired in connection with a Fundamental Change, (ii) such Restricted Payment shall be made within one year of such Fundamental Change, (iii) immediately prior thereto, and immediately thereafter and after giving effect thereto, no Default or Event of Default has occurred or would result therefrom and (iv) Borrower and REIT will remain in pro forma compliance with the covenants set forth in this Section 6.01 after giving effect to such Restricted Payment;

(G) The purchase, redemption or acquisition by Borrower or the REIT of Equity Interests issued by it solely with the proceeds received from the substantially concurrent issue of new shares of its common Equity Interests or other Equity Interests, provided that such purchase, redemption or acquisition is limited to the amount of such proceeds so received;

(H) Restricted Payments by the REIT or Borrower (or dividends or distributions to the REIT by Borrower) to allow the REIT to make any (i) cash settlement payments and (ii) cash interest payments, in each case in accordance with the terms of any series of convertible Indebtedness of the REIT or the Borrower and issued by the REIT or Borrower and otherwise permitted hereunder; or

(I) Restricted Payments by the Borrower to the Special Limited Partner in respect of the Incentive Listing Note consisting of (i) the issuance of operating partnership units to the Special Limited Partner upon the conversion thereof (except any portion thereof that is converted into operating partnership units pursuant to the terms set forth in Borrower’s Organizational Documents as in the effect on the date hereof), and (ii) Permitted Incentive Listing Note Distributions permitted pursuant to the terms hereof;

(J) Restricted Payments to the Advisor by the Borrower in respect of LTIP units pursuant to the Outperformance Plan Agreement; and

(K) Restricted Payments by the REIT for any given fiscal quarter or consecutive fiscal quarters in cash to the holders of its Equity Interests during such fiscal quarter or quarters in an amount which payments, together with any Restricted Payments made pursuant to clause (D) above, would not exceed the greater of (i) so long as no Default or Event of Default exists or would result therefrom, the FFO Distribution Allowance for such quarter or quarters or (ii) so long as no Default or Event of Default as described in Section 7.01(a), 7.01(f), or 7.01(g) shall exist or would result therefrom and neither the Revolving Loans nor the Term Loans shall have become due and payable (whether upon stated maturity or acceleration or otherwise), the amount necessary for the REIT to maintain REIT Status.

“Permitted Exceptions” means (i) Liens to secure taxes, assessments and other governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or claims for labor, material or supplies incurred in the ordinary course of business in respect of obligations not then delinquent or which are being contested as permitted under this Agreement, (ii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pensions or other social security obligations, (iii) with respect to each Borrowing Base Property, encumbrances consisting of easements, right of way, zoning restrictions, restrictions on the use of real property affecting a Borrowing Base Property, and other minor non-monetary liens or encumbrances none of which interferes materially with the use thereof in the ordinary conduct of the business of the applicable Subsidiary Guarantor (or, in the case of 163 Washington, the business of the 163 Washington SPE) or, (iv) with respect to each Approved Ground Lease, encumbrances on the underlying fee estate and Liens thereon, provided that the holder of such Liens shall be a party to an instrument which shall provide customary non-disturbance protections reasonably satisfactory to Administrative Agent, (v) Liens in respect of judgments not constituting an Event of Default, (vi) Liens securing assessments or charges payable to a property owner association or similar entity, which assessments are not yet due and payable or that are being contested in good faith by appropriate proceedings diligently conducted, and for which adequate reserves with respect thereto, to the extent required by GAAP, are maintained on the books of the applicable Person, (vii) assignments to a reverse Section 1031 exchange trust, (viii) Liens on assets of the Borrower or any of its Subsidiaries securing obligations under Swap

Contracts, and (ix) other covenants, conditions, restrictions, easements and other exceptions to title affecting a Borrowing Base Property as reasonably approved by Administrative Agent.

“Permitted Incentive Listing Note Distributions” shall mean the principal payments to be made on the Incentive Listing Note pursuant to the terms set forth in Borrower’s Organizational Documents as in effect on the date hereof, but only if such payments (1) shall be made solely from the net sales proceeds from the sale of a Property in compliance with Section 6.03(a), (2) shall not be made when any Default or Event of Default exists and shall not result in non-compliance by the Credit Parties with the terms and conditions of this Agreement and the other Loan Documents, including without limitation, the financial covenants contained in Section 6.01, after giving effect to such distribution, (3) shall not otherwise be required to be applied pursuant to Section 2.09(b) hereof, and (4) are made in compliance with the Special Limited Partner Subordination Agreement and at a time when no breach or default thereunder on the part of the Special Limited Partner exists.

“Permitted Share Repurchase” shall have the meaning set forth in Section 6.01(c)(vii).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means (i) an employee benefit (as defined in Section 3(3) of ERISA) or other plan established or maintained by Borrower or any ERISA Affiliate for or on behalf of their employees or to which Borrower or any ERISA Affiliate makes or is obligated to make contributions for or on behalf of their employees and (ii) which is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code.

“Plan Asset Regulation” means Department of Labor Regulation Section 2510.3-101, 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA.

“Platform” has the meaning set forth in Section 10.01(d).

“Pledge” means, collectively, the Pledge and Security Agreement, dated as of the Original Closing Date (as reaffirmed by Borrower on the Effective Date), made by Borrower in favor of Administrative Agent and, each additional Pledge and Security Agreement delivered by Borrower pursuant to Article IX hereof.

“Post-Foreclosure Plan” has the meaning set forth in Section 8.03(f).

“Prepayment Trigger Date” has the meaning set forth in Section 2.09(b)(i).

“Prime Rate” means the rate of interest from time to time announced by Capital One at its principal office as its prime commercial lending rate, it being understood that such prime commercial rate is a reference rate and does not necessarily represent the lowest or best rate being charged by Capital One to any customer and such rate is set by Capital One based upon various factors including Capital One’s costs and desired return, general economic conditions and other factors. Any change in such prime rate announced by Capital One shall take effect at the opening of business on the day specified in the announcement of such change.

“Pro Forma Debt Service” means, with respect to any particular period during the Loan term, the pro forma payments of interest and principal that would be due with respect to a loan in an amount that is being measured pursuant to the definition of “DSCR-Based Borrowing Base Limit” in this Agreement, based on a 30-year mortgage-style amortization schedule and an assumed interest rate equal to the greater of (a) the yield in effect as of the last day of such period on U.S. Treasury obligations having a maturity corresponding to ten (10) years from the date of determination (and, if no such maturity shall so exactly correspond, yields for the two most closely corresponding published maturities shall be calculated as of such determination date, and the yield for a maturity corresponding to ten (10) years from the date of determination, interpolated or extrapolated (as applicable) from such yields on a straight-line basis (rounding, in the case of relevant periods, to the nearest month), shall be utilized), plus two and three quarters percent (2.75%), and (b) six percent (6.0%).

“Pro Forma Debt Service Coverage Ratio” means, as of any date, the ratio calculated and submitted by Borrower of (i) the Adjusted Borrowing Base Net Operating Income to (ii) the Pro Forma Debt Service with respect to such period; provided, however, if Administrative Agent determines the Debt Service Coverage Ratio at any time other than upon the delivery by Borrower of a Borrowing Base Certificate as and when required hereunder, then Administrative Agent shall calculate the Debt Service Coverage Ratio based upon the information provided by Borrower pursuant to Section 5.01 hereof.

“Prohibited Person” means any Person:

(i) listed in the Annex to, or otherwise subject to the provisions of, the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”);

(ii) that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed to the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) with whom any Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;

(iv) who is known to Borrower to commit, threaten or conspire to commit or support “terrorism”, as defined in the Executive Order;

(v) that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov.ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list;

(vi) that is named on the consolidated list of asset freeze targets by the United Nations, the European Union and the United Kingdom (maintained by the Asset Freezing Unit of the United Kingdom Treasury: http://www.hm-treasury.gov.uklfinancialsanctions);

(vii) that is named on the most current lists pertaining to EU-Regulations Nos. 2580/2001 and/or 881/2002;

(viii) that violates any of the criminal laws of the United States of America or of any of the several states, or commits any act that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (a) the criminal laws against terrorism; (b) the criminal laws against money laundering, (c) the Bank Secrecy Act, as amended, (d) the Money Laundering Control Act of 1986, as amended, or the (e) Patriot Act; or

(ix) who is known to Borrower to be an Affiliate of or affiliated with a Person listed above.

“Property” means, collectively and severally, any and all Real Property and all personal property owned or occupied by the subject Person. “Property” shall include all Equity Interests owned by the subject Person in a Subsidiary.

“Proposed Modification” has the meaning set forth in Section 6.03(b).

“Proposed Modification Notice” has the meaning set forth in Section 6.03(b).

“Protective Advance” means, collectively, (i) any out-of-pocket expenses incurred by Administrative Agent in connection with any Default to the extent any such expenses have not been paid by Borrower or Guarantor (including, without limitation, any recording charges or mortgage recording taxes that are payable in connection with the recordation of any Mortgage following any Default or Event of Default in accordance herewith, and any charges incurred for title insurance policies insuring the Lien of any Mortgage that is recorded following any Default or Event of Default in accordance herewith) and (ii) any advances or disbursements made in respect of real estate taxes and assessments (including special assessments or payments in lieu of real estate taxes), maintenance costs, ground rent, insurance premiums or other items (including capital items) which Administrative Agent or Required Lenders determine are necessary to preserve the Lien (or priority of the Lien) of any Collateral from any intervening lien or forfeiture, or to protect any Collateral or Borrowing Base Property from any loss, or casualty, waste or other impairment, diminution or reduction in value (including, without limitation, advances or disbursements for the completion of any applicable alterations or improvements which have theretofore been commenced or are deemed necessary for the leasing, marketing or maintenance of the subject Borrowing Base Property for its permitted use or to preserve, protect, sell, operate, manage, lease, improve, maintain, repair, defend or dispose of any Collateral or Borrowing Base Property or any portion thereof), whether or not the amount necessary to be advanced for such purposes exceeds the amount of the applicable Mortgage, if any.

“Public Lender” has the meaning set forth in Section 10.01(e).

“Qualified ECP Loan Guarantor” shall mean Borrower or each Guarantor that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000 or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.

“Qualified Plan” means a pension plan (as defined in Section 3(2) of ERISA) intended to be tax-qualified under Section 401(a) of the Code and which any member of the Controlled Group sponsors, maintains, or to which it makes, is making or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding period covering at least five (5) plan years, but excluding any Multiemployer Plan.

“Quarterly Dates” means the last Business Day of March, June, September and December in each year, the first of which shall be the first such day after the Original Closing Date.

“Rate Contracts” means interest rate and currency swap agreements, cap, floor and collar agreements, interest rate insurance, currency spot and forward contracts and other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

“Real Property” means any Asset consisting of real property.

“Real Property Indebtedness” means any Indebtedness secured by a Lien on any Real Property.

“Recourse” means, with reference to any obligation or liability, any direct or indirect liability or obligation that is not Non-Recourse to the obligor thereunder.

“Recycled Mortgages” means the initial Mortgages encumbering the Borrowing Base Properties known as 163 Washington Street, Brooklyn, New York, 216 West 18th Street, New York, New York, and 1440 Broadway, New York, New York that secure only the Term Loans, as more fully described in Section 5.18(a)(iii).

“Reference Banks” means major banks in the London interbank market selected by Administrative Agent.

“Register” has the meaning set forth in Section 10.05(c).

“REIT” means New York REIT, Inc. (formerly known as American Realty Capital New York Recovery REIT, Inc.), a Maryland corporation, which is the general partner of Borrower.

“REIT Status” means, with respect to any Person, (a) the qualification and taxation of such Person as a real estate investment trust under Sections 856 through 860 of the Code, and (b) the qualification and taxation of such Person as a real estate investment trust under analogous provisions of state and local law in each state and jurisdiction in which such Person owns property, operates or conducts business.

“Related Parties” means, with respect to any Lender, such Lender’s Affiliates and the respective directors, officers, employees, agents and advisors of such Lender.

“Remediation Threshold” means, with respect to each individual Borrowing Base Property, any amount in excess of the lesser of (i) 5% of the Borrowing Base Asset Value of such Borrowing Base Property and (ii) $5,000,000 which is required to be expended in connection with any individual remediation activity or the resolution of any liability set forth in Section 3.06(b)(iii) through (vii).

“REOC” means a “Real Estate Operating Company” within the meaning of Regulation Section 2510.3101(e) of the Plan Asset Regulation.

“Reportable Compliance Event” has the meaning set forth in Section 3.23(f).

“Required Individuals” has the meaning set forth in the definition of “Change of Control”.

“Required Lenders” means, at any time, non-Defaulting Lenders having Revolving Credit Exposures, Term Credit Exposures and unused Commitments representing more than 66⅔% of the sum of the total Revolving Credit Exposures, Term Credit Exposures and unused Commitments of non-Defaulting Lenders at such time; provided that if there are only two (2) Lenders, “Required Lenders” shall mean all Lenders that are non-Defaulting Lenders and if there are only three (3) Lenders, “Required Lenders” shall mean at least two (2) Lenders having Revolving Credit Exposures, Term Credit Exposures and unused Commitments representing more than 66⅔% of the sum of the total Revolving Credit Exposures, Term Credit Exposures and unused Commitments of non-Defaulting Lenders at such time (unless there is only one (1) Lender that is a non-Defaulting Lender, in which case “Required Lenders” shall be that one (1) Lender).

“Required Payment” has the meaning set forth in Section 2.16(d).

“Required Revolving Lenders” means, at any time, Revolving Lenders that are non-Defaulting Lenders having Revolving Credit Exposures and unused Revolving Loan Commitments representing more than 66⅔% of the sum of the total Revolving Credit Exposures and unused Revolving Loan Commitments of non-Defaulting Lenders that are Revolving Lenders at such time; provided that if there are only two (2) Revolving Lenders, “Required Revolving Lenders” shall mean all Revolving Lenders that are non-Defaulting Lenders and if there are only three (3) Revolving Lenders, “Required Revolving Lenders” shall mean at least two (2) Revolving Lenders having Revolving Credit Exposures and unused Revolving Loan Commitments representing more than 66⅔% of the sum of the total Revolving Credit Exposures and unused Revolving Loan Commitments of non-Defaulting Lenders that are Revolving Lenders at such time (unless there is only one (1) Revolving Lender that is a non-Defaulting Lender, in which case “Required Revolving Lenders” shall be that one (1) Revolving Lender).

“Required Term Lenders” means, at any time, Term Lenders that are non-Defaulting Lenders having Term Credit Exposures and unused Term Loan Commitments representing more than 66⅔% of the sum of the total Term Credit Exposures and unused Term Loan Commitments of non-Defaulting Lenders that are Term Lenders at such time; provided that if there are only two (2) Term Lenders, “Required Term Lenders” shall mean all Term Lenders that are non-Defaulting Lenders and if there are only three (3) Term Lenders, “Required Term Lenders” shall mean at least two (2) Term Lenders having Term Credit Exposures and unused Term Loan Commitments representing more than 66⅔% of the sum of the total Term Credit Exposures and unused Term Loan Commitments of non-Defaulting Lenders that are Term Lenders at such time (unless there is only one (1) Term Lender that is a non-Defaulting Lender, in which case “Required Term Lenders” shall be that one (1) Term Lender).

“Reset Date” means the first day of each Interest Period.

“Resigning Lender” has the meaning set forth in Section 8.09.

“Responsible Officer” means, with respect to any Person, the president, chief financial officer, the senior vice president or treasurer of such Person.

“Restricted Payment” means, with respect to any Person, any dividend or other distribution (whether in cash, Equity Interests or other property) with respect to any capital stock or other Equity Interest of such Person, or any payment (whether in cash, Equity Interests or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent holder thereof).

“Revolving Borrowing” means Revolving Loans of the same Type made, converted or continued on the same date and, in the case of Revolving Loans which are Eurodollar Loans, as to which a single Interest Period is in effect. For purposes hereof, the date of a Revolving Borrowing comprising one or more Revolving Loans that have been converted or continued shall be the effective date of the most recent conversion or continuation of such Revolving Loan or Revolving Loans.

“Revolving Borrowing Request” means a request by Borrower for a Revolving Borrowing in accordance with Section 2.03.

“Revolving Credit Exposure” means, with respect to any Revolving Lender at any time, the sum of the outstanding principal amount of such Revolving Lender’s Revolving Loans, L/C Obligations (after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by Borrower of Unreimbursed Amounts) and Swingline Exposure at such time.

“Revolving Lender” means a Lender having a Revolving Loan Commitment, or if the Revolving Loan Commitments have terminated, holding any Revolving Loans or participations in any Letter of Credit or Swingline Loan.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“Revolving Loan Applicable Percentage” means, with respect to any Revolving Lender, the percentage of the total Revolving Loan Commitments represented by such Revolving

Lender’s Revolving Loan Commitment; provided, however, that if at the time of determination the Revolving Loan Commitments have terminated or been reduced to zero, the “Revolving Loan Applicable Percentage” of each Lender shall be the ratio, expressed as a percentage of (A) the sum of the unpaid principal amount of all outstanding Revolving Loans, Swingline Loans and L/C Obligations owing to such Revolving Lender as of such date to (B) the sum of the aggregate unpaid principal amount of all outstanding Revolving Loans, Swingline Loans and L/C Obligations of all Revolving Lenders as of such date.

“Revolving Loan Borrowing Base Availability” at any time shall mean the amount by which (i) the Borrowing Base exceeds (ii) the Term Credit Exposure at such time.

“Revolving Loan Commitment” means, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans, to acquire participations in Letters of Credit hereunder, and to make or participate in Swingline Loans, expressed as an amount representing the maximum aggregate amount of such Revolving Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Revolving Lender pursuant to Section 10.05. The initial amount of each Revolving Lender’s Revolving Loan Commitment is set forth on Schedule I, or in the Assignment and Assumption pursuant to which such Revolving Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Loan Commitments is $400,000,000.00. The Revolving Loan Commitments may be increased pursuant to Section 10.17 hereof.

“Revolving Maturity Date” means, with respect to the Revolving Loans, August 20, 2016, as the same may be extended pursuant to Section 2.20 (or such earlier date as the Revolving Loan Commitments shall have been terminated in accordance with the terms hereof).

“Revolving Notes” means the promissory notes provided for in Section 2.08(f) in the form set forth in Exhibit A and all promissory notes delivered in substitution or exchange therefor, in each case as the same shall be modified and supplemented and in effect from time to time.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sanctioned Country” has the meaning set forth in Section 3.23(f).

“Sanctioned Person” has the meaning set forth in Section 3.23(f).

“Second Extended Revolving Maturity Date” has the meaning set forth in Section 2.20(b).

“Secured Indebtedness” means any Indebtedness for borrowed money of a Person that is secured by a Lien on any Real Estate or on any Equity Interests in any other Person owning Real Estate, provided that if such Indebtedness is Non-Recourse the portion of such Indebtedness included in Secured Indebtedness shall not exceed the sum of the aggregate value of the assets securing such Indebtedness, plus the aggregate value of any improvements to such assets.

“Secured Party” or “Secured Parties” means each of the Lenders and Administrative Agent.

“Security Documents” means, collectively, the Pledge, the Mortgage and all UCC financing statements required by this Agreement, the Pledge and/or the Mortgage to be filed with respect to the security interests in accounts and other property created pursuant to this Agreement, the Pledge and/or the Mortgage.

“Single Tenant Asset” means either (i) improved Real Property the entirety of which has been leased to a single tenant (or group of affiliated tenants); (ii) improved Real Property consisting of a distribution facility; or (iii) improved Real Property consisting of a parking facility.

“Senior Loans” has the meaning set forth in Section 8.13(h).

“SNDA” means a subordination, non-disturbance and attornment agreement to be executed by the Administrative Agent, a Subsidiary Guarantor and the applicable tenant under a Lease at a Borrowing Base Property.

“Solvency” or “Solvent” as to any Person means that such Person (a) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code or Section 271 of the Debtor and Creditor Law of the State of New York and (b) is in compliance with the representations and warranties that are set forth in Section 3.13 hereof determined as if such Person were a “Credit Party” referenced therein.

“Solvency Certificate” means a certificate in the form attached hereto as Exhibit G.

“Special Advance Lender” has the meaning set forth in Section 8.13(c).

“Special Limited Partner” means New York Recovery Special Limited Partnership, LLC, a Delaware limited liability company.

“Special Limited Partner Subordination Agreement” means that certain Subordination Agreement, dated as of April 15, 2014, among the Special Limited Partner, Borrower, the REIT and Administrative Agent.

“Special Purpose Entity” shall have the meaning set forth on Schedule VI hereto

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which Administrative Agent is subject with respect to the Adjusted LIBOR Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordination of Management Agreement” means, collectively, each Subordination of Management Agreement delivered by each Manager to Administrative Agent for the benefit of the Lenders, in form and substance reasonably acceptable to Administrative Agent and Administrative Agent’s counsel.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the Equity Interests are, as of such date, directly or indirectly owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, “Subsidiary” means a Subsidiary of Borrower.

“Subsidiary Guarantor” means each wholly owned Subsidiary of the Borrower that is either the sole fee owner or the ground or master lessee of a Borrowing Base Property from time to time. The Subsidiary Guarantors described on Schedule III hereto on the Effective Date are the Subsidiary Guarantors as of the Effective Date. Subsidiary Guarantors may be released and Subsidiaries may be added as Subsidiary Guarantors pursuant to Section 9.03.

“Subsidiary Guaranty” means the Subsidiary Guaranty executed by each Subsidiary Guarantor (or as to which a Subsidiary Guarantor has executed a Joinder Agreement) in favor of Administrative Agent, for the benefit of the Lenders, in form and substance acceptable to Administrative Agent.

“Swap Contract” means any “swap” (as defined in Section 1a(47) of the CEA and regulations thereunder) entered into by Borrower with any person who is, or was on the Original Closing Date or on the date such Swap Contract was entered into, Administrative Agent, any Lender or Affiliate of any Lender and which is secured by the Collateral, other than (a) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“Swap Obligation” means any obligation to pay or perform under any Swap Contract or transaction thereunder.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Revolving Loan Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means Capital One, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a loan made by Swingline Lender pursuant to Section 2.19.

“Swingline Note” means the promissory note evidencing the Swingline Loan in the form set forth in Exhibit B and all promissory notes delivered in substitution or exchange therefor, in each case as the same shall be modified and supplemented and in effect from time to time.

“Tangible Net Worth” shall mean with respect to any Person, as of any date of determination, such Person’s net worth, as determined in accordance with GAAP plus accumulated depreciation and amortization (except that in determining such net worth, Indebtedness shall include, without duplication, such Person’s pro rata share of the Indebtedness of any unconsolidated partnership, joint venture or Affiliate in which such Person directly or indirectly holds any interest), minus (to the extent included when determining such Person’s net worth in accordance with GAAP): (a) the amount of any write-up in the book value of any assets reflected in any balance sheet resulting from revaluation thereof or any write up in excess of the cost of such assets acquired and (b) the aggregate of all amounts appearing on the assets side of any such balance sheet for franchises, licenses, permits, patents, patent applications, copyrights, trademarks, service marks, trade names, goodwill, treasury stock, experimental or organizational expenses and other like assets which would be classified as intangible assets under GAAP (excluding acquired intangible lease assets and amortization in respect thereof), all determined on a consolidated basis.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including back-up withholding), assessments, fees, or other charges imposed by any Governmental Authority.

“Term Borrowing” means Term Loans of the same Type made, converted or continued on the same date and, in the case of Term Loans which are Eurodollar Loans, as to which a single Interest Period is in effect. For purposes hereof, the date of a Term Borrowing comprising one or more Term Loans that have been converted or continued shall be the effective date of the most recent conversion or continuation of such Term Loan or Term Loans.

“Term Borrowing Request” means a request by Borrower for a Term Borrowing in accordance with Section 2.03.

“Term Credit Exposure” means, at any time, the aggregate principal amount of all Term Loans outstanding at such time. The Term Credit Exposure of any Term Lender at any time shall be its Term Loan Applicable Percentage of the total Term Credit Exposure at such time.

“Term Lender” means a Lender having a Term Loan Commitment, or if the Term Loan Commitments have terminated, holding any Term Loans.

“Term Loan” means a Loan made pursuant to Section 2.02 and any other term loans incurred pursuant to Section 10.17.

“Term Loan Applicable Percentage” means, with respect to any Term Lender, the ratio, expressed as a percentage of (a) during any period during which Borrower may make Term Borrowings pursuant to Section 2.03(b) or Section 10.17(c), (i) (x) the amount of such Term Lender’s Term Loan Commitment plus (y) the amount of such Term Lender’s outstanding Term Loans to (ii) (x) the aggregate amount of the Term Loan Commitments of all Term Lenders plus (y) aggregate amount of all outstanding Term Loans and (b) during any period following the termination of Borrower’s right to may make Term Borrowings pursuant to Section 2.03(b) or Section 10.17(c), or if the Term Loan Commitments have terminated or expired, (i) the amount of such Term Lender’s outstanding Term Loans to (ii) the aggregate amount of all outstanding Term Loans.

“Term Loan Borrowing Base Availability” at any time shall mean the amount by which (i) the Borrowing Base exceeds (ii) the Revolving Credit Exposure at such time.

“Term Loan Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to make Term Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Term Lender’s Term Loan Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Term Lender pursuant to Section 10.05. The initial amount of each Term Lender’s Term Loan Commitment is set forth on Schedule I, or in the Assignment and Assumption pursuant to which such Term Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Term Loan Commitments is $305,000,000.00. The Term Loan Commitments may be increased pursuant to Section 10.17 hereof.

“Term Loan Exposure” means, with respect to any Term Lender at any time, the sum of the outstanding principal amount of such Term Lender’s Term Loans at such time.

“Term Maturity Date” means, with respect to the Term Loans, August 20, 2018 (or such earlier date as the Term Loan Commitments shall have been terminated in accordance with the terms hereof).

“Term Notes” means the promissory notes provided for in Section 2.08(f) in the form set forth in Exhibit C and all promissory notes delivered in substitution or exchange therefor, in each case as the same shall be modified and supplemented and in effect from time to time.

“Threshold Amount” shall mean (a) Forty Million Dollars ($40,000,000) with respect to any Indebtedness or obligations in respect of Hedge Termination Value that are Non-Recourse, and (b) Twenty Million Dollars ($20,000,000) with respect to any Indebtedness or obligations in respect of Hedge Termination Value that are Recourse.

“Total Asset Value” means, for any Person, as of the date of determination, the sum of (a) for any Asset of that Person that is improved Real Property, the lower of the (i) Acquisition Cost for such Real Property and (ii) the Appraised Value of such Real Property (provided that the Appraised Value of such Real Property may only be used in the calculation of Total Asset Value if the date of value indicated in the applicable Appraisal is not more than twenty-four (24) months prior to the date on which the Total Asset Value is being determined, and only if a new Appraisal is not then required of the applicable Real Property pursuant to Section 6.01(c)), (b)

the cash and Cash Equivalents of that Person, (c) actual cost (purchase price) for each parcel of vacant, unimproved Real Property owned by that Person, (d) any mortgage notes receivable by such Person as determined in accordance with GAAP, (e) the actual cost of construction in process and (f) with respect to the Assets of such Person of the type described in Section 6.15(b), (d), (e), (f), (g), (h) and (i), either the value thereof as determined in accordance with GAAP or, if applicable, the value based on one of the valuation methodologies set forth in clauses (a)-(e) above to the extent same are applicable to the Assets of such Person of the type described in Section 6.15(b), (d), (e), (f), (g), (h) and (i). Total Asset Value with respect to Borrower shall only include Borrower’s Equity Percentage of the foregoing items of its Subsidiaries that are not wholly-owned Subsidiaries of Borrower.

“Toxic Mold” has the meaning set forth in the definition of Hazardous Materials.

“Trade Payables” means unsecured trade payables incurred in the ordinary course of business that (A) are not evidenced by a note, (B) do not exceed, at any time, a maximum aggregate amount of 3% of the Maximum Loan Amount and (C) are paid within sixty (60) days of the date an invoice therefor is delivered to the REIT, Borrower or the applicable Subsidiary Guarantor or the 163 Washington SPE, as the case may be.

“Transactions” means the execution, delivery and performance by the Credit Parties of the Loan Documents to which they are parties, the establishment of the credit facilities hereunder, the borrowing of Loans, the use of the proceeds thereof or the granting of Liens on the Collateral under the Loan Documents.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Base Rate.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“UCC Searches” has the meaning set forth in Section 4.01(h).

“Unpaid Amount” has the meaning set forth in Section 8.13(d).

“Unreimbursed Amount” has the meaning specified in Section 2.04(c)(i).

“Unused Commitment Fee” has the meaning set forth in Section 2.10(a).

“USD-LIBOR-Reference Banks” means, with respect to any Interest Period, the rates at which deposits in U.S. Dollars are offered by the Reference Banks at approximately 11:00 a.m., London time, on the day that is two (2) London Banking Days preceding the Reset Date for such Interest Period to prime banks in the London interbank market for a period of one month, two months, three months or six months, as elected by Borrower pursuant to Section 2.06, commencing on that Reset Date and in an amount equal to the portion of the principal amount outstanding under the Notes as to which Borrower has made such election pursuant to Section 2.06. Administrative Agent will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two (2) such quotations are provided, the rate for that Reset Date will be the arithmetic mean of the quotations. Notwithstanding the foregoing, if fewer than two (2) quotations are provided as requested, the rate for that Reset Date will be the arithmetic mean of the rates quoted by major banks in New York City, selected by Administrative Agent, at approximately 11:00 a.m., New York City time, on that Reset Date for loans in U.S. Dollars to leading European banks for a period of one month, two months or three months, as elected by Borrower pursuant to Section 2.06, commencing on that Reset Date, and in an amount equal to the portion of the principal amount outstanding under the Notes as to which Borrower has made such election pursuant to Section 2.06.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.15(f)(ii)(B)(III).

“Value-Based Borrowing Base Limit” shall mean the sum of sixty percent (60%) of the Borrowing Base Asset Value of all Borrowing Base Properties located in New York County, New York State and fifty-five percent (55%) of the Borrowing Base Asset Value of all Borrowing Base Properties that are not located in New York County, New York State.

“Variable Rate Indebtedness” means any Indebtedness for borrowed money that bears interest at a variable rate without benefit of a Rate Contract.

“VCOC” means a “venture capital operating company” within the meaning of Section 2510.3-101(d) of the Plan Asset Regulation.

“Waiver” means that certain Waiver Agreement, dated as of October 31, 2013, entered into by and among Borrower, the REIT, the Lenders and the Administrative Agent.

“Withholding Agent” means any Credit Party or Administrative Agent.

“Worldwide Plaza Investment” means the investment by a Subsidiary in a non-wholly owned entity that is the indirect beneficial owner of One Worldwide Plaza located at 350 W 50th St, New York, New York.

Section 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) unless otherwise noted herein, all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.03 Accounting Terms; GAAP.

(a) GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the REIT, Borrower or Required Lenders shall so request, Administrative Agent, the Lenders, the REIT and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Required Lenders); provided that until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the REIT and Borrower shall provide to Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the REIT or Borrower or to the determination of any amount for the REIT or Borrower on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the REIT or Borrower is required to consolidated pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein, provided further that for all purposes in calculating consolidated covenants hereunder the REIT shall be deemed to own one hundred percent (100%) of the Equity Interests in Borrower.

(d) Financial Standards. All financial computations required of a Person under this Agreement shall be calculated without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the REIT, Borrower or any Subsidiary at “fair value”, as defined therein.

(e) Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

ARTICLE II

THE CREDITS

Section 2.01 The Commitments.

(a) Revolving Loan Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to Borrower from time to time in U.S. dollars in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding the lesser of such Lender’s Revolving Loan Commitment and such Lender’s Revolving Loan Applicable Percentage of the aggregate Revolving Loan Borrowing Base Availability or (ii) the total Revolving Credit Exposures exceeding the lesser of the total Revolving Loan Commitments and the aggregate Revolving Loan Borrowing Base Availability then in effect. Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, prepay and reborrow the Revolving Loans. The outstanding amount of Revolving Loans as of the Effective Date is $0.00.

(b) Term Loan Commitments.

(i) Subject to the terms and conditions set forth herein, each Lender agrees to make Term Loans to Borrower from time to time in U.S. Dollars in an aggregate principal amount that will not result in (A) such Lender’s Term Credit Exposure exceeding the lesser of such Lender’s Term Loan Commitment and such Lender’s Term Loan Applicable Percentage of the aggregate Term Loan Borrowing Base Availability or (B) the total Term Credit Exposures exceeding the lesser of the total Term Loan Commitments and the aggregate Term Loan Borrowing Base Availability then in effect. Borrower may not reborrow the Term Loans and no amount prepaid or repaid in respect of the Term Loans may be reborrowed.

(ii) If the Term Loan is increased pursuant to Section 10.17 hereof, the full amount of the Term Loan as so increased must be borrowed by Borrower pursuant to the terms of this Agreement within six (6) months from the date of any Additional Commitment Notice.

(iii) The outstanding amount of Term Borrowings as of the Effective Date is $305,000,000.00.

Section 2.02 Loans and Borrowings.

(a) Obligations of Lenders. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Type of Loans. Subject to Section 2.12, each Borrowing shall be, at Borrower’s election, comprised entirely of Eurodollar Loans or Base Rate Loans as Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement. Each Swingline Loan shall be a Base Rate Loan.

(c) Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Borrowing, such Borrowing shall be not less than $1,000,000.00; provided that a Borrowing may be in an aggregate amount that is required to finance the repayment of any Swingline Loan. Each Swingline Loan shall be in an amount that is not less than $500,000.00. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) Eurodollar Borrowings outstanding.

(d) Limitations on Lengths of Interest Periods. Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert to or continue as a Eurodollar Borrowing, any Borrowing if the Interest Period requested therefor would end after the Maturity Date.

Section 2.03 Requests for Borrowings.

(a) Requests for Revolving Borrowings. To request a Revolving Borrowing (other than a Swingline Borrowing, which shall be governed by the terms of Section 2.19), Borrower shall notify Administrative Agent of such request in a signed written notice in the form of the Borrowing Request attached hereto as Exhibit H (which signed written notice may be delivered to Administrative Agent by (i) email to patricia.visone@capitalone.com and agency@capitalone.com or (ii) facsimile transmission to 888-246-3710, or to any such other email addresses or facsimile numbers as Administrative Agent may designate in a written notice to Borrower pursuant to Section 10.01 hereof) not later than 11:00 a.m., New York City time, with respect to Eurodollar Loans, three (3) Business Days before the date of the proposed Revolving Borrowing; with respect to Base Rate Loans, one (1) Business Day before the date of the proposed Revolver Borrowing. Each written Revolving Borrowing Request shall specify the following information in compliance with Section 2.02(c):

(i) that the requested Borrowing shall be a Revolving Borrowing;

(ii) the aggregate amount of the requested Revolving Borrowing;

(iii) the date of such Revolving Borrowing, which shall be a Business Day;

(iv) whether the requested Borrowing shall be a Eurodollar Loan or a Base Rate Loan; and

(v) the location and number of Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

(b) Requests for Term Borrowings. To request a Term Borrowing, Borrower shall notify Administrative Agent of such request in a signed written notice in the form of the Borrowing Request attached hereto as Exhibit H (which signed written notice may be delivered to Administrative Agent by (i) email to patricia.visone@capitalone.com and

agency@capitalone.com or (ii) facsimile transmission to 888-246-3710, or to any such other email addresses or facsimile numbers as Administrative Agent may designate in a written notice to Borrower pursuant to Section 10.01 hereof) not later than 11:00 a.m., New York City time, with respect to Eurodollar Loans, three (3) Business Days before the date of the proposed Revolving Borrowing; with respect to Base Rate Loans, one (1) Business Day before the date of the proposed Revolver Borrowing. Each written Term Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02(c):

(i) that the requested Borrowing shall be a Term Borrowing;

(ii) the aggregate amount of the requested Term Borrowing;

(iii) the date of such Term Borrowing, which shall be a Business Day;

(iv) whether the requested Borrowing shall be a Eurodollar Loan or a Base Rate Loan; and

(v) the location and number of Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

Notwithstanding anything herein to the contrary, (A) Borrower’s rights to make Term Borrowings with respect to any Additional Commitment Amount pursuant to Section 10.17(c) shall expire six (6) months after the delivery of the applicable Additional Commitment Notice therefor, and (B) Borrower shall be permitted to make one single Term Borrowing in connection with each Additional Commitment Amount that Borrower elects to be provided in the form of additional Term Loan Commitments.

(c) General Borrowing Requirements.

(i) Together with each Borrowing Request, a Responsible Officer of Borrower shall deliver to Administrative Agent a duly executed Borrowing Base Certificate as of such date.

(ii) Each Eurodollar Borrowing shall be based upon an Adjusted LIBOR Rate determined as of two (2) Business Days prior to commencement of such Interest Period. Notwithstanding anything herein to the contrary, Borrower shall not be required to provide a Term Borrowing Request for the first Term Borrowing, as contemplated by Section 2.01(b). Promptly following receipt of a Borrowing Request in accordance with this Section, Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Letter of Credit Borrowings.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.04, (1) from time to time on any Business Day during the period from the Original Closing Date until the fifth (5th) Business Day prior to the Revolving Maturity Date (or, if such day is not a Business Day, the next succeeding Business Day), to issue Letters of Credit for the account of Borrower, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) except as otherwise provided in Section 8.13(k), the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of Borrower and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the total Revolving Credit Exposure shall not exceed the lesser of the total Revolving Loan Commitments and the aggregate Revolving Loan Borrowing Base Availability then in effect, (y) the Revolving Credit Exposure of any Revolving Lender shall not exceed the lesser of such Revolving Lender’s Revolving Loan Commitment and such Revolving Lender’s Applicable Percentage of the aggregate Revolving Loan Borrowing Base Availability, and (z) the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed by Borrower and terminated.

(ii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing the Letter of Credit, or any Legal Requirements or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Original Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Original Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of the Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by Administrative Agent and the L/C Issuer, the Letter of Credit is in an initial stated amount less than $100,000;

(D) such Letter of Credit is to be denominated in a currency other than Dollars; or

(E) such Letter of Credit would have an expiry date beyond the Letter of Credit Expiration Date; and the L/C Issuer shall not issue a Letter of Credit that would have an expiry date beyond the Letter of Credit Expiration Date without the written approval of each of the Revolving Lenders.

(iii) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form (or as so extended) under the terms hereof.

(iv) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(v) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to Administrative Agent in Article VIII with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article VIII included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower delivered to the L/C Issuer (with a copy to Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of Borrower. Such Letter of Credit Application must be received by the L/C Issuer and Administrative Agent not later than 11:00 a.m. at least three (3) Business Days (or such later date and time as Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (W) the Letter of Credit to be amended; (X) the proposed date of amendment thereof (which shall be a Business Day); (Y) the nature of the proposed amendment; and (Z) such other matters as the L/C Issuer may reasonably require. Additionally, Borrower shall furnish to the L/C Issuer and Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or Administrative Agent may reasonably require, which shall include all applicable documentation as would be required to be delivered in connection with a Borrowing of a Revolving Loan in the same amount as the requested Letter of Credit.

(ii) Within three (3) Business Days following receipt of any Letter of Credit Application, the L/C Issuer shall confirm with Administrative Agent (by telephone or in writing) that Administrative Agent has received a copy of such Letter of Credit Application from Borrower and, if not, the L/C Issuer shall provide Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Revolving Lender or Administrative Agent, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices; provided that L/C Issuer shall not be required to issue a Letter of Credit, if immediately after the issuance of such Letter of Credit, the aggregate principal amount of all outstanding Revolving Loans and Swingline Loans, together with the aggregate amount of all L/C Obligations, would exceed the aggregate amount of the Revolving Loan Commitments at such time or the Revolving Loan Borrowing Base Availability. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Revolving Loan Applicable Percentage times the amount of such Letter of Credit.

(iii) If Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.04(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from Administrative Agent, any Lender or Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer shall also deliver to Borrower and Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify Borrower and Administrative Agent thereof. Not later than 11:00 a.m. on the first Business Day following the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), Borrower shall reimburse the L/C Issuer through Administrative Agent in an amount equal to the amount of such drawing. If Borrower fails to so reimburse the L/C Issuer by such time, Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Revolving Loan Applicable Percentage thereof. In such event, Borrower shall be deemed to have requested a Revolving Loan to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.03 for the principal amount of Revolving Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments. Any notice given by the L/C Issuer or Administrative Agent pursuant to this Section 2.04(c)(i) may be given by telephone if immediately confirmed in writing;

provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Lender shall upon any notice pursuant to Section 2.04(c)(i) make funds available (and Administrative Agent may apply cash collateral provided for this purpose) for the account of the L/C Issuer at Administrative Agent’s Office in an amount equal to its Revolving Loan Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by Administrative Agent, whereupon, subject to the provisions of Section 2.04(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Loan to Borrower in such amount. Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Loan for any reason, Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Lender’s payment to Administrative Agent for the account of the L/C Issuer pursuant to Section 2.04(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.04.

(iv) Until each Revolving Lender funds its Loan or L/C Advance pursuant to this Section 2.04(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Lender’s Revolving Loan Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Revolving Lender’s obligation to make Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.04(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, (C) the failure of any other Revolving Lender to make Loans or L/C Advances to reimburse the L/C Issuer, (D) the financial condition of Borrower or any other Credit Party, (E) the termination of the Revolving Loan Commitments, or (F) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such making of an L/C Advance shall relieve or otherwise impair the obligation of Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Lender fails to make available to Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Revolving Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Lender’s Revolving Loan included in the relevant borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Revolving Lender (through Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error. Nothing contained in this Section 2.04(c)(vi) shall be deemed or otherwise construed to impose any additional liability upon Borrower for any default by any Revolving Lender in the performance of its obligations under this Section 2.04(c).

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Revolving Lender’s L/C Advance in respect of such payment in accordance with Section 2.04(c), if Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Borrower or otherwise), Administrative Agent shall distribute to such Revolving Lender its Applicable Percentage thereof in the same funds as those received by Administrative Agent.

(ii) If any payment received by Administrative Agent for the account of the L/C Issuer pursuant to Section 2.04(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Lender shall pay to Administrative Agent for the account of the L/C Issuer its Revolving Loan Applicable Percentage thereof on demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the REIT, Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged or fraudulent, or proving to be invalid or insufficient in any material respect, or any statement therein being untrue or inaccurate in any material respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; provided that the payment by the L/C Issuer does not constitute gross negligence or willful misconduct of the L/C Issuer or its agents or employees; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any applicable Insolvency Proceedings; or

(v) any consequences arising from causes beyond the control of the L/C Issuer, the Administrative Agent or any Lender.

Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower shall immediately notify the L/C Issuer. Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.04(e); provided, however, that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower which Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Letter of Credit Fees. Borrower shall pay to Administrative Agent for the account of each Revolving Lender in accordance with its Revolving Loan Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Margin for Eurodollar Loans that are Revolving Loans. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.04(j). Letter of Credit Fees shall be due and payable quarterly in arrears commencing on the first Quarterly Date to occur after the Original Closing Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(h) Documentary and Processing Charges Payable to L/C Issuer. Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to Letters of Credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(i) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control subject to the terms of the International Standby Practices 1998, and any subsequent official revision thereof or the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, and any subsequent official revision.

(j) Computation of Daily Amount. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

(k) Replacement of the L/C Issuer. The L/C Issuer may be replaced at any time by written agreement among Borrower, Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer or in accordance with Section 8.08. Administrative Agent shall notify the Lenders of any such replacement of the L/C Issuer. At the time any such replacement shall become effective, Borrower shall pay all unpaid fees accrued for account of the replaced L/C Issuer pursuant to Section 2.04(g). From and after the effective date of any such replacement, (i) the successor L/C Issuer shall have all the rights and obligations of the L/C Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor and all previous L/C Issuers, as the context shall require. After the replacement of an L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(l) Cash Collateral for Letters of Credit.

(i) Certain Credit Support Events. If as of the expiration or termination of the Revolving Loan Commitment, any L/C Obligations for any reason remain outstanding, or if the Borrower shall be required to provide Cash Collateral pursuant to Section 7.01, Borrower shall immediately Cash Collateralize all L/C Obligations in an amount equal to 105% thereof. Borrower shall also Cash Collateralize the L/C Obligations to the extent required pursuant to Section 2.09(d) and Section 8.13.

(ii) Grant of Security Interest. Borrower hereby grants to (and subjects to the control of) Administrative Agent, for the benefit of Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all Cash Collateral provided pursuant to Section 2.04(l)(i), deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to clause (c) below. If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the amount required, Borrower will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Administrative Agent. Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(iii) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided by Borrower hereunder in respect of Letters of Credit or other L/C Obligations shall be held and applied to the satisfaction of the specific L/C Obligations and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein, except as provided in Section 2.09(d). If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, when the Unreimbursed Amount and all L/C Obligations equal zero, the remaining amount of the Cash Collateral shall be applied to the other Obligations, in the order for payments or recoveries upon the Loans, as provided in this Agreement, or if no Obligations (other than contingent indemnification obligations) are outstanding, to the Borrower.

Section 2.05 Funding of Borrowings. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Provided that the conditions to the advance of the applicable Borrowing set forth herein are satisfied, Administrative Agent will make such Loans available to Borrower by either promptly crediting the amounts so received, in like funds, to an account of Borrower maintained with Administrative Agent and designated by Borrower in the applicable Borrowing Request or, upon the request by Borrower in the applicable Borrowing Request, disbursing such amounts as designated by Borrower in the applicable Borrowing Request.

Section 2.06 Interest Elections.

(a) Elections by Borrower for Borrowings. Each Borrowing made prior to the Effective Date shall be continued with the Interest Period previously elected by Borrower. Each Borrowing subsequent to the Effective Date initially shall be of the Interest Period specified in the applicable Borrowing Request. Thereafter, Borrower may elect to convert any such Borrowing to a Borrowing of a different Interest Period or to continue such Borrowing as a Borrowing of the same Interest Period, as provided in this Section. Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) Notice of Elections. To make an election pursuant to this Section, Borrower shall notify Administrative Agent of such election in a written notice signed by

Borrower (which signed written notice may be delivered via facsimile or email transmission to the numbers and/or email addresses set forth in Section 2.03) by the time that a Borrowing Request would be required under Section 2.03 if Borrower were requesting a Borrowing to be made on the effective date of such election.

(c) Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clause (iii) of this paragraph shall be specified for each resulting Borrowing);

(ii) the Interest Period therefore after giving effect to such election; and

(iii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day.

(d) Notice by Administrative Agent to Lenders. Promptly following receipt of an Interest Election Request, Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Failure to Elect; Events of Default. If Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless Borrower has advised Administrative Agent at least three (3) Business Days prior to the end of the applicable Interest Period that such Borrowing will be repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a one (1) month Eurodollar Borrowing based upon an Adjusted LIBOR Rate determined as of two (2) Business Days prior to the commencement of such new Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and Administrative Agent, at the request of the Required Lenders, so notifies Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing by Borrower may be continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.

Section 2.07 Termination and Conversion of the Commitments.

(a) Voluntary Termination or Conversion. Borrower may, at any time terminate all or any portion of the Commitments. Any such termination and/or conversion shall be irrevocable and permanent. Notwithstanding the foregoing, Borrower may not reduce the aggregate amount of the Revolving Commitments below $50,000,000 unless Borrower is terminating the Revolving Commitments in full.

(b) Notice of Voluntary Termination or Conversion. Borrower shall notify Administrative Agent of any election to terminate or convert the Commitments or Loans under paragraph (a) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and whether it pertains to a Revolving Loan Commitments, Term Loan Commitments, or both, and the effective date thereof. Promptly following receipt of any notice, Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by Borrower pursuant to this Section shall be irrevocable provided that a notice of termination of the Commitments delivered by Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of proceeds from a sale of a Real Property, in which case such notice may be revoked by Borrower within ninety (90) days of the delivery of such notice (by notice from Borrower to Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(c) Effect of Termination or Conversion.

(i) Each reduction of the Revolving Loan Commitments or conversion of the Revolving Loans shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Loan Commitments.

(ii) Each reduction of the Term Loan Commitments or conversion of the Term Loans shall be made ratably among the Term Lenders in accordance with their respective Term Loan Commitments.

Section 2.08 Repayment of Loans; Evidence of Debt.

(a) Repayment. Borrower hereby unconditionally promises to pay to (i) the Administrative Agent for the account of the Lenders the outstanding principal amount of the Loans on the Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Advance in accordance with the time periods set forth in Section 2.19(a); provided that on each date that any Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

(b) Manner of Payment. Prior to any repayment of any Borrowings hereunder, Borrower shall select the Borrowing or Borrowings to be paid and shall notify Administrative Agent of such selection in writing signed by Borrower (which signed written notice may be delivered via facsimile or email transmission to the numbers and/or email addresses set forth in Section 2.03) not later than 11:00 a.m., New York City time, three (3) Business Days before the scheduled date of such repayment in the case of a Eurodollar Borrowing and one (1) Business Day before the scheduled date of such repayment in the case of a Base Rate Borrowing; provided that, subject to the provisions of Article VIII, each repayment of Borrowings shall be applied to repay any outstanding Base Rate Borrowings of Borrower before any other Borrowings of Borrower. If Borrower fails to make a timely selection of the Borrowing or Borrowings to be repaid or prepaid, such payment shall be applied, first, to pay any outstanding Base Rate Borrowings of Borrower and, second, to other Borrowings of Borrower in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first). Each payment of a Borrowing shall be applied first to repay any Swingline Loan, as applicable, second, to repay any outstanding Revolving Loans (other than any Swingline Loan) without reduction of Revolving Loan Commitments, and third, to repay the Term Loan. Whenever any payment due hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the first Business Day thereafter. All such payments shall be made irrespective of, and without any deduction, set-off or counterclaim whatsoever and are payable without relief from valuation and appraisement laws and with all costs and charges incurred in the collection or enforcement thereof, including attorneys’ fees and court costs. All payments (other than the initial funding of the Loan) by any Lender shall be made to Administrative Agent not later than 11:00 a.m. New York City time on the day such payment is due, to Administrative Agent for the account of the Lenders by deposit to such account as Administrative Agent may designate by written notice to Borrower.

(c) Maintenance of Loan Accounts by Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) Maintenance of Loan Accounts by Administrative Agent. Administrative Agent shall maintain accounts in which it shall record (i) the amount and Type of each Revolving Loan and Term Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Revolving Lender and Term Lender hereunder and (iii) the amount of any sum received by Administrative Agent hereunder for the account of the Revolving Lenders and the Term Lenders and each Revolving Lender’s and Term Lender’s, respectively, share thereof.

(e) Effect of Entries. The failure to make entries for the accounts maintained pursuant to paragraph (c) or (d) of this Section or the failure of any Lender or Administrative Agent to maintain such accounts shall not in any manner affect the obligations of any Credit Party to repay the Loans in accordance with the terms of this Agreement.

(f) Promissory Notes. Borrower shall execute and deliver to each Lender (i) a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the amount of such Lender’s Revolving Loan Commitment and in the form set forth in Exhibit A, (ii) a promissory note payable to the order of such Lender, if such Lender is a Swingline Lender (or, if requested by such Swingline Lender, to such Swingline Lender and its registered assigns) in the amount of such Swingline Lender’s Swingline Loan and in the form set forth in Exhibit B, and (iii) a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the amount of such Lender’s Term Loan Commitment and in the form set forth in Exhibit C. In the event of any assignment pursuant to Section 10.05 hereof, Borrower agrees to promptly execute and deliver replacement promissory notes in the forms of Exhibit A, Exhibit B, and Exhibit C, as applicable, to the assignee and, if the assignor is retaining any portion of the Loans, to the assignor, in order to evidence the amount of the Revolving Loan Commitment, Swingline Loan Commitment, and Term Loan Commitment, respectively, of each such applicable Lender following the assignment. In connection with and as a condition precedent to the execution and delivery of such replacement promissory notes by Borrower, the assignor shall be obligated to return the existing promissory note(s) to Borrower. Upon payment of the principal of and interest on the Loans and all Unreimbursed Amounts and fees, the expiration of the

Commitments and the reduction of all L/C Obligations to zero, each Lender either shall return to Borrower each of the original promissory notes delivered to it marked “PAID IN FULL”.

Section 2.09 Prepayment of Loans.

(a) Optional Prepayments. Subject to the payment of any amounts required by Section 2.14 hereof, Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part without fees or penalty, subject to the requirements of this Section; provided that Borrower shall notify Administrative Agent (and, in the case of a prepayment of a Swingline Loan, the Swingline Lender) in writing signed by Borrower of any optional prepayment hereunder (which signed written notice may be delivered via facsimile or email transmission to the numbers and/or email addresses set forth in Section 2.03) (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment or (ii) in the case of prepayment of a Base Rate Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and whether the prepayment is to be applied to prepay outstanding Revolving Loans, Term Loans, or an outstanding Swingline Loan; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07 or is otherwise conditioned upon the effectiveness of other credit facilities or the receipt of proceeds from a sale of a Real Property, then such notice of prepayment may be revoked if such notice of termination is revoked (in the case of a notice of termination of Commitments, in accordance with Section 2.07). Promptly following receipt of any such notice relating to a Borrowing, Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied to repay (i) all outstanding Revolving Loans (other than Swingline Loans) ratably, (ii) all outstanding Term Loans ratably or (iii) any Swingline Loans, as applicable. Prepayments shall be accompanied by (A) accrued interest to the extent required by Section 2.11 and (B) any payments due pursuant to Section 2.14, and shall be made in the manner specified in Section 2.08(b). Each prepayment of the Revolving Loans shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Loan Commitments. Each prepayment of the Term Loans shall be made ratably among the Term Lenders in accordance with their respective Term Loan Exposures.

(b) Mandatory Prepayments.

(i) If, on any day (a “Prepayment Trigger Date”), the total Credit Exposures exceed the Borrowing Base (including as a consequence of an Exclusion Event or a reduction in the total Commitments), then Borrower shall prepay Loans or, if required below, Cash Collateralize Letters of Credit in the amount of such excess. Amounts to be applied pursuant to this paragraph to the partial prepayment of Loans or to Cash Collateralize Letters of Credit shall be applied, first, to repay any Swingline Loan, second, to reduce outstanding Revolving Loans (other than any Swingline Loan) (with no reduction of

Revolving Loan Commitments), third, to repay the Term Loan, and fourth, to Cash Collateralize Letters of Credit, as applicable.

(ii) Borrower shall pay all Loans and Cash Collateralize all Letters of Credit immediately upon the occurrence of any of the following events:

(A) the Maturity Date; or

(B) the acceleration of the Loans upon an Event of Default as provided in Article VII.

Each such mandatory prepayment pursuant to clause (b)(ii) shall be applied, first, to repay any Swingline Loan, second, to reduce outstanding Revolving Loans (other than any Swingline Loan) without reducing Revolving Loan Commitments, third, to repay the Term Loan, and fourth, to Cash Collateralize Letters of Credit.

Prepayments pursuant to this Section 2.09(b) shall be accompanied by (i) accrued interest to the extent required by this Section 2.09 or Section 2.11 and (ii) any payments due pursuant to Section 2.14, and shall be made in the manner specified in Section 2.08(b).

(c) [Intentionally Omitted].

(d) Application of Cash Collateral. Administrative Agent shall have the right, but not the obligation, at any time after the acceleration of the Loans upon an Event of Default as provided in Article VII, with the consent of the L/C Issuer, to apply all sums used to Cash Collateralize Letters of Credit pursuant to this Agreement towards the repayment of the Loans, in such order and in such manner as Administrative Agent shall elect in its sole and absolute discretion, so long as such repayment is applied, first, to repay any Swingline Loans, second, to repay any outstanding Revolving Loans (other than any Swingline Loan), and third, to repay the Term Loans.

Section 2.10 Fees.

(a) Unused Commitment Fee. On each Quarterly Date from and after the Effective Date and until the earlier of (X) the Credit Rating Election Date, or (Y) the Revolving Maturity Date, Borrower agrees to pay to Administrative Agent for the account of each Revolving Lender (other than the Swingline Lender in its capacity as such), in arrears, an unused commitment fee (the “Unused Commitment Fee”), which shall be equal to the following:

(i) The product of:

(A) the daily unused amount of the Revolving Loan Commitment of such Revolving Lender (excluding amounts drawn for these purposes and any amounts drawn as Swingline Loans) for each day during the calendar quarter in which such Quarterly Date or Revolving Maturity Date falls, and

(B) a rate per annum, for each such day, of (i) 0.15% if the daily unused amounts of the Revolving Loan Commitments of all Revolving Lenders on such day represents a total Revolving Credit Exposure of all Revolving Lenders equal to or in excess of fifty percent (50%) of the total Revolving Loan Commitments or (ii) 0.25% if the daily unused amounts of the Revolving Loan Commitments of all Revolving Lenders on such day represents a total Revolving Credit Exposure of all Revolving Lenders that is less than fifty percent (50%) of the total Revolving Loan Commitments.

(b) Facility Fee. On each Quarterly Date from and after the Credit Rating Election Date and on the Revolving Maturity Date (in each case, so long as the Applicable Margin is still determined by reference to the rating), Borrower agrees to pay to Administrative Agent for the account of each Revolving Lender (other than the Swingline Lender in its capacity as such), in arrears, a facility fee (the “Facility Fee”), which shall be equal to the following:

(i) The product of:

(A) the aggregate average daily amount of the Revolving Loan Commitment of such Revolving Lender (whether or not utilized) for each day during the calendar quarter in which such Quarterly Date or Revolving Maturity Date falls on and after the Credit Rating Election Date, and

(B) a rate per annum, for each such day, equal to the applicable Facility Fee as determined based upon the relevant rating of the REIT or Borrower as set forth below:

Rating	Facility Fee
A-/A3	12.5 bps
BBB+/Baa1	15 bps
BBB/Baa2	20 bps
BBB-/Baa3	25 bps
<BBB-/Baa3	30 bps

All Unused Commitment Fees shall begin to accrue on the Original Closing Date and shall continue to accrue through but not including the earlier of the Credit Rating Election Date or the Revolving Maturity Date. All Facility Fees shall begin to accrue on the Credit Rating Election Date and shall continue to accrue through the Revolving Maturity Date. The Unused Commitment Fees and Facility Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing Unused Commitment Fees and Facility Fees, the Revolving Loan Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans (and Letters of Credit) of such Lender, respectively.

(c) Payment of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to Administrative Agent for distribution, in the case of Unused Commitment Fees and Facility Fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

Section 2.11 Interest.

(a) Base Rate Loans. The Loans comprising each Base Rate Borrowing shall bear interest at the Base Rate plus the Applicable Margin.

(b) Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Default Interest. Notwithstanding the foregoing, at any time during the continuance of an Event of Default, all amounts payable hereunder and under the Loan Documents shall bear interest, after as well as before judgment, (i) in respect to overdue Obligations other than Letter of Credit fees at a rate per annum equal to the interest rate applicable to each such amount pursuant to this Agreement plus two percent (2.0%) per annum, (ii) in respect of overdue Letter of Credit Fees, the rate otherwise applicable thereto plus two percent (2.0%) per annum (each such sum being the applicable “Default Rate”), or (iii) the maximum interest rate permissible by applicable Legal Requirements if the applicable Default Rate is greater than such interest rate.

(d) Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the applicable Revolving Loan Commitments or Term Loan Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Borrowing prior to the end of the current Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

(e) Computation. All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate, LIBOR Rate or Adjusted LIBOR Rate shall be determined by Administrative Agent, and such determination shall be conclusive absent manifest error.

(f) Restatement of Consolidated Net Worth. If, as a result of any restatement of or other adjustment to the financial statements of the REIT or for any other reason, the REIT, Borrower, Administrative Agent or the Lenders determine that (i) the Consolidated Net Worth as reported as of the most recent calendar quarter for which reporting has been provided by the REIT or Borrower pursuant to Section 5.01 hereof was inaccurate at any time in respects that would have required a higher Applicable Margin to be paid, then Borrower shall be obligated to pay to Administrative Agent for the account of the applicable Lenders or L/C Issuer, as the case may be, within three (3) Business Days after demand by Administrative Agent (or, after the commencement of an Insolvency Proceeding with respect to any Credit Party, automatically and without further action by Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of Administrative Agent, any Lender or the L/C Issuer, as the case may be, under this Agreement. Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all Obligations hereunder.

Section 2.12 Alternate Rate of Interest.

If prior to the commencement of the Interest Period for a Eurodollar Borrowing:

(a) Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate or the LIBOR Rate, as applicable, for such Interest Period;

(b) Administrative Agent is advised by the Required Lenders that the Adjusted LIBOR Rate or the LIBOR Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period; or

(c) Administrative Agent is advised by a Lender that it has become unlawful for such Lender to honor its obligation to make or maintain Eurodollar Loans hereunder;

then Administrative Agent shall give notice thereof to Borrower and the Lenders as promptly as practicable thereafter and, until Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective (in the case of clause (c) above, only as to the affected Lender), (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as a Base Rate Borrowing (in the case of clause (c) above, only as to the affected Lender); provided that if the circumstances giving rise to such notice do not affect all the Lenders, then requests by Borrower for Eurodollar Borrowings may be made to Lenders that are not affected thereby and (iii) if in accordance with clause (c) above any Lender determines that it is no longer lawful for such Lender or its applicable lending office (subject to Section 2.17(a)) to maintain any existing Eurodollar Loans, or to continue to charge interest rates based upon the LIBOR Rate, then, on notice thereof by such Lender to Borrower through Administrative Agent, any obligation of such Lender to continue Eurodollar Loans shall be suspended until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist and, in such event, all Eurodollar Loans of such Lender shall be converted to Base Rate Loans, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans.

Section 2.13 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(A) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(B) subject any Lender to any Taxes (other than (I) Indemnified Taxes, (II) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (III) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(C) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to Administrative Agent or such Lender of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, upon request of such Lender, Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 270 days prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.14 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto, (c) the failure to borrow, convert or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(a) or is revoked in accordance herewith), or (d) the assignment of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.17, then, in any such event, Borrower shall compensate each Lender for the actual, out-of-pocket loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

Section 2.15 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Legal Requirements. If any applicable Legal Requirements (as determined in the good faith discretion of an applicable Withholding Agent) require the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Legal Requirements and, if such Tax is an Indemnified Tax, then the sum payable by the Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) Administrative Agent or the applicable Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Legal Requirements, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by Borrower. Borrower shall indemnify Administrative Agent and each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Administrative Agent or such Lender or required to be withheld or deducted from a payment to Administrative Agent or such Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.05(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this paragraph (d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.15, such Credit Party shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable Legal Requirements or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.15(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Borrower,

(A) any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed originals of Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of Form W-8BEN; or

(IV) to the extent a Foreign Lender is not the beneficial owner, executed originals of Form W-8IMY, accompanied by Form W-8ECI, Form W-8BEN, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of any other form prescribed by applicable Legal Requirements as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Legal Requirements to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable Legal Requirements (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.15 (including by the payment of additional amounts pursuant to this Section 2.15), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.15 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.16 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) Payments by Borrower. Each Credit Party shall make each payment required to be made by it hereunder (whether of principal, interest or fees or under Section 2.13, Section 2.14 or Section 2.15, or otherwise) or under any other Loan Document (except to the extent otherwise provided therein) prior to 11:00 a.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim; provided that if a new Loan is to be made by any Lender on a date Borrower is to repay any principal of an outstanding Loan of such Lender, such Lender shall apply the proceeds of such new Loan to the payment of the principal to be repaid and only an amount equal to the difference between the principal to be borrowed and the principal to be repaid shall be made available by such Lender to Administrative Agent as provided in Section 2.05 or paid by Borrower to Administrative Agent pursuant to this paragraph, as the case may be. Any amounts received after such time on any date may, in the discretion of Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to Administrative Agent at Administrative Agent’s Account, except as otherwise expressly provided in the relevant Loan Document, and except that payments pursuant to Section 2.13, Section 2.14, Section 2.15 and Section 10.03 shall be made directly to the Persons entitled thereto. Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder or under any other Loan Document (except to the extent otherwise provided therein) shall be made in dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties.

(c) Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Revolving Borrowing shall be made from the Revolving Lenders, each Term Borrowing shall be made from the Term Lenders, each payment of commitment fee under Section 2.10 shall be made for the account of the Revolving Lenders and the Term Lenders, as applicable, and each termination or reduction of the amount of the Revolving Loan Commitments and Term Loan Commitments under Section 2.07 shall be applied to the respective Revolving Loan Commitments and Term Loan Commitments of the Revolving Lenders and Term Lenders, respectively, pro rata according to the amounts of their respective Revolving Loan Commitments and Term Loan Commitments; (ii) each Revolving Borrowing shall be allocated pro rata among the Revolving Lenders according to the amounts of their respective Revolving Loan Commitments (in the case of the making of Revolving Loans) or their respective Revolving Loans (in the case of conversions and continuations of Revolving Loans); (iii) each Term Borrowing shall be allocated pro rata among the Term Lenders according to the amounts of their respective Term Loan Commitments (in the case of the making of Term Loans) or their respective Term Loans (in the case of conversions and continuations of Term Loans); (iv) each payment or prepayment of principal of Revolving Loans by Borrower shall be made for the account of the Revolving Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans held by them; (v) each payment or prepayment of principal of Term Loans by Borrower shall be made for the account of the Term Lenders pro rata in accordance with the respective unpaid principal amounts of the Term Loans held by them; (vi) each payment of interest on Revolving Loans by Borrower shall be made for the account of the Revolving Lenders pro rata in accordance with the amounts of interest on such Revolving Loans then due and payable to the respective Revolving Lenders; and (vii) each payment of interest on Term Loans by Borrower shall be made for the account of the Term Lenders pro rata in accordance with the amounts of interest on such Term Loans then due and payable to the respective Term Lenders. If at any time while an Event of Default exists, any Revolving Lender or Term Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or Term Loans, respectively, resulting in such Revolving Lender or Term Lender, as applicable, receiving payment of a greater proportion of the aggregate amount of its Revolving Loans or Term Loans, as applicable, and accrued interest thereon then due than the proportion received by any other Revolving Lender or Term Lender, as applicable, then the Revolving Lender or Term Lender, as applicable, receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans or Term Loans, as applicable, of other Revolving Lenders or Term Lenders, as applicable, to the extent necessary so that the benefit of all such payments shall be shared by the Revolving Lenders or Term Lenders, as applicable, ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans or Term Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by a Credit Party pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to a Credit Party or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Further, if any proceeds from the realization upon any of the Recycled Mortgages are recovered prior to the recordation of the Second Amended and Restated Mortgages referenced in Section 5.18(a)(iii) (or, if the Second Amended and Restated Mortgages referenced in Section 5.18(a)(iii) have been recorded, but the grant or recordation thereof is subsequently avoided as a result of any Insolvency Proceeding, at any time), and, as a result of the realization of such proceeds, the Term Lenders shall have received payment of a pro rata portion of the Term Loans or accrued interest thereon that is greater than the pro rata portion of the Revolving Loans or accrued interest thereon that is recovered by the Revolving Lenders, then the Term Lenders, as applicable, receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans of the Revolving Lenders, to the extent necessary so that the benefit of all such proceeds shall be shared by the Revolving Lenders or Term Lenders, as applicable, ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans or Term Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, (ii) the provisions of this sentence shall not be construed to apply to any payment made by a Credit Party pursuant to and in accordance with the express terms of this Agreement, and (iii) upon the repayment or prepayment of the Revolving Loans so acquired by the Term Lenders and interest thereon, their participation in such Revolving Loans shall cease (it being understood that the Term Lenders shall not, as a result of such participation, acquire or assume any obligations on account of the Revolving Loan Commitments of the Revolving Lenders). Each of Borrower and Guarantor consents to the foregoing and agrees, to the extent it may effectively do so under applicable Legal Requirements, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower or Guarantor rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower or Guarantor in the amount of such participation.

(d) Non-Receipt of Funds by Administrative Agent. Unless Administrative Agent shall have been notified by a Lender or Borrower (in either case, the “Payor”) prior to the date on which the Payor is to make payment to Administrative Agent of (in the case of a Lender) the proceeds of a Loan to be made by such Lender hereunder or (in the case of Borrower) a payment to Administrative Agent for account of any Lender hereunder (in either case, such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to Administrative Agent, Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date; and, if the Payor has not in fact made the Required Payment to Administrative Agent, the recipient(s) of such payment shall, on demand, repay to

Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date (the “Advance Date”) such amount was so made available by Administrative Agent until the date Administrative Agent recovers such amount at a rate per annum equal to (a) the Federal Funds Rate for such day in the case of payments returned to Administrative Agent by any of the Lenders or (b) the applicable interest rate due hereunder with respect to payments returned by Borrower to Administrative Agent and, if such recipient(s) shall fail promptly to make such payment, Administrative Agent shall be entitled to recover such amount, on demand, from the Payor, together with interest as aforesaid; provided that if neither the recipient(s) nor the Payor shall return the Required Payment to Administrative Agent within three (3) Business Days of the Advance Date, then, retroactively to the Advance Date, the Payor and the recipient(s) shall each be obligated to pay interest on the Required Payment as follows:

(i) if the Required Payment shall represent a payment to be made by Borrower to the Lenders, Borrower and the recipient(s) shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the Default Rate (without duplication of the obligation of Borrower under Section 2.11 to pay interest on the Required Payment at the Default Rate), it being understood that the return by the recipient(s) of the Required Payment to Administrative Agent shall not limit such obligation of Borrower under Section 2.11 to pay interest at the Default Rate in respect of the Required Payment; and

(ii) if the Required Payment shall represent proceeds of a Loan to be made by the Lenders to Borrower, the Payor and Borrower shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the applicable interest rate due hereunder with respect to such Loan, it being understood that the return by Borrower of the Required Payment to Administrative Agent shall not limit any claim Borrower may have against the Payor in respect of such Required Payment and shall not relieve such Payor of any obligation it may have hereunder or under any other Loan Documents to Borrower and no advance by Administrative Agent to Borrower under this Section 2.16 shall release any Lender of its obligation to fund such Loan except as set forth in the following sentence. If any such Lender shall thereafter advance any such Required Payment to Administrative Agent, such Required Payment shall be deemed such Lender’s applicable Loan to Borrower.

(e) Certain Deductions by Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05 or Section 2.16, then Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.17 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.13, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if LIBOR becomes unavailable under Section 2.12(c), then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12(c), Section 2.13 or Section 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If (i) any Lender is unable to make or maintain Eurodollar Loans pursuant to Section 2.12(c), (ii) any Lender requests compensation under Section 2.13, (iii) Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or (iv) any Lender defaults in its obligation to fund Loans hereunder, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.05), including, without limitation, the obligation to obtain the approval of Administrative Agent, the L/C Issuer and the Swingline Lender where applicable), all its interests, rights and obligations under this Agreement to an Eligible Institution that shall assume all of such obligations (which assignee, subject to in Section 10.05, may be another Lender, if a Lender accepts such assignment); provided that (A) Borrower shall have received the prior written consent of Administrative Agent, which consent shall not be required if the assignee is Administrative Agent, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts) and (C) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

Section 2.18 Use of Proceeds. Borrower shall use or has used (as applicable) the proceeds of the Loans solely for (a) the amendment and restatement of the Amended Credit Agreement, (b) to fund property-level working capital expenditures, (c) to fund future acquisitions of Real Property and related assets (to the extent permitted hereunder) (collectively, “Approved Uses”), (d) for other legal purposes in furtherance of the foregoing and (e) for general corporate purposes, all in accordance with, and subject to the limitations and restrictions contained in, Borrower’s Organizational Documents.

Section 2.19 Swingline Loans.

(a) Agreement to Make Swingline Loans. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to Borrower from time to time, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $25,000,000 or (ii) the sum of the total Revolving Credit Exposures exceeding the total Revolving Loan Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Swingline Loans shall not be outstanding for more than ten (10) days during any calendar month. Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, prepay and reborrow Swingline Loans. Each Swingline Loan shall be a Base Rate Loan.

(b) Notice of Swingline Loans by Borrower. To request a Swingline Loan, Borrower shall notify Administrative Agent of such request in writing, not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. Administrative Agent will promptly advise the Swingline Lender of any such notice received from Borrower. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make each Swingline Loan available to Borrower either by means of a credit to the general deposit account of Borrower with the Swingline Lender or, at the request of Borrower, by disbursing the proceeds of the Swingline Loan to the Borrower, (or, in the case of a Swingline Loan made to finance the reimbursement of an L/C Borrowing as provided in Section 2.04(c), by remittance to the L/C Issuer) in either case on the requested date of such Swingline Loan by 3:00 p.m. New York City time.

(c) Repayment of Swingline Loans; Participations by Lenders in Swingline Loans. Borrower agrees to repay each Swingline Loan within 5 Business Days after the date such Swingline Loan was made; provided, that the proceeds of a Swingline Loan may not be used to pay a Swingline Loan. Notwithstanding the foregoing, Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Swingline Loans on the Revolving Maturity Date (or such earlier date as Swingline Lender and Borrower may agree in writing). In lieu of demanding repayment of any outstanding Swingline Loan from Borrower, Swingline Lender may, on behalf of Borrower (which hereby irrevocably directs Swingline Lender to act on its behalf), request a Borrowing of Revolving Loans that are Base Rate Loans from the Revolving Lenders in an amount equal to the principal balance of such Swingline Loan. Swingline Lender shall give notice to Administrative Agent of any such borrowing of Revolving Loans not later than 11:00 a.m., New York time, at least one Business Day prior to the proposed date of such Borrowing. Promptly after receipt of such notice of borrowing of Revolving Loans from Swingline Lender under the immediately preceding sentence, Administrative Agent shall notify each Revolving Lender of the proposed Borrowing. Not later than 12:00 noon, New York time, on the proposed date of such Borrowing, each Revolving Lender will make available to Administrative Agent for the account of Swingline Lender, in immediately available funds, the proceeds of the Revolving Loan to be made by such Revolving Lender. Administrative Agent shall pay the proceeds of such Revolving Loans to Swingline Lender, which shall apply such proceeds to repay such Swingline Loan. If the Revolving Lenders are prohibited from making Revolving Loans required to be made under this subsection for any reason whatsoever, including without limitation, the existence of any of the Defaults or Events of Default described in Section 7.01(f) or (g), the Swingline Lender may by one (1) Business Day’s prior written notice given to Administrative Agent require the Revolving Lenders to acquire participations in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Revolving Lender’s Revolving Loan Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above in this paragraph, to pay to Administrative Agent, for the account of the Swingline Lender, such Revolving Lender’s Revolving Loan Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including (A) the occurrence and continuance of a Default, (B) reduction or termination of the Revolving Loan Commitments, (C) the failure of any other Revolving Lender to make Loans or acquire participations in Swingline Loans, or (D) the financial condition of Borrower or any other Credit Party, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.05 with respect to Revolving Loans made by such Revolving Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. If such amount is not in fact made available to Swingline Lender by any Revolving Lender, Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof, at the Federal Funds Rate. If such Lender does not pay such amount forthwith upon Swingline Lender’s demand therefor, and until such time as such Lender makes the required payment, Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of such unpaid participation obligation for all purposes of the Loan Documents (other than those provisions requiring the other Revolving Lenders to purchase a participation therein). Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Revolving Loans, and any other amounts due it hereunder, to Swingline Lender to fund Swingline Loans in the amount of the participation in Swingline Loans that such Lender failed to purchase pursuant to this Section until such amount has been purchased (as a result of such assignment or otherwise). Administrative Agent shall notify Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from Borrower (or other party on behalf of Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to Administrative Agent; any such amounts received by Administrative Agent shall be promptly remitted by Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve Borrower of any default in the payment thereof.

Section 2.20 Extension of Revolving Maturity Date.

(a) Not less than sixty (60) days and no earlier than one hundred eighty (180) days prior to the original Revolving Maturity Date, Borrower may request in writing that Administrative Agent extend the Revolving Maturity Date (if not previously terminated) to August 20, 2017 (the end of such period and such date being the “First Extended Revolving Maturity Date”).

(b) If the Revolving Maturity Date has been extended to the First Extended Revolving Maturity Date, not less than sixty (60) days and no earlier than one hundred eighty (180) days prior to the First Extended Revolving Maturity Date, Borrower may request in writing that Administrative Agent extend the Revolving Maturity Date (if not previously terminated) to August 20, 2018 (the end of such period and such date being the “Second Extended Revolving Maturity Date”).

(c) Each Revolving Lender agrees that the Revolving Maturity Date of the Loans shall be extended following a request from Borrower pursuant to clause (a) or (b) above subject to satisfaction of the following terms and conditions:

(i) no Default or Event of Default shall have occurred and be continuing on the date of such extension and after giving effect thereto;

(ii) the Credit Exposure shall not exceed the Borrowing Base, and the Revolving Credit Exposure shall not exceed the Revolving Loan Borrowing Base Availability;

(iii) in connection with each extension of the original Revolving Maturity Date pursuant to clause (a) or (b) above, Borrower shall, on the original Revolving Maturity Date (in connection with extension of the original Revolving Maturity Date pursuant to clause (a) above), and on the First Extended Revolving Maturity Date (in connection with extension of the Revolving Maturity Date pursuant to clause (b) above), pay to Administrative Agent (for the pro rata benefit of the Revolving Lenders based on their respective Applicable Percentage as of such date) an extension fee equal to 0.20% of the Revolving Loan Commitments;

(iv) REIT, Borrower, the Subsidiary Guarantors and each 163 Entity shall deliver to Administrative Agent a Solvency Certificate executed on behalf of REIT, Borrower, each of the Subsidiary Guarantors and each 163 Entity (with respect to the Solvency of REIT, Borrower, each Subsidiary Guarantor and each 163 Entity both before and after giving effect to such extension) and a certificate of REIT, Borrower, each Subsidiary Guarantor and each 163 Entity dated as of the original Revolving Maturity Date (in connection with extension of the original Revolving Maturity Date pursuant to clause (a) above), and on the First Extended Revolving Maturity Date (in connection with extension of the Revolving Maturity Date pursuant to clause (b) above), signed by a Responsible Officer (i) certifying and attaching the resolutions adopted by such Person approving or consenting to such extension and updated financial projections for Borrower and the REIT through the First Extended Revolving Maturity Date or Second Extended Revolving Maturity Date, as applicable, and (ii) certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of the date of such extension, provided, that any representation or warranty which is qualified by materiality or “material adverse effect” or similar language shall be true and correct in all respects, and (B) no Default or Event of Default exists; and all of the certifications contained in each of the foregoing certificates shall be true and correct;

(v) Borrower, REIT, each of the Subsidiary Guarantors shall deliver to Administrative Agent such reaffirmations of their respective obligations under the Loan Documents (after giving effect to the extension), including, without limitation, (A) reaffirmations of each Pledge after giving effect to such extension, and (B) reaffirmations of each of the Subsidiary Guaranties, all of which shall be in form and substance reasonably satisfactory to Administrative Agent; and

(vi) Borrower shall have paid any costs or expenses incurred by Administrative Agent with respect to such extension and the documents to be delivered in connection therewith.

Section 2.21 Swap Agreements.

(a) Borrower has hedged the floating interest expense of $80,000,000 of the Term Loans prior to the date hereof pursuant to a Swap Contract, which Swap Contract has been assigned to Administrative Agent pursuant to Section 2.21(b) below. If at any time one (1) month LIBOR shall be equal to or higher than thirty (30) basis points for two (2) consecutive quarters (based upon the reporting provided by Borrower pursuant to Section 5.01 hereof), Borrower shall hedge the floating interest expense of the remaining outstanding balance of the Term Loans through the Term Maturity Date by purchasing and maintaining one or more Swap Contracts which fix/cap one-month LIBOR at no higher than two percent (2%) on or before the date which is thirty (30) days after notice from Administrative Agent; provided, however, that if there shall thereafter be more than one Term Borrowing, Borrower shall be required to enter into one or more additional Swap Contracts upon the final Term Borrowing, in an aggregate notional amount equal to the outstanding principal balance of the Term Loan when the Swap Contract is executed, all upon terms and subject to such other conditions as shall be reasonably acceptable to Administrative Agent. In the event that any portion of an Additional Commitment Amount is structured as an increase in the Term Loan Commitment pursuant to Section 10.17, Borrower shall hedge the floating interest expense of the outstanding balance of such portion of the Additional Commitment Amount through the Term Maturity Date by purchasing and maintaining one or more Swap Contracts on or before the date of the Borrowing under such portion of the Additional Commitment Amount, in an aggregate notional amount equal to such portion of the Additional Commitment Amount, all upon terms and subject to such conditions as shall be reasonably acceptable to Administrative Agent.

(b) All of Borrower’s obligations under any Swap Contract required to be maintained under this Section 2.21 shall be secured by the lien of the Security Documents on a pari passu basis with the Revolving Loans, Term Loans and other sums evidenced or secured by the Loan Documents. Borrower’s interest in any Swap Contract shall be assigned to Administrative Agent for the benefit of the Lenders pursuant to documentation satisfactory to Administrative Agent in form and substance; provided, however, that so long as no Event of Default exists, Borrower shall retain the right to receive payments, provide direction to the counterparty under such Swap Contract and to make decisions with respect to any such Swap Contract which is so assigned to the Administrative Agent. Borrower shall use commercially reasonable efforts to procure that such acknowledgment includes such counterparty’s agreement to (i) pay directly into the operating account referenced in Section 5.09 all sums payable by such counterparty pursuant to the Swap Contract and (ii) provide Administrative Agent with the ability to cure any Borrower defaults under such Swap Contract and to maintain such Swap Contract in full force and effect after the occurrence of any Borrower default or other termination event thereunder caused by Borrower, and shall otherwise be satisfactory to Administrative Agent in form and substance.

(c) Borrower shall promptly execute and deliver to Administrative Agent such confirmations and similar documents as may be reasonably requested by Administrative Agent in connection with any Swap Contract.

(d) Any Swap Contracts are independent agreements governed by the written provisions thereof, which shall remain in full force and effect unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of the Loan, except as otherwise expressly provided in such Swap Contract, and any payoff statement from Administrative Agent relating to the Loan shall not apply to such Swap Contract except as otherwise expressly provided in such payoff statement.

(e) Notwithstanding anything to the contrary contained herein, (i) no Swap Obligations of any Non-Qualifying Party (including, without limitation, through the exercise of rights of setoff or the realization upon any collateral pledged to the Administrative Agent in favor of the L/C Issuer and the Lenders by such Credit Party) shall be paid with amounts received from such Non-Qualifying Party under its Guaranty (including sums received as a result of the exercise of remedies with respect to such Guaranty) or from the proceeds of such Non-Qualifying Party’s Collateral if such Swap Obligations would constitute Excluded Swap Obligations, provided, however, that to the extent possible and not inconsistent with applicable law appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from Borrower and/or Guarantors that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise set forth herein, and (ii) none of the Collateral pledged by any Credit Party shall secure any Excluded Swap Obligations with respect to such Credit Party.]

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each of the REIT and Borrower represents and warrants to (and, where applicable, agrees with) each of the Secured Parties that:

Section 3.01 Organization; Powers. Each Credit Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite corporate, partnership or limited liability company, as the case may be, power and authority to own its property and assets and to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02 Authorization; Enforceability. The Transactions are within the respective organizational powers of each Credit Party and have been duly authorized by all necessary organizational action. Each Credit Party has duly executed and delivered each Loan Document to which it is a party or any Loan Document that it is executing in a representative capacity on behalf of another party, in each case with full power and authority, and each such Loan Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, except as such enforceability may be limited by (a) an applicable Insolvency Proceeding, (b) bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and (c) the application of general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

Section 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect and (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents, (b) will not violate in any material way any applicable Legal Requirements or regulation or the Organizational Documents of any Credit Party or any order of any Governmental Authority, (c) will not violate or result in a material default under any Organizational Document, material indenture, agreement or other instrument binding upon any Credit Party or any of their Assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (d) except for the Liens created pursuant to the Security Documents, will not result in the creation or imposition of any Lien (other than, in connection with Liens on Real Property, any Permitted Exceptions) on any asset of any Credit Party.

Section 3.04 Financial Condition; No Material Adverse Effect.

(a) Financial Condition. REIT has furnished to Administrative Agent the REIT’s audited consolidated balance sheet and statements of income, shareholder’s equity and cash flows, which includes consolidating supplemental financial statements that show REIT’s financial position separate from all other properties owned by Guarantor, as of December 31, 2013. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Borrower and Guarantor, as of such date and for such period in accordance with GAAP, except as otherwise expressly noted therein.

(b) No Material Adverse Effect. Since (i) in the case of any representations given by Borrower prior to any delivery of financial statements pursuant to Section 5.01, the date of the financial statements referred to in Section 3.04(a) or (ii) in the case of any representations given by Borrower after the delivery of financial statements pursuant to Section 5.01, the date of delivery of the most recent financial statements delivered pursuant thereto, there has been no event, act or condition that has caused a Material Adverse Effect.

Section 3.05 Properties.

(a) Subsidiary Guarantor Property Generally. Each applicable Subsidiary Guarantor has good record and marketable title in fee simple to, or valid leasehold interests pursuant to an Approved Ground Lease in, all of the Borrowing Base Properties owned by it and all other real property necessary in the ordinary conduct of its business, and the 163 Washington SPE has good record and marketable title in fee simple to the Asset known as 163 Washington Street, Brooklyn, New York, in each case free and clear of all Liens whatsoever, in each case except for Permitted Exceptions and such other Liens as are permitted pursuant to the Loan Documents. None of the Permitted Exceptions, individually or in the aggregate, materially interfere with the benefits of the security intended to be provided by the Mortgage or any Borrowing Base Property, materially and adversely affect the value of such Borrowing Base Property, impair the use or operations of such Borrowing Base Property or otherwise would reasonably be expected to have a Material Adverse Effect. The Borrower holds an indirect 97.39% Equity Interest in the 163 Washington SPE free and clear of all Liens whatsoever. To the extent a Borrowing Base Property is leased by a Subsidiary Guarantor pursuant to an Approved Ground Lease, (i) such lease is in full force and effect and remains unmodified except as disclosed to the Administrative Agent and as is permitted under this Agreement; (ii) no rights in favor of the applicable Subsidiary Guarantor lessee have been waived, canceled or surrendered; (iii) all rental and other charges due and payable thereunder have been paid in full (except to the extent such payment is not yet overdue or are subject to dispute in good faith); (iv) no Subsidiary Guarantor or other Consolidated Entity is in default under or has received any notice of default with respect to such Approved Ground Lease; (v) no lessor under such a ground lease is in material default thereunder; (vi) a true and correct copy of such ground lease (together with any amendments, modifications, restatements or supplements thereof), and of the current address for the lessor to which all notices and payments under such lease are to be addressed, has been delivered to the Administrative Agent; (vii) no material rights in favor of the applicable Subsidiary Guarantor lessee have been waived, canceled or surrendered (other than as the Administrative Agent has been notified); (viii) no Subsidiary Guarantor or other Consolidated Entity is in default under or has received any notice of default with respect to such Approved Ground Lease; (ix) to such Subsidiary Guarantor’s knowledge, there exists no adverse claims as to such Subsidiary Guarantor’s title or right to possession of the leasehold premises referenced therein; (x) such Subsidiary Guarantor lessee has delivered to the lessor thereunder notice of the encumbrance of its interest in favor of Administrative Agent pursuant to the applicable Mortgage; and (xi) if such Approved Ground Lease is a sub-lease, each of the representations and warranties contained in clauses (i) through (x) above are true and correct both as to such Approved Ground Lease and as to each superior lease to such sublease (as if each reference therein to “such lease” or “ground lease” were to mean and refer to such superior lease, and as if each reference therein to the lessee (or Subsidiary Guarantor as lessee) or lessor were to mean and refer to the lessee and lessor, respectively, under each such superior lease).

(b) Credit Party Property Generally. Each Credit Party has good title to all its real and personal property material to its business, except for any defects that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) Intellectual Property. Each Credit Party owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by such Credit Party does not infringe upon the rights of any other Person, except for any defects of title or infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.06 Litigation, Environmental and Labor Matters.

(a) Actions, Suits and Proceedings. Except as disclosed in Schedule IV, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Borrower, threatened in writing against or affecting any Consolidated Entity (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement, any other Loan Document, any Organizational Document of any Credit Party or the Transactions.

(b) Environmental Matters.

(i) The Consolidated Entities conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the REIT and Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or to have a (a) material adverse effect with respect to the financial condition or the operations of any Borrowing Base Property, (b) material adverse effect on the Borrowing Base Asset Value of any Borrowing Base Property, or (c) material adverse effect on the ownership of any Borrowing Base Property.

(ii) (A) None of the properties currently or to the knowledge of the Borrower, formerly owned or operated by the REIT, the Borrower or any Subsidiary thereof is listed or, to the knowledge of the Borrower, proposed for listing on the NPL or on the CERCLIS or any analogous state or local list, (B) there are no and, to the knowledge of the Borrower, never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been transported, treated, stored or disposed of by the REIT, the Borrower or any Subsidiary thereof on any property currently owned or operated by the REIT, the Borrower or any Subsidiary thereof or, to the best of the knowledge of the Borrower, on any property formerly owned or operated by the REIT, the Borrower or any Subsidiary thereof; (C) to the knowledge of the Borrower, there is no friable asbestos or asbestos-containing material on any property currently owned or operated by the REIT, the Borrower or any Subsidiary thereof; and (D) Hazardous Materials have not been transported, released, discharged or disposed of by the REIT, the Borrower or any Subsidiary thereof on any property currently or formerly owned or operated by the REIT, the Borrower or any Subsidiary thereof in violation of applicable Environmental Laws except in each case under this Section 3.06(b)(ii)(A) through (D) above as would otherwise not reasonably be expected to have a Material Adverse Effect or to have a (a) material adverse effect with respect to the financial condition or the operations of any Borrowing Base Property, (b) material adverse effect on the Borrowing Base Asset Value of any Borrowing Base Property, or (c) material adverse effect on the ownership of any Borrowing Base Property.

(iii) None of the REIT, the Borrower or any Subsidiary thereof is undertaking, or has completed within the last three (3) years (except to the extent set forth on Schedule X hereto), either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation which investigation, assessment, remedial or response action has exceeded or would exceed the Remediation Threshold to complete, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or, to the knowledge of Borrower, formerly owned or operated by the REIT, the Borrower or any Subsidiary thereof have been disposed of in a manner not reasonably expected to result in material liability in excess of the Remediation Threshold to the REIT, the Borrower or any Subsidiary.

(iv) Each of the Borrowing Base Properties and all operations of Borrower and the applicable Subsidiary at such Borrowing Base Properties are in material compliance with all applicable Environmental Laws, there is no material violation of any Environmental Law with respect to such Borrowing Base Properties or the businesses located thereon, and there are no conditions relating to such Borrowing Base Properties or the businesses that could reasonably be expected to give rise to material liability to the REIT, Borrower or any Subsidiary under any applicable Environmental Law which, in each case, would require amounts in excess of the Remediation Threshold to remedy.

(v) None of the Borrowing Base Properties contains, or, to the knowledge of Borrower, has previously contained, any Hazardous Materials at, on or under such Borrowing Base Properties in amounts or concentrations that constitute a material violation of, or could reasonably be expected to give rise to material liability to the REIT, Borrower or any Subsidiary under applicable Environmental Laws which would require amounts in excess of the Remediation Threshold to remediate.

(vi) Neither the REIT, nor the Borrower nor any Subsidiary thereof has received any written notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with applicable Environmental Laws (in each case to the extent that the remedy for such violation, alleged violation, non-compliance, liability, or potential liability would reasonably be expected to exceed the Remediation Threshold) with regard to any of its Borrowing Base Properties or the businesses located thereon that remains outstanding or unresolved, nor does any Responsible Officer of the REIT have knowledge or reason to believe that any such notice shall be received or is being threatened.

(vii) No judicial proceeding or governmental or administrative action is pending or, to the best knowledge of the Responsible Officers of the REIT, threatened, under any applicable Environmental Law that is reasonably expected to give rise to a material liability in excess of the Remediation Threshold under Environmental Laws to which the REIT, the Borrower or any Subsidiary thereof is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the REIT, the Borrower or any Subsidiary thereof, the Borrowing Base Properties or, to the knowledge of the Borrower, the businesses located thereon that would reasonably be expected to give rise to a material liability to the REIT, the Borrower or any Subsidiary under applicable Environmental Laws in excess of the Remediation Threshold.

(c) Labor Matters. There is (a) no significant unfair labor practice complaint pending against the REIT or Borrower or, to Borrower’s knowledge, threatened in writing against the REIT or Borrower, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending on the Effective Date against the REIT or Borrower or, to Borrower’s knowledge, threatened in writing against the REIT or Borrower which, in either case, would result in a Material Adverse Effect, and (b) no significant strike, labor dispute, slowdown or stoppage is pending against the REIT or Borrower or, to Borrower’s knowledge, threatened in writing against the REIT or Borrower which would result in a Material Adverse Effect.

Section 3.07 Compliance With Laws and Agreements.

Each Credit Party is in compliance in all material respects with all laws, rules, regulations, orders, judgments, writs and decrees of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.08 [Reserved]

Section 3.09 Taxes. Borrower, the REIT and the Subsidiaries thereof have filed all Federal and other material tax returns and reports required to be filed. All tax returns filed by Borrower, the REIT and their Subsidiaries are complete and correct in all material respects. Borrower, the REIT and their Subsidiaries have paid all Federal and other material Taxes, assessments, fees and other governmental charges for which they are liable (whether or not reflected on any tax returns) and have fully satisfied any Taxes, assessments, fees, and other governmental charges levied or imposed upon them or their income or assets or otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP and no Notice of Lien has been filed or recorded. There is no proposed Tax assessment against Borrower, the REIT or any Subsidiary thereof which would, if the assessment were made, have a Material Adverse Effect or (a) material adverse effect with respect to the financial condition or the operations of any Borrowing Base Property, (b) material adverse effect on the Borrowing Base Asset Value of any Borrowing Base Property, or (c) material adverse effect on the ownership of any Borrowing Base Property. In addition, Borrower, the REIT and the Subsidiaries thereof have no primary, secondary or other liability for Taxes of any kind arising with respect to any individual, trust, corporation, partnership or other entity (other than Borrower, the REIT, and the Subsidiaries) as to which Borrower, the REIT or any Subsidiary thereof is directly or indirectly liable for Taxes of any kind incurred by such individual or entity either as a transferee, or pursuant to Code section 1.1502-6, or pursuant to any other Legal Requirement. Neither the REIT, nor Borrower nor any Subsidiary thereof is (nor has it ever been) a party to any tax sharing agreement. As of the Effective Date, each Credit Party’s true and correct U.S. taxpayer identification number is set forth on Schedule VIII.

Section 3.10 ERISA.

(a) No Consolidated Entity has any employees as of the Effective Date.

(b) No Consolidated Entity is or will be an “employee benefit plan,” as defined in Section 3(3) of ERISA, (ii) none of the assets of any Credit Party constitutes or will constitute “plan assets” of one or more such plans within the meaning of the Plan Asset Regulation, (iii) no Consolidated Entity is or will be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (iv) transactions by or with any Consolidated Entity are not and will not be subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans. As of the Effective Date, neither Borrower, nor any member of the Controlled Group maintains, sponsors or contributes to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a “multiemployer pension plan” (within the meaning of Section 3(37)(A) of ERISA).

(c) Neither the Transactions nor the use of the Facility will constitute a nonexempt prohibited transaction (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) that could subject any Secured Party to any Tax or penalty on prohibited transactions imposed under Section 4975 of the Code or Section 502(i) of ERISA or any similar state law.

Section 3.11 Disclosure. To Borrower’s knowledge, all information heretofore (or, if any financial statements have been delivered pursuant to Section 5.01(a), since the most recent such delivery), furnished by any Credit Party to any Secured Party for purposes of or in connection with this Agreement, any other Loan Document or any Transaction contemplated hereby is true and accurate in all material respects on the date as of which such information is stated or deemed stated. The Credit Parties have disclosed to the Lenders in writing any and all facts of which they have actual knowledge which materially and adversely affect or in the future could reasonably be expected to materially and adversely affect, the business, operations or financial condition of Borrower, taken as a whole, or Guarantor, taken as a whole, or the ability of any Credit Party to perform its obligations under this Agreement or the other Loan Documents in any material respect.

Section 3.12 Use of Credit.

(a) Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock (other than in connection with share repurchases otherwise permitted hereunder).

(b) None of the REIT, the Borrower, any Person Controlling the REIT or the Borrower, or any Subsidiary, is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 3.13 Solvency. On the Effective Date and the date of each Borrowing, after giving effect to the Transactions contemplated by the Loan Documents occurring on such date, each of the Credit Parties are and will at all times be Solvent. No Credit Party has entered in to the Transactions or executed this Agreement or any other Loan Document with the actual intent to hinder, delay or defraud any creditor. Each Credit Party has received reasonably equivalent value in exchange for its obligations under the Loan Documents. After giving effect to any Borrowing or the issuance of any Letter of Credit, the fair saleable value of the Credit Parties’ assets exceeds and will, immediately following the making of any such Borrowing or the issuance of any Letter of Credit, exceed the Credit Parties’ total liabilities, including subordinated, unliquidated, disputed and contingent liabilities. The Credit Parties’ assets do not constitute unreasonably small capital to carry out their business as conducted or as proposed to be conducted, nor will their assets constitute unreasonably small capital immediately following the making of any Borrowing or the issuance of any Letter of Credit. The Credit Parties do not intend to incur debt and liabilities (including contingent liabilities and other commitments) beyond their ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by the Credit Parties and the amounts to be payable on or in respect of obligations of Credit Parties). No petition under the Bankruptcy Code or any state insolvency laws has been filed against any Credit Party in the last seven (7) years, and neither the REIT, nor Borrower nor any other Credit Party in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. No Credit Party is contemplating either the filing of a petition by it under the Bankruptcy Code or any state insolvency laws or the liquidation of all or a major portion of its assets or property, and no Credit Party has actual knowledge of any Person contemplating the filing of any such petition against it or any other Credit Party.

Section 3.14 No Default. No Credit Party is in default under any of the terms or provisions of any Organizational Document. No Credit Party is in default in any material respect beyond any applicable grace period under or with respect to any other material agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound in any respect, the existence of which default is likely to result in a Material Adverse Effect.

Section 3.15 Insurance. Each Credit Party currently maintains all insurance that is required to be maintained by Section 5.05.

Section 3.16 Security Interests and Liens.

(a) The Security Documents create, as security for the Obligations, valid and enforceable, first priority security interests in and to all of the respective Collateral, perfected in accordance with the terms of the Pledge, as to the Pledge, and perfected as of recording, to the extent permitted in accordance with the terms hereof, as to the Mortgages, in favor of Administrative Agent as agent for the benefit of the Secured Parties, except as enforceability may be limited by applicable Insolvency Proceeding, or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law. Other than in connection with (i) any future change in such a Credit Party’s name or the location in which Borrower is organized or registered or (ii) with respect to the Liens of the Mortgages, recording of the Mortgages in accordance with the terms hereof, no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than the filing of continuation statements in accordance with applicable Legal Requirements.

(b) The Borrower has no Subsidiaries other than those disclosed on Schedule IX, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by Borrower free and clear of all Liens other than the Liens arising under the Pledge Agreement.

(c) The Borrower has no equity investments in any other corporation or entity other than the Subsidiary Guarantors and the 163 Entities except as (i) set forth on Schedule 3.16(c), or (ii) as may hereafter be disclosed to the Administrative Agent on a schedule attached to a Borrowing Request, Borrowing Base Certificate or Compliance Certificate submitted to the Administrative Agent.

(d) All of the outstanding Equity Interests in the Subsidiary Guarantors have been validly issued, and are fully paid and nonassessable and are owned by Borrower free and clear of all Liens other than the Liens arising under the Pledge Agreement, subject to the indirect ownership of less than five percent (5%) of the 163 Washington Member by third parties. Borrower’s direct ninety-nine point four five percent (99.45%) Equity Interest in the 163 Washington Member, its indirect ninety-seven point three nine percent (97.39%) Equity Interest in the 163 Washington JV and Borrower’s indirect ninety-seven point three nine percent (97.39%) Equity Interest in the 163 Washington SPE are fully paid and nonassessable and are owned by Borrower free and clear of all Liens.

(e) The corporate capital and ownership structure of the REIT, the Borrower and their respective Subsidiaries (as of the most recent update of such schedule in accordance with Section 6.03 hereof) is as described in Schedule IX. The REIT and Borrower have no Subsidiaries except as disclosed in Schedule IX.

(f) No Subsidiary Guarantor or 163 Entity has outstanding any securities convertible into or exchangeable for its Equity Interests nor does any such Subsidiary Guarantor or 163 Entity have outstanding any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to its Equity Interests, except as set forth in the 163 Washington JV Agreement or in the operating agreement of 163 Washington Avenue NYRR JV, LLC (collectively, the “Option Rights”).

Section 3.17 Organizational Documents. The organizational documents delivered pursuant to Section 4.01(d) constitute, as of the Effective Date, true, correct, and complete copies of all of the Organizational Documents (together with all amendments and modifications thereof) of each Credit Party.

Section 3.18 Principal Offices; Place of Organization. The principal office, chief executive office and principal place of business of each Credit Party as of the Effective Date is located at the address specified in Schedule II. The jurisdiction of organization of each Credit Party is the jurisdiction specified in Schedule II.

Section 3.19 No Burdensome Restrictions. No Credit Party is a party to any agreement or instrument or subject to any other obligation or restriction under any Organizational Document, as the case may be, which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

Section 3.20 Brokers’ Fees. Borrower hereby represents that no Credit Party has dealt with any financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the Loan.

Section 3.21 REIT and Tax Status. The REIT currently has REIT Status and has maintained REIT Status on a continuous basis since its initial election to be taxed as a real estate investment trust for U.S. federal income tax purposes. Borrower is not an association taxable as a corporation under the Code.

Section 3.22 Borrowing Base Properties. Each Real Property listed on Schedule III fully qualifies as a Borrowing Base Property. With respect to each Borrowing Base Property (including each Real Property which shall be added as a Borrowing Base Property in accordance with the terms hereof, whether upon the Original Closing Date, the Effective Date or pursuant to Section 9.03(a)):

(a) Other than Permitted Exceptions, there are no claims for payment for work, labor or materials affecting any Borrowing Base Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.

(b) Each Borrowing Base Property is being, and will continue to be, used exclusively for one or more of the uses permitted pursuant to Section 9.01(b)(iii) and in accordance with such Section 9.01(b)(iii), and other appurtenant and related uses;

(c) All material certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits, required for the legal use, occupancy and operation of each Borrowing Base Property as an office building (with ground floor retail uses) have been obtained and are in full force and effect. The Borrower shall (or cause the applicable Subsidiary to) keep and maintain all material certifications, permits, licenses and approvals, in full force and effect. The use being made of each Borrowing Base Property is in material conformity with any applicable certificate of occupancy issued for such Borrowing Base Property.

(d) The operation of each Borrowing Base Property by the Borrower or applicable Subsidiary does not involve a violation of (a) any Legal Requirement or (b) any building permits, restrictions of record, any agreement affecting any such property or part thereof, and any judgment, decree or order applicable to such property, except any violations that would not reasonably be expected to materially interfere with the current use and value of such Borrowing Base Property or to cause such property to no longer qualify as a Borrowing Base Property.

(e) (i) Except as disclosed in any estoppel certificate delivered to the Administrative Agent, the rent rolls delivered pursuant to Section 5.01(d) were, as of the Original Closing Date, and are, as of the Effective Date, true, correct and complete in all material respects and the Leases referred to thereon were, as of the Original Closing Date, and are, as of the Effective Date, all valid and in full force and effect; (ii) the Leases and any Lease Back Master Leases (including modifications thereto) are in writing, and there are no oral agreements with respect thereto; (iii) the copies of each of the Leases and any Lease Back Master Leases (if any) delivered to the Administrative Agent are true, correct and complete in all material respects and have not been modified (or further modified); (iv) to the knowledge of any Credit Party, no defaults exist under any of the Leases or any Lease Back Master Leases by any party (including any guarantor) thereto that, individually or in the aggregate with respect to all such defaults that could reasonably be expected to have a (a) material adverse effect with respect to the financial condition or the operations of such Borrowing Base Property, (b) material adverse effect on the Borrowing Base Asset Value of such Borrowing Base Property, (c) material adverse effect on the ownership of such Borrowing Base Property, or that would involve more than $1,000,000 or take longer than three (3) months to repair or remediate, and, as of the Effective Date, to the knowledge of any Credit Party, no material default exists under any of the Leases; (v) no Credit Party has any knowledge of any presently effective notice of termination or notice of default given by any tenant in writing under any other Leases or any Lease Back Master Leases that individually or in the aggregate could reasonably be expected to have a (a) material adverse effect with respect to the financial condition or the operations of such Borrowing Base Property, (b) material adverse effect on the Borrowing Base Asset Value of such Borrowing Base Property, (c) material adverse effect on the ownership of such Borrowing Base Property, or that would involve more than $1,000,000 or take longer than three (3) months to repair or remediate; (vi) no Credit Party has made any presently effective assignment or pledge of any of the Leases, the rents or any interests therein except to the Administrative Agent; (vii) no tenant or other party has an option or right of first refusal to purchase all or any portion of any Borrowing Base Property, except for the rights in favor of a Subsidiary Guarantor under an Approved Ground Lease; (viii) no tenant has the right to terminate any Lease or any Lease Back Master Leases prior to expiration of the stated term of such Lease or any Lease Back Master Leases (except as a result of counterparty breach, casualty, condemnation or other customary basis of a right to terminate); and (ix) no tenant has prepaid more than one month’s rent in advance (except for bona fide security deposits and estimated payments of operating expenses, Taxes and other pass-throughs paid by tenants pursuant to their Leases or any Lease Back Master Leases not prepaid more than one month prior to the date such estimated payments are due or prepayments of rent made in the ordinary course of business).

(f) No portion of any Borrowing Base Property is located in a flood hazard area as designated by the Federal Emergency Management Agency or, if in a flood zone, flood insurance is maintained therefor in full compliance with the provisions of the applicable Mortgage.

(g) None of the Borrowing Base Properties have been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that has not previously been repaired or that, either individually or in the aggregate, could reasonably be expected to have a (a) material adverse effect with respect to the financial condition or the operations of such Borrowing Base Property, (b) material adverse effect on the Borrowing Base Asset Value of such Borrowing Base Property, or (c) material adverse effect on the ownership of such Borrowing Base Property, or that would involve more than $1,000,000 or take longer than three (3) months to repair or remediate.

In the event that any of the representations or warranties set forth in this Section 3.22 are inaccurate with respect to any Borrowing Base Property, it shall constitute a Default only in the event that Borrower, if required by the Required Lenders, has not removed such Borrowing Base Property in accordance with Section 9.03(b) within thirty (30) days following delivery to the Borrower of written notice of such breach (provided that during such thirty (30) day period such Borrowing Base Property shall not be included in the calculations of Borrowing Base Value for the purposes of Section 4.02 hereof).

Section 3.23 Anti-Money Laundering/International Trade Law Compliance.

(a) No Covered Entity (i) is a Sanctioned Person; (ii) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person; or (iii) does business in or with, or derives any of its operating income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority;

(b) None of the proceeds of any Borrowing will be used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority;

(c) The funds used to repay the Loans or the Existing Financing are not derived from any unlawful activity; and

(d) Each Covered Entity is in compliance with, and no Covered Entity engages in any dealings or transactions prohibited by, any Legal Requirements, including but not limited to any Anti-Terrorism Laws.

(e) The REIT and Borrower covenant and agree that Borrower shall immediately notify Administrative Agent in writing upon the occurrence of a Reportable Compliance Event.

(f) As used herein: “Anti-Terrorism Laws” means any Legal Requirements relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering, or bribery, all as amended, supplemented or replaced from time to time; “Compliance Authority” means each and all of the (a) U.S. Treasury Department/Office of Foreign Assets Control, (b) U.S. Treasury Department/Financial Crimes Enforcement Network, (c) U.S. State Department/Directorate of Defense Trade Controls, (d) U.S. Commerce Department/Bureau of Industry and Security, (e) U.S. Internal Revenue Service, (f) U.S. Justice Department, and (g) U.S. Securities and Exchange Commission; “Covered Entity” means each Credit Party, its affiliates and subsidiaries, all owners of the foregoing, and all brokers or other agents of any Credit Party acting in any capacity in connection with the Transactions; “Reportable Compliance Event” means that any Covered Entity becomes a Sanctioned Person, or is indicted, arraigned, investigated or custodially detained, or receives an inquiry from any Governmental Authority, in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or self-discovers facts or circumstances implicating any aspect of its operations with the actual or possible violation of any Anti-Terrorism Law; “Sanctioned Country” means a country subject to a sanctions program maintained by any Compliance Authority; and “Sanctioned Person” means any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person or entity, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any order or directive of any Compliance Authority or otherwise subject to, or specially designated under, any sanctions program maintained by any Compliance Authority.

Section 3.24 Fiscal Year; Fiscal Quarters. Each Credit Party’s fiscal year ends on December 31st and each Credit Party’s fiscal quarters end on the respective last day of each calendar quarter of each year.

All of the representations and warranties in this Article III and elsewhere in the Loan Documents shall be deemed to have been relied upon by Administrative Agent, the L/C Issuer and the Lenders notwithstanding any investigation heretofore or hereafter made by Administrative Agent, the L/C Issuer or any Lender or on their respective behalves.

ARTICLE IV

CONDITIONS

Section 4.01 Closing Date. The obligations of the Lenders to make an advance of any Revolving Loan or Term Loan hereunder (other than the initial advance of the Term Loan made on the Original Closing Date pursuant to the Credit Agreement) shall not become effective until the date (the “Closing Date”) on which (i) Administrative Agent shall have received each of the following documents and (ii) each of the other conditions listed below is satisfied, the satisfaction of such conditions to be satisfactory to Administrative Agent (and to the extent specified below, to each Lender) in form and substance (or such condition shall have been waived in accordance with Section 10.02):

(a) Agreement. From each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to Administrative Agent (which may include either an electronic transmission of a .pdf of a signed signature page to this Agreement or a telecopy transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement.

(b) Notes. The Notes duly completed and executed by Borrower for each applicable Lender.

(c) Opinion of Counsel to Borrower. A favorable written opinion (addressed to Administrative Agent, L/C Issuer, the Swingline Lender, and the Lenders and dated the Effective Date) of counsel for the Credit Parties, covering such matters relating to the Credit Parties, this Agreement or the Transactions as Administrative Agent and/or the Required Lenders shall reasonably request (and each of the Credit Parties hereby instructs such counsel to deliver such opinion to the Lenders and Administrative Agent).

(d) Organizational Documents. To the extent not previously delivered on the Original Closing Date, such documents and certificates as Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Credit Parties, the authorization of the Transactions, and any other matters relevant hereto, all in form and substance reasonably satisfactory to Administrative Agent, including the Organizational Documents of such Persons, as amended, modified or supplemented through the Effective Date, certified to be true, correct and complete by a Responsible Officer of Borrower and Guarantor, respectively, as of the Effective Date.

(e) Security Documents. To the extent not previously delivered on the Original Closing Date, each of the Security Documents, duly executed and delivered by each Credit Party that is a party thereto. In addition, Borrower shall have taken such other action (including delivering to Administrative Agent, for filing, appropriately completed and duly executed copies of Uniform Commercial Code financing statements) as Administrative Agent shall have reasonably requested in order to perfect the security interests created pursuant to the Security Documents other than the Mortgage.

(f) Financial Information. Administrative Agent shall have received all available financial information with respect to the Credit Parties reasonably requested by it.

(g) Consents. To the extent not previously delivered on the Original Closing Date, copies of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by the Credit Parties, and the validity and enforceability, of the Loan Documents, or in connection with any of the Transactions contemplated thereby, and such consents, licenses and approvals shall be in full force and effect in all material respects.

(h) UCC Searches. Satisfactory reports of UCC (collectively, the “UCC Searches”), tax lien, judgment and litigation searches conducted by a search firm reasonably acceptable to Administrative Agent with respect to the Collateral and the Credit Parties, in each of the locations reasonably requested by Administrative Agent.

(i) Borrowing Base Properties. To the extent not previously delivered on the Original Closing Date, such materials and information with respect to the initial Borrowing Base Properties as Administrative Agent (on its own behalf or on behalf of any Lender) shall reasonably require, including title updates and copies of Borrower’s existing environmental reports, engineering reports in Borrower’s possession, custody or reasonable control, and Appraisals, and such other materials and information as would be required in connection with the addition of a property to the Borrowing Base pursuant to Section 9.03(a).

(j) [Intentionally Omitted].

(k) Other Documents. Such other documents as Administrative Agent or any Lender may reasonably request.

The obligations of any Lender to make an extension of credit hereunder are also subject to the payment by the Credit Parties of such fees, expenses and other consideration as the Credit Parties shall have agreed to pay to any Lender or Administrative Agent in connection herewith, including all fees required pursuant to the Fee Letter and the reasonable and documented fees and expenses of Morrison & Foerster LLP, counsel to Administrative Agent, in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the extensions of credit hereunder (to the extent that statements for such fees and expenses have been delivered to the Credit Parties).

Administrative Agent shall notify the Credit Parties and the Lenders of the Closing Date, and such notice shall be conclusive and binding.

Section 4.02 Credit Event. The obligation of each Lender to make a Loan or of the L/C Issuer to issue or extend any Letter of Credit on the occasion of any Borrowing (including, without limitation, any Borrowing that occurs upon or after the Effective Date) is subject to the satisfaction of the following conditions:

(a) receipt by Administrative Agent of a Borrowing Request and Borrowing Base Certificate pursuant to Section 2.03;

(b) immediately after such Borrowing or issuance (i) the Credit Exposure will not exceed the Borrowing Base; (ii) the Term Loan Credit Exposure will not exceed the Term Loan Borrowing Base Availability; (iii) the Revolving Loan Credit Exposure will not exceed the Revolving Loan Borrowing Base Availability; (iv) with respect to each Term Lender, such Term Lender’s Term Loan Applicable Percentage of the Term Loan Credit Exposure will not exceed such Term Lender’s Term Loan Commitment; and (v) with respect to each Revolving Lender, such Revolving Lender’s Revolving Loan Applicable Percentage of the Revolving Loan Credit Exposure will not exceed such Revolving Lender’s Revolving Loan Commitment;

(c) the representations and warranties of Borrower contained in this Agreement and the representations and warranties of Borrower and Guarantor in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or issuance both before and after giving effect to the making of such Loans, except to the extent that any representation or warranty relates to an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date and except with respect to any representations or warranties contained in Section 3.22 hereof which are inaccurate but for which the thirty (30) day period provided thereunder for Borrower to remove the applicable Borrowing Base Property has not yet expired;

(d) at the time of and immediately after giving effect to such Borrowing or issuance, no Default shall have occurred and be continuing;

(e) [Intentionally Omitted];

(f) [Intentionally Omitted];

(g) receipt by Administrative Agent of a completed Borrowing Base Certificate dated the date that the applicable request for Borrowing or issuance of a Letter of Credit is given pursuant to Section 2.03 which shall be true and correct as of the date of such applicable Borrowing or issuance;

(h) [Intentionally Omitted]; and

(i) the Solvency of each Credit Party both before and after giving effect to the making of the Loan and issuance or extension of any Letter of Credit, and the delivery by Borrower, the REIT and, if reasonably requested by the Administrative Agent, each Subsidiary Guarantor or 163 Entity, of a Solvency Certificate.

Each Borrowing shall be deemed to constitute a representation and warranty by each Credit Party on the date thereof as to the matters specified in the preceding sentence.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated, the principal of and interest on each Loan and all Unreimbursed Amounts and fees payable hereunder shall have been paid in full, and all L/C Obligations shall equal zero, each of the REIT and Borrower covenants and agrees with the Secured Parties that:

Section 5.01 Financial Statements and Other Information. Each of the REIT and Borrower shall furnish to Administrative Agent and each Lender:

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the REIT (or, if earlier, within fifteen (15) days after the filing of the same with the Securities and Exchange Commission), a copy of the audited consolidated balance sheet of the REIT and its Subsidiaries as of the end of such year and the related consolidated statements of operations, stockholders’ equity (where applicable) and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous year, and accompanied by the opinion of a nationally-recognized independent public accounting firm stating that such consolidated financial statements present fairly the financial position for the periods indicated, in conformity with GAAP applied on a basis consistent with prior years which shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; provided, however, that the obligations to deliver the financial statements described in this Section 5.01(a) may be satisfied by furnishing to the Agent a copy of its annual report on Form 10-K in respect of such fiscal year together with the financial statements required to be attached thereto, provided REIT is required to file such annual report on Form 10-K with the Securities and Exchange Commission and such filing is actually made;

(b) as soon as available, but not later than forty five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year (or, if earlier, within fifteen (15) days after the date required to be filed with the SEC), a copy of the unaudited consolidated balance sheet of each of the REIT and its Subsidiaries as of the end of such quarter and the related consolidated statements of operations, stockholders’ equity (where applicable) and cash flows for the period commencing on the first day and ending on the last day of such quarter, and accompanied by a certificate signed by a Responsible Officer stating that such financial statements are complete and correct and present fairly the financial position for the periods indicated, in conformity with GAAP for interim financial statements applied on a basis consistent with prior quarters; provided, however, that the obligations to deliver the financial statements described in this Section 5.01(b) may be satisfied by furnishing to the Agent a copy of its annual report on Form 10-Q in respect of such fiscal year together with the financial statements required to be attached thereto, provided REIT is required to file such annual report on Form 10-Q with the Securities and Exchange Commission and such filing is actually made;

(c) (i) within sixty (60) days after the end of each fiscal quarter and (ii) upon any Borrowing Base Addition or Borrowing Base Removal in accordance with Article IX, a Borrowing Base Certificate reflecting the results from the operations during such fiscal quarter or after giving effect to such Borrowing Base Addition or Borrowing Base Removal, respectively;

(d) concurrently with the delivery of the financial statements referred to in Sections 5.01(a) and 5.01(b) above, a rent roll with respect to the Borrowing Base Properties and operating statements for the trailing four (4) quarters for the Borrowing Base Properties accompanied by a certificate signed by a Responsible Officer certifying that the information contained therein is complete and correct to the knowledge of Borrower;

(e) concurrently with the delivery of the financial statements referred to in Sections 5.01(a) and 5.01(b) above, a compliance certificate, substantially in the form of Exhibit F (a “Compliance Certificate”), signed by a Responsible Officer of Borrower and of REIT (i) stating that, to the best of such officers’ knowledge, each of the Credit Parties, during such period, has observed or performed in all material respects all of its covenants and other agreements, and satisfied in all material respects every condition contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by it, and that such officers have no knowledge of any Default or Event of Default except as specified in such certificate; (ii) showing in detail the calculations supporting such statement for such period in respect of the covenants in Section 6.01; and (iii) showing in detail the calculation of the Borrowing Base for such period on an asset-by-asset basis. Notwithstanding anything to the contrary contained herein and without limiting the Lenders’ other rights and remedies, if such Compliance Certificate is not provided on the due date therefor, Borrower shall be prohibited from any further Borrowings and from requesting the issuance of any further Letters of Credit under this Agreement until such Compliance Certificate is provided;

(f) promptly and in any event within five (5) Business Days after the same are available, copies of any report, proxy statement, financial statement, periodical or special report which the REIT files with the Securities and Exchange Commission or any successor or similar Governmental Authority;

(g) promptly after the same are received, copies of all reports which the independent certified public accountants of Borrower or the REIT deliver to Borrower or the REIT; and

(h) such additional financial and other information as Administrative Agent (acting on its own behalf or on behalf of any Lender) may from time to time reasonably request.

Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the REIT or Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 5.02 Notices of Material Events. Each of REIT and Borrower shall promptly (and in no event later than ten (10) days after REIT or Borrower has knowledge of the same) notify Administrative Agent and each Lender of:

(a) Default; Event of Default. The occurrence of any Default or Event of Default;

(b) Litigation. The commencement of, or any material development in, any litigation, arbitration or proceeding affecting Borrower, the REIT, or any Subsidiary (including any Subsidiary Guarantor or any 163 Entity) (i) in which the amount of damages claimed is $1,000,000 or more, (ii) which, if adversely determined, would reasonably be expected to have a Material Adverse Effect or to have a (a) material adverse effect with respect to the financial condition or the operations of any Borrowing Base Property, (b) material adverse effect on the Borrowing Base Asset Value of any Borrowing Base Property, (c) material adverse effect on the ownership of any Borrowing Base Property, (iii) in which the relief sought is an injunction or other stay of the performance of any Loan Document or (iv) required to be reported to the Securities and Exchange Commission pursuant to the Exchange Act;

(c) Environmental Matters. (i) Any enforcement, cleanup, removal or other governmental or regulatory actions instituted or threatened in writing against Borrower, the REIT, or any Subsidiary (including any Subsidiary Guarantor or 163 Entity) or any of their Properties pursuant to any applicable Environmental Laws that would be expected to result in a liability to any of them in excess of the Remediation Threshold, and (ii) any environmental condition of the Properties of Borrower, the REIT, or any Subsidiary that could reasonably be anticipated to cause such Properties (or any portion thereof) to be subject to any material restrictions on ownership, occupancy, transferability or use under any applicable Environmental Laws;

(d) Legal Compliance. Any material written notice received from any Governmental Authority asserting that any Borrowing Base Property is not in compliance with any Requirements of Law; and

(e) Exclusion Events. Promptly and in any event within five (5) Business Days after Borrower or Guarantor obtains actual knowledge of the occurrence of an Exclusion Event, a notice setting forth the Exclusion Event.

Each notice pursuant to this section shall be accompanied by a written statement, signed by a Responsible Officer, setting forth details of the occurrence referred to therein and the provisions of this Agreement affected, and stating what action Borrower or the REIT proposes to take with respect thereto. Each notice under Section 5.02(a) shall describe with particularity the clause or provision of this Agreement or other Loan Document that has been breached or violated.

Section 5.03 Existence; Conduct of Business. Each of the REIT and Borrower shall do or cause to be done and cause each Credit Party to do or cause to be done, all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03. Each of Borrower and Guarantor shall continue to engage only in business of the same general type as conducted by Borrower or Guarantor, as applicable, as of such date that such Credit Party becomes a party hereto or as may be contemplated in their respective Organizational Documents.

Section 5.04 Payment of Obligations. Each of the REIT and Borrower shall, and shall cause each Subsidiary (including any Subsidiary Guarantor or 163 Entity) to, pay and discharge as the same shall become due and payable and otherwise comply with, all their respective obligations and liabilities, including (a) all Tax liabilities, assessments and governmental charges or levies upon it or its Properties, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the REIT, Borrower or such Person, (b) all lawful claims which, if unpaid, would by law become a Lien upon its Properties (other than, in connection with any Real Property, Permitted Exceptions), including Properties constituting Collateral, (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, and (d) all Contractual Obligations, provided that no such payment need be made nor obligation observed if the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.05 Insurance; Property Maintenance.

(a) Insurance. Each of the REIT and Borrower shall, and shall cause each Subsidiary (including any Subsidiary Guarantor or 163 Entity) to, maintain insurance with respect to their activities and properties with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the REIT and Borrower operate. All insurance related to the Borrowing Base Properties shall at all times comply with the requirements attached hereto as Schedule VII.

(b) Property Maintenance. Each of the REIT and Borrower shall maintain, and shall cause each Subsidiary (including any Subsidiary Guarantor or 163 Entity) to maintain, and preserve all of their Properties, including Properties constituting Collateral and Borrowing Base Properties, in good working order and condition, ordinary wear and tear excepted, and make all necessary repairs thereto and renewals and replacements thereof, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect or to have a (a) material adverse effect with respect to the financial condition or the operations of any Borrowing Base Property, (b) material adverse effect on the Borrowing Base Asset Value of any Borrowing Base Property, or (c) material adverse effect on the ownership of any Borrowing Base Property.

(c) Each of the REIT and Borrower shall use, and shall cause each Subsidiary to use, the standard of care typical in the industry in the operation and maintenance of its Real Properties and other property.

Section 5.06 Books and Records; Inspection. Each of the REIT and Borrower shall maintain, and shall cause each Subsidiary (including any Subsidiary Guarantor or 163 Entity) to maintain, proper books of record and account, in which materially full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the Properties and business of Borrower, the REIT and each Subsidiary (including any Subsidiary Guarantor or 163 Entity). Each of the REIT and Borrower shall permit, and shall cause each Subsidiary (including any Subsidiary Guarantor or 163 Entity) to permit, representatives and independent contractors of Administrative Agent (which may be accompanied by representatives and independent contractors of one or more Lenders) and, if an Event of Default has occurred and is continuing, representatives and independent contractors of Administrative Agent or any Lender to visit and inspect any of their respective Real Properties, to conduct audits of the Collateral, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at the expense of Borrower and at any time during normal business hours and as often as may be reasonably desired, upon no less than forty-eight (48) hours advance notice to Borrower and no more often than once in any period of twelve (12) consecutive months unless an Event of Default has occurred and is continuing; provided, however, when an Event of Default exists, Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may visit and inspect at the expense of Borrower such Properties at any time during business hours and without advance notice. Administrative Agent and each Lender shall use its reasonable efforts to minimize interference or disturbance to the possession, occupancy and operations of any lessee or other occupant of any Property when exercising its rights under this Section 5.06.

Section 5.07 Compliance with Laws. Each of the REIT and Borrower shall comply, and shall cause each Subsidiary (including any Subsidiary Guarantor or 163 Entity) to comply, with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, including, without limitation, all securities laws and regulations, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

Section 5.08 Use of Proceeds. The proceeds of the Loans will be used only for Approved Uses. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

Section 5.09 Operating Accounts. Borrower hereby agrees that it shall at all times maintain its operating account at Capital One in an account selected by Borrower. Borrower hereby authorizes Administrative Agent to automatically debit Borrower’s designated account maintained by Borrower for the payment of any amounts due hereunder, or under any Mortgage, or under the Loan Documents, or under any Swap Contract; provided that if sufficient funds are not available in such account for any such payment, it shall not constitute an Event of Default unless Borrower has failed to pay the full amount of such payment when due (subject to any applicable cure or grace period in Section 7.01). Debits for monthly interest payments shall be made on each Interest Payment Date as aforesaid unless other arrangements are agreed to in writing.

Section 5.10 Organizational Documents. The Credit Parties will be managed and operated materially in accordance with their respective Organizational Documents.

Section 5.11 UCC Searches. At any time that an Event of Default has occurred and is continuing, Borrower shall pay for UCC Searches ordered by Administrative Agent with respect to the Collateral or the Credit Parties.

Section 5.12 Environmental Laws. Each of the REIT and Borrower shall, and shall cause each Subsidiary (including any Subsidiary Guarantor or 163 Entity) to, conduct its operations and keep and maintain its Properties in material compliance with all applicable Environmental Laws. Upon the written request of Administrative Agent (on its own behalf or on behalf of any Lender), the REIT and Borrower shall submit, and cause any Subsidiary to submit, to Administrative Agent, at Borrower’s sole cost and expense (except as set forth below), at reasonable intervals, but no more frequently than once every twelve (12) months unless an Event of Default has occurred and is continuing, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report required pursuant to Section 5.02(c); provided, however, unless either (a) an Event of Default has occurred, or (b) Administrative Agent has a reasonable basis to require such updated report, then Administrative Agent and the Lenders shall be responsible for the cost of such report.

Section 5.13 Maintenance of REIT Status. The REIT shall maintain REIT Status. From and after the date of any Listing of its shares on a national stock exchange by the REIT, the REIT shall at all times maintain a Listing of its shares on a national stock exchange.

Section 5.14 Communication with Accountants. Each of the REIT and Borrower authorizes Administrative Agent to communicate directly with Borrower’s independent accountants and authorizes such accountants to disclose to Administrative Agent any and all financial statements and other information of any kind with respect to the business, financial condition and other affairs of the REIT or Borrower, as long as, if no Event of Default exists, Administrative Agent promptly notifies the REIT or Borrower of such discussions and provided that if no Event of Default exists, Administrative Agent shall only engage in such communications once per calendar year (but shall not be so limited from and after the occurrence of an Event of Default).

Section 5.15 Patriot Act Compliance.

(a) Each of the REIT and Borrower shall comply and cause each Subsidiary to comply with the Patriot Act (as defined below) and all applicable requirements of governmental authorities having jurisdiction over the REIT, Borrower or any such Subsidiary or any of their Property relating to money laundering and terrorism. In the event that the REIT, Borrower or any Subsidiary fails to comply with the Patriot Act or any such requirements of governmental authorities, then Administrative Agent may, at its option, cause such Credit Party to comply therewith and any and all reasonable costs and expenses incurred by Administrative Agent in connection therewith shall be secured by the Security Documents and shall be immediately due and payable. For purposes hereof, the term “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 (Public Law 107-56), as the same may be amended from time to time, and corresponding provisions of future laws.

(b) The Patriot Act and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, each Lender (for itself and/or as Administrative Agent for all Lenders hereunder) may from time-to-time request, and each of the REIT and Borrower shall provide to such Lender or Administrative Agent, the REIT’s and Borrower’s name, address, tax identification number and/or such other identification information as shall be necessary for Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

(c) Neither the REIT, nor Borrower, nor any Subsidiary, nor any partner in Borrower or any Subsidiary or member of such partner nor any owner holding more than five percent (5%) of a direct or indirect interest in the REIT, Borrower or any Subsidiary (a) is listed on any Government Lists, (b) is a Prohibited Person, (c) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude, or (d) is currently under investigation by any governmental authority for alleged criminal activity.

Section 5.16 Further Assurances. Promptly upon reasonable request by the Administrative Agent, or any Lender through the Administrative Agent, each of the REIT and Borrower shall (and shall cause each Credit Party to): (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject the properties, assets, rights or interests of any Credit Party to the Liens now or hereafter intended to be covered by any of the Security Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Security Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Credit Party is or is to be a party, and cause each of its Subsidiaries to do so.

Section 5.17 Material Contracts. Each of the REIT and Borrower shall (a) perform and observe and cause each Subsidiary (including each Subsidiary Guarantor and 163 Entity) to perform and observe, all the material terms and provisions of each material contract to be performed or observed by it, except to the extent the failure to so perform or observe would not have a Material Adverse Effect and would not have a (i) material adverse effect with respect to the financial condition or the operations of any Borrowing Base Property, (ii) material adverse effect on the Borrowing Base Asset Value of any Borrowing Base Property, and (iii) material adverse effect on the ownership of any Borrowing Base Property, and (b) obtain the prior written approval of Administrative Agent prior to entering into, or causing any Subsidiary Guarantor (or the 163 Washington SPE) to enter into, any reciprocal easement or similar agreement, ground lease or any other material agreement affecting any Borrowing Base Property.

Section 5.18 Collateral Matters; Liens and Security Interest; Release of Pledge.

(a) To secure performance by Borrower of its Obligations:

(i) Borrower has granted to Administrative Agent, for the benefit of each of the Lenders, an exclusive, perfected first priority security interest and Lien in and to all of the outstanding Equity Interests now or hereafter held by Borrower in each Subsidiary Guarantor pursuant to the Pledge (for the avoidance of doubt, and subject to clause (ix) below, with respect to the 163 Washington Member such security interest shall include only Borrower’s 99.45% Equity Interest in 163 Washington JV);

(ii) In connection with the replacement of any of the Borrowing Base Properties or Borrowing Base Addition pursuant to Article IX hereof, Borrower shall be required to deliver an additional Pledge and the other Loan Documents as required by the terms of such Article IX.

(iii) Borrower has caused each Subsidiary Guarantor and the 163 Washington SPE, and shall cause each Subsidiary Guarantor which hereafter owns any of the Mortgaged Borrowing Base Properties (including the Borrowing Base Properties as of the Original Closing Date and the Effective Date), to grant to Administrative Agent, for the benefit of each of the Lenders, an exclusive, separate mortgage lien on each of the Mortgaged Borrowing Base Properties pursuant to the applicable Mortgages, which upon recordation thereof shall be first priority, perfected mortgage Liens and which Mortgages shall be, upon the execution and delivery thereof to Administrative Agent, effective and legally binding but such Mortgages shall not be recorded until after a Default or Event of Default occurs, at which time Administrative Agent is hereby irrevocably and unconditionally authorized (subject as between Administrative Agent and the Lenders, to Section 8.03) to (i) cause each such Mortgage to be recorded in the appropriate records, together with any UCC Financing Statements required to be filed in connection therewith, and to take any other steps it deems necessary or appropriate in order to perfect Administrative Agent's first priority mortgage lien in and to the Borrowing Base Properties and (ii) take such steps as Administrative Agent may require to perfect collateral assignments of all personalty, all in accordance with the terms thereof, in each case subject only to any applicable Permitted Exceptions. All mortgage, recording, stamp, intangible or other similar Taxes required to be paid by Borrower, Subsidiary Guarantor, the 163 Washington SPE, or any other Person under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any Mortgage (all of which are Indemnified Taxes hereunder) shall be paid by Borrower, Subsidiary Guarantor or the 163 Washington SPE, as applicable, immediately when due. Notwithstanding the foregoing, the Credit Parties acknowledge that (A) with respect to the Borrowing Base Properties known as 163 Washington Street, Brooklyn, New York (“163 Washington”) and 216 West 18th Street, New York, New York, the Mortgages on those properties have been delivered and recorded upon the Original Closing Date and initially secure only the Term Loans and interest and fees thereon and (B) with respect to the Borrowing Base Property known as 1440 Broadway, New York, New York, the Mortgage on that property was assigned to Administrative Agent on the Amended Closing Date and initially secures only the Term Loans and interest and fees thereon. Such Mortgages are sometimes referred to herein as the “Recycled Mortgages.” Upon the Original Closing Date, the applicable Subsidiary Guarantor and the 163 Washington SPE, with respect to 163 Washington and 216 West 18th Street, New York, New York, and on the Effective Date, the applicable Subsidiary Guarantor, with respect to 1440 Broadway, New York, New York, owning such Mortgaged Borrowing Base Properties executed and delivered amended and restated mortgages in respect of such Mortgaged Borrowing Base Properties, and such amended and restated mortgages secure both the Term Loans and Revolving Loans and interest and fees thereon and all other Obligations and may, in accordance with Section 8.03, be recorded after a Default or an Event of Default occurs, and upon such recording will replace the Recycled Mortgages.

(iv) In connection with the addition of any property to the Borrowing Base pursuant to Section 9.03 hereof (including the Borrowing Base Properties as of the Original Closing Date and the Effective Date), Borrower shall be required to deliver to Administrative Agent a Mortgage as required by the terms of such Article IX, to be held by Administrative Agent on the same terms as required by Section 5.18(a)(iii) hereof.

(v) From time to time upon the reasonable request of Administrative Agent, Borrower shall promptly cause the Subsidiary Guarantors and the 163 Washington SPE to deliver the Mortgages, dated a then-current date, to Administrative Agent, each re-executed by the respective Subsidiary Guarantor and the 163 Washington SPE and newly acknowledged, it being expressly understood that, notwithstanding any requirement by a Governmental Authority or pursuant to any Legal Requirement that a mortgage must be recently acknowledged to be recorded, the Mortgages originally delivered to Administrative Agent shall continue to grant to Administrative Agent a first priority mortgage lien in and to the Borrowing Base Properties.

(vi) Upon recordation of any Mortgage in accordance with the terms hereof, including the Recycled Mortgages which were recorded upon the Original Closing Date and/or the Amended Closing Date, Borrower has delivered, with respect to the Recycled Mortgages, and shall deliver, with respect to all other Mortgages, to Administrative Agent, for the benefit of the Lenders, a title insurance policy insuring such Mortgage, and such co-insurance and/or re-insurance as Administrative Agent may reasonably require. The title insurance policy insuring each Mortgage shall be in form and substance reasonably satisfactory to Administrative Agent. Borrower shall pay for reasonable and documented fees and expenses for Administrative Agent's title insurance policy, title and lien searches, intangibles taxes, personal property taxes, recording fees and due diligence expenses.

(vii) For the avoidance of doubt, except for the Recycled Mortgages which were recorded upon the Original Closing Date and/or the Amended Closing Date, the Mortgages shall not be recorded if no Default or Event of Default has occurred and is then continuing but each Mortgage shall, as of the date of each such Mortgage and at all times while it is held by Administrative Agent pursuant hereto, (i) nonetheless be effective and (ii) upon recordation thereof in accordance with the terms hereof grant to Administrative Agent a first priority mortgage lien in and to the Borrowing Base Property described therein, which shall be subject to no exceptions other than Permitted Exceptions.

(viii) Borrower shall deliver such security agreements, financing statements, assignments and other Security Documents (all of which shall be deemed part of the Security Documents), in form and substance reasonably satisfactory to Administrative Agent, as Administrative Agent acting on behalf of the Lenders may reasonably request from time to time for the purpose of granting to, or maintaining or perfecting in favor of, the Lenders, first and exclusive security interests in the Equity Interests of the Subsidiary Guarantors (and the 163 Washington Member) and when required hereunder, the Mortgages, together with other reasonable assurances as to the enforceability and priority of the Lenders' Liens and assurances of due recording and documentation of copies of the Security Documents, as Administrative Agent may reasonably require to avoid material impairment of the Liens and security interests granted or purported to be granted pursuant to this Section 5.18, provided that such documents do not increase Borrower's obligations or liabilities under the Loan Documents or decrease Borrower's rights or remedies under the Loan Documents.

(ix) Notwithstanding anything to the contrary set forth in this Section 5.18(a), solely with respect to 163 Washington, Borrower covenants and agrees that in the event that Borrower hereafter acquires the Black Walnut Partner’s Equity Interest in the 163 Washington Member (whether pursuant to the terms of the 163 Washington JV Agreement or otherwise), Borrower shall (ii) deliver an additional Pledge and the other Loan Documents as required by the terms of Article IX with respect to the remaining Equity Interest so acquired in 163 Washington Member, and (ii) deliver such security agreements, financing statements, assignments and other Security Documents (including any opinions of counsel reasonably requested by Administrative Agent) as are required pursuant to Section 5.18(a)(viii) above with respect to such Pledge. In the event that Borrower so acquires the Black Walnut Partner’s Equity Interest in the 163 Washington JV, any reference in any representation, covenant or agreement contained herein or exception thereto which relates to the Equity Interests held by the Black Walnut Partner as of the Effective Date shall be of no further force and effect.

(b) Each of the REIT and Borrower shall cause (i) all Real Property interests related to the Borrowing Base Properties, (ii) all personal property (including, without limitation, any and all construction drawings, construction plans and architectural renderings relating thereto) owned by the Borrower, any Subsidiary Guarantor or any of the 163 Entities to the extent applicable and relating to any Borrowing Base Properties (other than vehicles subject to certificates of title) and (iii) all of the Pledged Interests to, in each case, be subject at all times to first priority, perfected, as to the Pledge, and perfected and title insured as of recording in accordance with the terms hereof, as to the Mortgages, and, in the case of the Real Property interest in each Borrowing Base Property (whether leased or owned), Liens in favor of the Administrative Agent at all times as required pursuant to this Agreement and the Loan Documents, to secure the Obligations pursuant to the terms and conditions of the Security Documents or, with respect to any such property acquired subsequent to the Original Closing Date, such other additional security documents as the Administrative Agent shall request and as it shall then be entitled to obtain hereunder and under the Loan Documents, subject in any case only to Permitted Exceptions;

(c) With respect to any Collateral described in the foregoing clause (b), Borrower shall deliver, shall cause each Subsidiary Guarantor or 163 Entity to deliver or shall use commercially reasonable efforts to cause any other Person to deliver, such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, real estate title insurance policies, surveys, environmental reports in Borrower’s, the REIT’s or each Subsidiary Guarantor’s or 163 Entity’s possession, custody or control, landlord’s waivers, certified resolutions and other organizational and authorizing documents of such Person, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and, at all times as required pursuant to this Agreement and the Loan Documents, the perfection of the Administrative Agent’s Liens thereunder) and other items of the types required to be delivered pursuant to Section 4.01(a), all in form, content and scope satisfactory to the Administrative Agent;

(d) Each of the REIT and Borrower shall indemnify and/or reimburse (as applicable) the Administrative Agent for any and all reasonable and out-of-pocket costs, expenses, losses, claims, fees or other amounts paid or incurred by the Administrative Agent to the extent paid or incurred in connection with the filing or recording of any documents, agreement or instruments related to the Collateral, the protection of any of the Collateral, its rights and interests therein or the Borrower’s or any Subsidiary Guarantor’s or any of the 163 Entities’ underlying rights and interests therein or the enforcement of any of its other rights with respect to the Collateral; provided, that the reimbursement and indemnity obligations set forth in this clause (c) shall be in addition to and in furtherance of all other reimbursement or indemnity obligations of the REIT, the Borrower or any of their respective Subsidiaries referenced herein or in any other Loan Document.

(e) Each of the REIT and Borrower shall pay all Taxes, charges, filing, registration and recording fees, excises and levies payable with respect to the Notes or the Liens created or secured by the Loan Documents, other than Excluded Taxes. If there shall be enacted any Law (i) affecting any Lien on any Borrowing Base Property, or (ii) changing existing Laws of taxation of mortgages, deeds of trust, security deeds, or debts secured by real property, or changing the manner of collecting any such Taxes, the REIT and Borrower shall promptly pay to the Administrative Agent, on demand, all Taxes, costs and charges for which the Administrative Agent or any Lender is or may be liable as a result thereof (other than Excluded Taxes); however, if such payment would be prohibited by Law or would render the Loans usurious, then instead of collecting such payment, the Administrative Agent may (and on the request of the Required Lenders shall) declare all amounts owing under the Loan Documents to be immediately due and payable.

(f) Notwithstanding the foregoing, upon the occurrence of an Equity Interest Release Event, the Administrative Agent shall be authorized to release the security interest and Lien in and to all of the outstanding Equity Interests then granted by each Subsidiary Guarantor pursuant to the Pledge (provided that no Mortgage delivered by such Subsidiary Guarantor shall be released or terminated); provided, however, that from and after such release, in the event that any Subsidiary shall provide a guaranty of the obligations of another Person that is Recourse, Borrower shall cause such Subsidiary to simultaneously enter into and deliver a Subsidiary Guaranty in favor of Administrative Agent for the benefit of the Lenders and to become a Subsidiary Guarantor hereunder (and shall provide such opinions of counsel as Administrative Agent shall reasonably request in connection with such Subsidiary Guaranty).

Section 5.19 Alterations. Borrower shall obtain the Administrative Agent’s prior written consent, which consent shall not be unreasonably withheld or delayed, to any alterations to any improvements upon any Borrowing Base Property that could reasonably be expected to have a Material Adverse Effect or to have a (a) material adverse effect with respect to the financial condition or the operations of such Borrowing Base Property, (b) material adverse effect on the Borrowing Base Asset Value of such Borrowing Base Property, or (c) material adverse effect on the ownership of such Borrowing Base Property, or that would involve more than $10,000,000 to complete, other than (i) tenant improvement work performed pursuant to the terms of any Lease executed on or before the Effective Date, and (ii) tenant improvement work performed pursuant to the terms and provisions of a Lease and not adversely affecting any structural component of any improvements, any utility or HVAC system contained in any improvements or the exterior of any building constituting a part of any improvements at any Borrowing Base Property, and in the case of any such alterations, shall discharge all mechanic’s liens resulting from such alterations within thirty (30) days of becoming aware of same.

Section 5.20 Special Purpose Entity. Each Subsidiary Guarantor and the 163 Washington SPE shall at all times be, and the REIT and Borrower shall cause each Subsidiary Guarantor and the 163 Washington SPE to at all times be, a Special Purpose Entity.

Section 5.21 Ground Leases. With respect to any Borrowing Base Property that is subject to an Approved Ground Lease, each of the REIT and Borrower shall, and shall cause each Subsidiary Guarantor to:

(a) Diligently perform and observe in all material respects all of the terms, covenants, and conditions of such Approved Ground Lease as tenant under such Approved Ground Lease within any time periods required therein for such performance;

(b) Promptly notify Administrative Agent of (i) the giving to the applicable Subsidiary Guarantor of any notice of any default by such Subsidiary Guarantor under such Approved Ground Lease and deliver to Administrative Agent a true copy of each such notice within five (5) Business Days of such Subsidiary Guarantor’s receipt thereof, (ii) the obtaining of any knowledge of any bankruptcy, reorganization, or insolvency of the landlord under such Approved Ground Lease or of the receipt of any notice thereof, and deliver to Administrative Agent a true copy of such notice within five (5) Business Days of the applicable Subsidiary Guarantor’s receipt and (iii) the commencement of any judicial or arbitration proceeding relating to such Approved Ground Lease. If the trustee in bankruptcy of the lessor under the Approved Ground Lease or the lessor as debtor-in-possession rejects any Approved Ground Lease, such Subsidiary Guarantor shall obtain the prior written consent of the Administrative Agent before it exercises its right to elect to treat the Approved Ground Lease as terminated or to remain in possession for the balance of the terms of the Ground Lease pursuant to Section 365(f) of the Bankruptcy Code; and

(c) Exercise any individual option to extend or renew the term of an Approved Ground Lease within the window provided in such Approved Ground Lease for the exercise thereof upon demand by Administrative Agent made at any time but not less than thirty (30) days prior to the last day upon which any such option may be exercised.

If the applicable Subsidiary Guarantor shall default in the performance or observance of any term, covenant, or condition of any Approved Ground Lease on the part of such Subsidiary Guarantor and shall fail to cure the same prior to the expiration of any applicable cure period provided thereunder, then Administrative Agent, subject to the terms thereof, shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cure the same, to the end that the rights of such Subsidiary Guarantor in, to, and under such Approved Ground Lease shall be kept unimpaired and free from default. If the landlord under any Approved Ground Lease shall deliver to Administrative Agent a copy of any notice of default under such Acceptable Ground Lease, then such notice shall constitute full protection to Administrative Agent for any action taken or omitted to be taken by Administrative Agent, in good faith, in reliance thereon.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated, the principal of and interest on each Loan and all Unreimbursed Amounts and fees payable hereunder have been paid in full, and all L/C Obligations shall equal zero, each of the REIT and Borrower covenants and agrees with the Secured Parties that:

Section 6.01 Financial Covenants.

(a) Borrower. The REIT and Borrower shall not permit:

(i) The Credit Exposure at any time to exceed sixty percent (60%) of the Borrowing Base Asset Values of all Borrowing Base Properties; or

(ii) The Debt Service Coverage Ratio for any fiscal quarter to be less than 1.40:1.00; or

(iii) There to be less than (A) five (5) Borrowing Base Properties at any time after December 31, 2014, (B) seven (7) Borrowing Base Properties at any time after December 31, 2015, or (C) ten (10) Borrowing Base Properties at any time after December 31, 2016.

provided, however, that upon a violation of this Section 6.01(a) by the Borrower, no Default shall exist hereunder unless the Borrower has failed to cure such Default within five (5) days of receiving notice of such Default.

(b) REIT. The REIT agrees as follows:

(i) Consolidated Leverage Ratio. The Consolidated Leverage Ratio of the REIT and its consolidated Subsidiaries shall not exceed sixty percent (60%) at any time; provided, however, that if, on any date, the Consolidated Leverage Ratio exceeds sixty percent (60%), there shall be a thirty (30) day grace period to cure such breach provided that (i) the REIT delivers written notice of the failure to comply with such ratio within three (3) Business Days after a Responsible

Officer of the REIT obtains knowledge of such failure; (ii) at all times during such grace period, such ratio does not exceed sixty-five percent (65%); (iii) on the tenth (10th) Business Day following the commencement of such grace period, and on each tenth (10th) Business Day thereafter through the end of such grace period, the REIT shall deliver to the Administrative Agent an officer’s certificate of a Responsible Officer that certifies as to the amount of the Consolidated Leverage Ratio as of such date, which certificate shall be accompanied by calculations in respect thereof in such detail as may be satisfactory to the Administrative Agent and shall be in form and substance satisfactory to the Administrative Agent, and (iv) such grace period shall only be available a maximum of four (4) times throughout the term of the Loans, and no more than two (2) times in any four (4) consecutive calendar quarters. The foregoing grace period shall immediately terminate in the event that any of the conditions in clause (i), (ii), (iii) or (iv) is not satisfied, time being of the essence.

(ii) Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio for the most recent fiscal quarter shall not be less than 1.50:1.00.

(iii) Tangible Net Worth. The Tangible Net Worth of the REIT and its consolidated Subsidiaries shall not be less than $900,000,000.

(iv) Recourse Indebtedness Ratio. The ratio, expressed as a percentage, of (i) Indebtedness of the Consolidated Group that is Recourse (excluding the Indebtedness under this Agreement and the Loan Documents) to (ii) Total Asset Value shall not exceed ten percent (10%) as of the end of the most recently ended fiscal quarter.

(v) Secured Leverage Ratio. The ratio, expressed as a percentage, of (i) the Secured Indebtedness of the REIT and its consolidated Subsidiaries to (ii) Total Asset Value shall not exceed (A) prior to the occurrence of a Credit Rating Election Event, sixty percent (60%) as of the end of the most recently ended fiscal quarter, and (B) from and after the occurrence of a Credit Rating Election Event, forty percent (40%) as of the end of the most recently ended fiscal quarter.

(vi) Unhedged Variable Rate Indebtedness. The ratio, expressed as a percentage, of (i) the Indebtedness of the REIT and its consolidated Subsidiaries that is Variable Rate Indebtedness (exclusive of the Indebtedness under this Agreement and the Loan Documents) to (ii) Total Asset Value shall not exceed twenty-five percent (25%) as of the end of the most recently ended fiscal quarter.

(vii) Restricted Payments. The REIT shall not, directly or indirectly, and shall not permit any member of the Consolidated Group, directly or indirectly, to make any Restricted Payment, except (A) Permitted Distributions, and (B) the REIT may, and Borrower may, on a one-time basis to be exercised during the period outlined below and subject to prior written notice to Administrative Agent, make dividends or distributions to the REIT on a maximum of two (2) separate occasions to allow the REIT to make payments in connection with share repurchase programs in an amount not to exceed $250,000,000 in the aggregate (plus the purchase of any outstanding fractional shares in an amount not to exceed $250,000 in the aggregate (collectively, a “Permitted Share Repurchase”), provided that the following conditions are satisfied in connection with any such Permitted Share Repurchase:

(A) no Default or Event of Default then exists and no Default or Event of Default shall result from any such Permitted Share Repurchase;

(B) such payments shall be made solely in connection with (and for the purpose of supporting) the process of listing the shares of the REIT on a national securities exchange, whether pursuant to an initial public offering or otherwise and must be made within six (6) months of such listing; and

(C) from and after the date upon which Borrower provides written notice of its intent to undertake a Permitted Share Repurchase, the REIT shall, at all times until all of the Loans have been paid in full, maintain Liquid Assets having a market value of at least Forty Million and No/100 Dollars ($40,000,000) in the aggregate.

(c) Provisions relative to the Calculation of Total Asset Value. For purposes of the calculation of Total Asset Value under this Agreement:

(i) The Appraised Value of any Borrowing Base Property the value of which is included in the calculation of Total Asset Value shall be determined in accordance with the other applicable provisions of this Agreement, including, without limitation, Section 9.01(b).

(ii) An Appraisal shall be required for each Included Property that is not a Borrowing Base Property unless the Borrower elects that the Total Asset Value shall be calculated based on the Estimated Value of such Property pursuant to the terms hereof, provided that any Appraisal obtained within six (6) months prior to the date that the value of such Included Property is first included in the Total Asset Value (with respect to any Included Property the value of which is first included in the Total Asset Value subsequent to the Effective Date) and that is reasonably acceptable to Administrative Agent in its reasonable discretion shall satisfy the requirements of this clause (ii), subject to the provisions of Sections 6.01(c)(iii) and (iv).

(iii) Notwithstanding anything to the contrary in clause (ii) above, in Administrative Agent’s reasonable discretion, a new Appraisal may be required, at Borrower’s expense, for each Included Property commencing (i) August 20, 2015 (with respect to any Included Property the value of which was included in the Total Asset Value as of the Original Closing Date), (ii) twenty four (24)

months from the date that the value of any improved Real Property is thereafter included in the Total Asset Value (with respect to any such subsequently-added Included Property), and (iii) twenty four (24) months from the date of any Appraisal of such Included Property obtained pursuant to this Section 6.01(c)(iii). Borrower may, at its election and expense, also request that Administrative Agent obtain a new Appraisal of any improved Real Property at any time. For purposes of this Section 6.01(c)(iii), an Appraisal that has a date of value that is no earlier than six (6) months prior to the end of any applicable 24-month period described in this Section 6.01(c)(v) shall, if it is approved by Administrative Agent and complies with the requirements of this Agreement, be deemed to satisfy the requirements herein for a new Appraisal to be obtained commencing on each such 24-month period.

(iv) If the Net Operating Income for any Included Property shall decrease (A) by more than five percent (5%) from one fiscal quarter to the next and the Net Operating Income of such Included Property for the next succeeding fiscal quarter does not make up for such decline in Net Operating Income or (B) ten percent (10%) or more from the Net Operating Income of such Included Property for the previous calendar year, then a new Appraisal for such Included Property shall be required to be obtained at Borrower’s cost.

(v) For purposes of determining the Appraised Value of any Included Property hereunder, the most recent Appraisal thereof obtained by and accepted by Administrative Agent in compliance herewith shall govern the determination of the Appraised Value thereof, so long as such Appraisal remains current and a new Appraisal is not required to be obtained for such Included Property pursuant to Section 6.01(c)(iii) or (iv). If at any time, a new Appraisal of any Included Property is required, but such new Appraisal has not timely been obtained by Administrative Agent, then the Included Property Asset Value of such Included Property shall equal the lesser of the Acquisition Cost of such Included Property or the Estimated Value thereof. In addition, unless Borrower elects to calculate the Included Property Asset Values for all Included Properties based on their Appraised Values, the Included Property Asset Value of each such Included Property for which an appraisal has not been obtained as required hereby shall equal the lesser of the Acquisition Cost of such Included Property or the Estimated Value thereof.

(vi) Borrower may elect, pursuant to the definition of “Included Property Asset Value,” to require the determination of the component of the definition of Included Property Asset Value referenced in clause (b) of the definition thereof to be based upon the Estimated Values of the Included Property or the Appraised Value of each Included Property only once per fiscal quarter, in connection with the delivery by Borrower to Administrative Agent of the Compliance Certificate that is due to be delivered during such fiscal quarter, and such election shall be made on an “all or none” basis such that, if Borrower elects to require such determination to be based on Appraised Values, such election must be made as to all Included Properties, and if Borrower elects to require such determination to be based on Estimated Values, such election must be made as to all Included Properties (provided, however, that in the event that Borrower obtains an updated Appraisal pursuant to Section 9.01(b)(viii) Borrower shall be permitted to require that such determination be made on the basis of such updated Appraised Value); and provided, further, that if the Appraised Value of one or more Included Properties cannot be calculated solely because Appraisals have been ordered but have not yet been delivered for such Included Properties as required hereby, the Included Property Asset Value may nonetheless be determined according to the Estimated Value of each such affected Included Property and the Appraised Value of all other Included Properties until such time as an Appraisal for such affected Included Property has been obtained as provided herein.

(vii) With respect to the calculation of Total Asset Value, if the REIT, Borrower or any of their Subsidiaries have made Investments in Assets of the types referred to in Section 6.15(b) through (g) that have values that exceed the portion of the Total Asset Value that Investments in Assets of those types are permitted to have pursuant to Section 6.15(b) through (g), then the Total Asset Value shall be calculated without regard to the portion of the values of those Investments that exceed the portion of the Total Asset Value that Investments in Assets of those types are permitted to have pursuant to Section 6.15(a) through (g).

(d) Provision Relative to Calculation of certain Financial Covenants. For the purpose of calculating the Estimated Values and covenants set forth in this Section 6.01 that contain calculations dependent upon the Adjusted Borrowing Base Net Operating Income or Adjusted Net Operating Income of any Asset, and in connection with any related definitions set forth in Section 1.01 that are used in such calculations, to the extent any such covenant (or definition) references a trailing four (4) fiscal quarters calculation methodology, but a particular Asset that is included as part of the calculation has not been owned by the applicable Person for such four (4) fiscal quarters, the Adjusted Borrowing Base Net Operating Income or Adjusted Net Operating Income of the Applicable Asset shall be annualized, based on the Adjusted Borrowing Base Net Operating Income or Adjusted Net Operating Income, respectively, of such Asset for the applicable quarters during its period of ownership.

Section 6.02 Liens. Each Credit Party shall not create, incur, assume or permit to exist any Lien or Negative Pledge (other than (i) the Lien of the Security Documents and (ii) in connection with any Borrowing Base Property, any Permitted Exceptions) on (a) the Assets constituting the Borrowing Base Properties, (b) the legal or beneficial interest in any Subsidiary Guarantor, any of the 163 Entities or in Borrower or (c) the other Collateral for the Loans and Obligations.

Section 6.03 Fundamental Changes.

(a) Mergers, Consolidations, Disposal of Assets, Etc. No Credit Party shall merge or consolidate, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), terminate, discontinue its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of its business or property, whether now or hereafter acquired, except that, so long as no Event of Default has occurred and is continuing or would result therefrom: (i) any Credit Party may dispose of a Property owned by such Credit Party in the ordinary course of business and for fair value; provided that if such Property is a Borrowing Base Property, then Borrower shall have complied with Section 9.03(b); and (ii) REIT or Borrower may, directly or indirectly, merge or consolidate with any other Person so long as (A) REIT or Borrower shall be the survivor thereof; (B) Borrower shall have given the Administrative Agent and the Lenders at least 30 days’ prior written notice of such consolidation or merger; (C) REIT and Borrower shall have provided to the Administrative Agent and the Lenders all documentation and other information that the Administrative Agent (on its own behalf or on behalf of any Lender) requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act; (D) the Administrative Agent has not advised Borrower that such merger or consolidation would result in a violation of any concentration or lending limits applicable by law or regulation applicable to the Administrative Agent or any such Lender; (E) immediately prior thereto, and immediately thereafter and after giving effect thereto, no Default or Event of Default has occurred or would result therefrom; and (F) at the time of consummation of the merger, Borrower shall have delivered to the Administrative Agent for distribution to each of the Lenders a Compliance Certificate, calculated on a pro forma basis based on information then available to the Borrower, evidencing the continued compliance by the Credit Parties with the terms and conditions of this Agreement and the other Loan Documents, including without limitation, the financial covenants contained in Section 6.01, after giving effect to such consolidation or merger (each of clause (i) - (ii), a “Fundamental Change”). Nothing in this Section shall be deemed to prohibit (i) subject to Section 9.01(c), the leasing of all or portions of Assets in the ordinary course of business for occupancy by the tenants thereunder, or (ii) subject to compliance with the provisions of Article IX hereof, the sale of Assets in the ordinary course of Borrower’s business.

(b) Restriction on Amendments. At least twenty (20) days prior to amending (or causing or permitting to be amended), modifying or waiving any of the provisions of any of the Organizational Documents of any Credit Party in any material respect, the REIT and Borrower shall deliver a written notice (the “Proposed Modification Notice”) to Administrative Agent setting forth the specific details of the proposed amendment, modification and/or waiver (each, a “Proposed Modification”), provided, however, that such notice requirement shall be deemed met as of the Effective Date in connection with the name change of each of the REIT, Borrower, Advisor, Special Limited Partner and New York Recovery Properties, LLC, respectively, and related changes to the Organizational Documents of each of the foregoing in connection with the Listing; provided, further, however, that after the Listing has occurred and the foregoing name changes have been completed Borrower shall deliver to Administrative Agent such amendments to financing statements, replacement acknowledgements, consents and notifications in connection with the Pledged Collateral as Administrative Agent shall reasonably require to document such name changes. Any Proposed Modification which will materially and adversely affect the Administrative Agent will require the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, that the Required Lenders’ consent in their sole and absolute discretion shall be required for any Proposed Modification which would materially and adversely affect the Lenders or Administrative Agent, including a modification that would adversely affect the Collateral for the Loans or repayment of any of the Obligations. Neither Borrower nor Guarantor will change its chief executive office or place of organization unless the applicable party shall have provided Administrative Agent with thirty (30) days’ prior written notice of such change (but in any event, within the period required pursuant to the UCC) and there shall have been taken such action, reasonably satisfactory to Administrative Agent, as may be necessary to maintain the security interest in, and the Liens upon, the Collateral granted under the Security Documents at all times fully perfected, as to the Pledge (at all times prior to the release thereof pursuant to Section 5.18(f)), and perfected as of recording in accordance with the terms hereof, as to the Mortgages, and in full force and effect.

Section 6.04 Indebtedness. Borrower, each Subsidiary of Borrower that holds any interest in any Subsidiary Guarantor, each of the 163 Entities and each Subsidiary Guarantor shall not create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness except (a) Indebtedness incurred pursuant to this Agreement and (b) Trade Payables. The foregoing covenant does not limit the ability of Subsidiaries that are not Subsidiary Guarantors and that do not hold any interest in any Subsidiary Guarantor (other than the 163 Entities) from creating, incurring, assuming, suffering to exist or otherwise becoming or remaining directly or indirectly liable with respect any Indebtedness so long as neither Borrower, nor any Subsidiary Guarantor, nor any Subsidiary that is not a Subsidiary Guarantor (other than the 163 Entities) and that holds any interest in any Subsidiary Guarantor nor any 163 Entity has any obligations with respect thereto.

Section 6.05 Transactions with Affiliates; Joint Ventures.

(a) Transactions with Affiliates. No Credit Party shall enter into any transaction with any Affiliate of Borrower or of any such Person, except (i) as expressly permitted by this Agreement, (ii) in the ordinary course of business and pursuant to the reasonable requirements of the business of Borrower or such Person, (iii) reasonable and customary fees paid to, and indemnification arrangements with, members of the board of directors (or similar governing body) of any of the Credit Parties or the issuance of directors’ or nominees’ qualifying shares, (iv) compensation and indemnification arrangements for directors (or equivalent), officers and employees of REIT, Borrower and the Subsidiaries, including retirement, health, option and other benefit plans, bonuses, performance-based incentive plans, and other similar forms of compensation, the granting of Equity Interests to directors (or equivalent), officers and employees of REIT, Borrower and the Subsidiaries in connection with the implementation of any such arrangement, and the funding of any such arrangement, (v) Restricted Payments permitted under Section 6.01(b)(vii), (vi) Investments permitted under Section 6.15, (vii) any Permitted Incentive Listing Note Distribution permitted hereunder and the issuance of the Incentive Listing Note, provided that such Incentive Listing Note shall be permitted only to the extent that such Incentive Listing Note (A) includes no accrual of additional amounts on the outstanding principal obligations thereunder, and (B) is not secured by any collateral from Borrower or the REIT, (viii) entry by Borrower into the Outperformance Plan Agreement and any issuance of LTIP units as set forth therein, and (ix) transactions between or among Borrower and the Subsidiaries permitted under Section 6.03 not involving any other Affiliate; in each case, upon fair and reasonable terms no less favorable to such Person than would obtain in a comparable arm’s-length transaction with a Person not such an Affiliate. Notwithstanding the foregoing, Borrower shall not enter into any amendment or replacement of, prepayment, redemption or defeasance of the Incentive Listing Note unless the consent of the Required Lenders has been obtained.

(b) Joint Ventures. No Subsidiary Guarantor or 163 Entity shall enter into any joint venture or other co-ownership relationship for any Asset with any Person (other than with respect to the Asset known as 163 Washington Street, Brooklyn, New York, in which third parties own less than a 5% indirect interest).

Section 6.06 Restrictive Agreements. No Credit Party shall directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of such Credit Party to create, incur or permit to exist any Lien or Negative Pledge (other than, in connection with any Real Property, any Permitted Exceptions or, with respect to 163 Washington, restrictions pursuant to the organizational documents of any of the 163 Entities as in effect on the Original Closing Date) upon any of the Collateral.

Section 6.07 Fiscal Year; Fiscal Quarters. No Credit Party shall change its fiscal year or any of its fiscal quarters, without Administrative Agent’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed.

Section 6.08 Employees. No Credit Party shall employ or engage any employees at any time unless such employees are engaged by a Credit Party in connection with such Credit Party’s normal business operations or in the ordinary course of owning and operating any Property and with the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed).

Section 6.09 ERISA. (a) No Credit Party shall take any action, or omit to take any action, which would (i) cause any of such Credit Party’s Assets to be subject to Title I of ERISA and/or Section 4975 of the Code or (ii) cause the transactions contemplated by the Loan Documents to be a nonexempt prohibited transaction (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) that could subject Administrative Agent and/or the Lenders, on account of any Loan or execution of the Loan Documents hereunder, to any tax or penalty on prohibited transactions imposed under Section 4975 of the Code or Section 502(i) of ERISA.

(b) During the term of the Loans, no Credit Party shall maintain, sponsor or become obligated to contribute to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a Multiemployer Plan.

Section 6.10 Asset Sales. No Credit Party shall transfer, voluntarily, by operation of law or otherwise, any Borrowing Base Property other than in compliance with the requirements for Borrowing Base Removal set forth in Section 9.03(b). No Credit Party shall transfer, voluntarily, by operation of law or otherwise, any Asset other than a Borrowing Base Property during the occurrence of any Event of Default or at any other time if such transfer would cause any Credit Party to be in violation of any of the covenants set forth in Section 6.01; provided, however, that the following transfers or other dispositions shall not be prohibited: (i) transfers or dispositions with respect to Assets other than Borrowing Base Properties during the continuance of an Event of Default in the event that a purchase and sale agreement has been entered into for any such Asset with a Person that is not an Affiliate of Borrower and upon arms’-length terms and all of the sales proceeds therefrom are immediately after such sale delivered to Administrative Agent to be applied toward repayment of the Loans and other Obligations then due and owing, with any remaining amount to be returned to Borrower; (ii) transfers or dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business; (iii) transfers or dispositions of inventory in the ordinary course of business; (iv) any transfer of real property due to condemnation and (v) transfers or dispositions permitted by Section 6.03.

Section 6.11 Prohibited Transfers; REIT Covenants.

(a) Transfers of Guarantor Equity Interest. The REIT shall not (i) transfer, voluntarily, involuntarily, by operation of law or otherwise, all or any part of its Equity Interest in Borrower in any respect that would result in a Change of Control without the prior written consent of Administrative Agent and the Required Lenders, in their sole and absolute discretion; (ii) cause, permit or suffer to exist any Lien, whether directly or indirectly, upon all or any portion of its interest in Borrower or any rights to distributions therefrom, or grant any Negative Pledge with respect thereto; or (iii) fail for any reason whatsoever, whether voluntarily or involuntarily, to be the sole general partner of Borrower.

(b) Transfers of Borrower Equity Interests. Except in connection with a Borrowing Base Removal in accordance with Article IX, Borrower shall not transfer, voluntarily, involuntarily, by operation of law or otherwise, all or any part of its Equity Interest in any Subsidiary Guarantor or 163 Entity without the prior written consent of Administrative Agent and the Required Lenders, in their sole and absolute discretion.

(c) Principal Subsidiary. The REIT shall not undertake any act, acquire any Investment, enter into any transaction, dispose of any asset or otherwise cause or permit any transaction to occur whereby Borrower ceases to be the principal Subsidiary of the REIT through which the REIT directly or indirectly holds all or substantially all of its Assets.

Section 6.12 Management Fees. No Credit Party shall pay property management or similar fees in connection with the Transactions, provided that the foregoing shall not prohibit Subsidiary Guarantors or the 163 Entities from paying management, investment advisory fees or similar fees in connection with the management of the Borrowing Base Properties and, provided further, that nothing herein shall prohibit any payments pursuant to the agreements set forth on Schedule 6.12 hereto.

Section 6.13 Subsidiaries. The REIT and Borrower shall not fail to cause each of the Subsidiary Guarantors and each of the 163 Entities at all times to be a Special Purpose Entity and a wholly-owned (except with respect to the 163 Entities as to which third parties hold less than 5% of the Equity Interests) Domestic Subsidiary (whether direct or indirect) of the Borrower. The REIT and the Borrower shall not fail to cause (a) Borrower to own a direct 99.45% Equity Interest in the 163 Washington Member , (b) Borrower to own an indirect 97.39% Equity Interest in the 163 Washington JV, or (c) Borrower to own an indirect 97.39% Equity Interest in the 163 Washington SPE.

Section 6.14 Taxation of Borrower. Borrower shall at all times be taxed as a partnership under the Code and not as an association taxable as a corporation. Each Subsidiary Guarantor and 163 Entity shall be treated as an entity disregarded from Borrower for U.S. federal income tax purposes.

Section 6.15 Line of Business; Investments. Neither the REIT nor Borrower shall, nor shall the REIT or Borrower permit any of their respective Subsidiaries to, enter into or acquire any Investment other than, or engage in any material line of business substantially different from, Investments in Real Properties (to the extent permitted hereunder and in accordance with this Agreement) which are used as offices, retail space, and multifamily housing, parking or distribution facilities or any combination thereof, and any business activities substantially related or incidental thereto. Neither the REIT nor the Borrower shall, nor permit any of their respective Subsidiaries to, make any Investments, or engage in any business, other than:

(a) Investments by the REIT or Borrower in Real Properties (to the extent permitted hereunder and in accordance with this Agreement) which are used as offices, retail space, multifamily housing, parking facilities (so long as they are operated by a third-party operator) or distribution facilities which meet the conditions set forth in Section 9.01(b)(v) hereof, or any combination thereof, and any business activities substantially related or incidental thereto;

(b) Investments by the REIT or Borrower in non-wholly owned Subsidiaries and unconsolidated Affiliates; provided that such Investments in the aggregate for the REIT, Borrower, Subsidiary Guarantors and the 163 Entities (excluding the Worldwide Plaza Investment) shall not collectively exceed fifteen percent (15%) of Total Asset Value (provided that the Worldwide Plaza Investment shall be included for the purpose of determining Total Asset Value);

(c) Investments by the REIT or Borrower in undeveloped or unimproved Real Property; provided that such Investments in the aggregate for the REIT, Borrower, Subsidiary Guarantors and the 163 Entities shall not collectively exceed five percent (5%) of Total Asset Value; and

(d) Investments by the REIT or Borrower in underdeveloped, partially constructed, or partially improved Real Property; provided that such Investments in the aggregate for the REIT, Borrower, Subsidiary Guarantors and the 163 Entities shall not collectively exceed ten percent (10%) of Borrower’s Total Asset Value;

(e) Investments by the REIT or Borrower in loans secured, in whole or in part, by a first-lien mortgage or deed of trust upon Real Property, provided that such Investments in the aggregate for the REIT and Borrower shall not collectively exceed ten percent (10%) of Total Asset Value;

(f) Investments by the REIT or Borrower in Real Property which is operated as stabilized hotels; provided that such Investments in the aggregate for the REIT or Borrower shall not collectively exceed ten percent (10%) of Total Asset Value;

(g) Investments in the form of cash or Cash Equivalents or other short term liquid Investments approved by the Administrative Agent;

(h) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, provided that such Investments in the aggregate for the REIT, Borrower and Subsidiaries shall not collectively exceed five percent (5%) of Total Asset Value;

(i) Investments by the REIT or Borrower permitted under applicable law in the publicly traded Equity Interests of real estate investment trust or other real estate companies conducting business, services or activities substantially similar or related to those engaged in by the REIT and its Subsidiaries on the Original Closing Date not to at any time exceed five percent (5%) of Total Asset Value; and

(j) Investments by the REIT or Borrower (i) in the ordinary course of business constituting 100% of the Equity Interests in any Person the assets of which (other than immaterial assets) constitute real property assets and which Investments do not constitute or include the assumption of Indebtedness of such Person or a Guarantee or Indebtedness of such Person (in each case other than Non-Recourse Indebtedness) or (ii) constituting all of the Equity Interests in any other Person so long as (A) unless the assets of such Person (other than immaterial assets) constitute real property assets which are otherwise permitted to be acquired by the REIT or Borrower un this Section 6.16, Borrower shall have given the Administrative Agent and the Lenders at least thirty (30) days’ prior written notice of such Investment, (B) immediately prior thereto, and immediately thereafter and after giving effect thereto, no Default or Event of Default has occurred or would resulted therefrom, and (C) prior to consummating such Investment, Borrower shall have delivered to the Administrative Agent for distribution to each of the Lenders a Compliance Certificate, calculated on a pro forma basis based on information then available to Borrower, evidencing the continued compliance by the Loan Parties with the financial covenants contained in Section 9, after giving effect to such Investment.

Notwithstanding anything to the contrary herein, the aggregate amount of the Investments described in clauses (b) through (f) above (excluding the Worldwide Plaza Investment) shall not exceed in the aggregate for the REIT, Borrower, Subsidiary Guarantors and the 163 Entities twenty percent (20%) of Total Asset Value (provided that the Worldwide Plaza Investment shall be included for the purpose of determining Total Asset Value).

Section 6.16 Zoning. Each of the REIT and Borrower shall not, and shall not permit any Subsidiary Guarantor or any 163 Entity to, without the Administrative Agent’s prior written consent, seek, make, suffer, consent to or acquiesce in any material change or variance in any zoning or land use laws or other conditions of any Borrowing Base Property or any portion thereof. The Borrower shall not use or permit the use of any portion of any Borrowing Base Property in any manner that could result in such use becoming a non-conforming use under any zoning or land use law or any other Laws, or amend or modify any agreements relating to zoning or land use matters or permit the joinder or merger of lots for zoning, land use or other purposes, without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, delayed or conditioned provided that such change could not reasonably be expected to adversely affect the value of such Borrowing Base Property. Further, without the Administrative Agent’s prior written consent, the Borrower shall not, and shall not permit any Subsidiary Guarantor or any 163 Entity to, file or subject any part of any Borrowing Base Property to any declaration of condominium or co-operative or convert any part of any Borrowing Base Property to a condominium, co-operative or other direct or indirect form of multiple ownership and governance.

Section 6.17 No Joint Assessment; Separate Lots. The REIT and Borrower shall not, and shall not permit any Subsidiary Guarantor or any 163 Entity to, suffer, permit or initiate the joint assessment of any Borrowing Base Property with any other real property constituting a separate tax lot in any respect which could reasonably be expected to have a material adverse effect on such Borrowing Base Property.

Section 6.18 Special Purpose Entity. No Subsidiary Guarantor or 163 Entity shall, and the REIT and Borrower shall not permit any Subsidiary Guarantor or 163 Entity to, directly or indirectly make any change, amendment or modification to its organizational documents, or otherwise take any action which could result in any Subsidiary Guarantor or 163 Entity not being a Special Purpose Entity.

Section 6.19 Borrowing Base Properties; Ground Leases. Each of the REIT and Borrower shall not, nor shall it permit any other Credit Party to, directly or indirectly:

(a) use or occupy or conduct any activity on, or knowingly permit the use or occupancy of or the conduct of any activity on any Borrowing Base Properties by any tenant, in any manner which violates any Legal Requirement or which could reasonably be expected to have a (a) material adverse effect with respect to the financial condition or the operations of such Borrowing Base Property, (b) material adverse effect on the Borrowing Base Asset Value of such Borrowing Base Property, (c) material adverse effect on the ownership of such Borrowing Base Property, or which makes void, voidable, or cancelable any insurance then in force with respect thereto or makes the maintenance of insurance in accordance with Section 5.05 commercially unreasonable (including by way of increased premium);

(b) Without the prior written consent of Administrative Agent (which consent shall not be unreasonably withheld or delayed), (i) impose any material easement, restrictive covenant, or encumbrance upon any Borrowing Base Property, or (ii) execute or file any subdivision plat or condominium declaration affecting any Borrowing Base Property;

(c) Without the prior written consent of the Required Lenders (which consent shall not be unreasonably withheld or delayed), permit any drilling or exploration for or extraction, removal or production of any mineral, hydrocarbon, gas, natural element, compound or substance (including sand and gravel) from the surface or subsurface of any Borrowing Base Property regardless of the depth thereof or the method of mining or extraction thereof;

(d) Without the prior consent of the Required Lenders, surrender the leasehold estate created by any Approved Ground Lease or terminate or cancel any Approved Ground Lease or materially modify, change, supplement, alter, or amend any Approved Ground Lease, either orally or in writing; or

(e) Enter into any Contractual Obligations related to any Borrowing Base Property providing for the payment of a management fee (or any other similar fee) to anyone other than a Credit Party if, with respect thereto, Administrative Agent has reasonably required that such fee be subordinated to the Obligations in a manner reasonably satisfactory to Administrative Agent, and a reasonably acceptable subordination agreement has not yet been obtained.

Section 6.20 Advisory Agreement. Prior to the Internalization, amend or modify the Advisory Agreement in a manner that either (i) increases the monetary obligations of the Borrower thereunder other than to a de minimus extent or (ii) materially reduces the Borrower’s rights thereunder, in either case without the prior written consent of the Agent and the Required Lenders, which consent shall not be unreasonably withheld, conditioned or delayed.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01 Events of Default. If any of the following events (each an “Event of Default”) shall occur:

(a) Borrower shall fail to (i) pay as and when due and payable any principal on any of the Loans or Obligations (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), or (ii) pay when due any interest on any of the Loans or Obligations or (iii) pay when due any fees or any other amount payable hereunder or under any other Loan Document, and such failure to pay interest, fees or such other amounts described in clause (ii) or (iii) shall continue for five (5) days after written notice thereof has been given to Borrower by Administrative Agent;

(b) any representation or warranty made or deemed made by or on behalf of any Credit Party in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall prove to have been incorrect in any material respect when made or deemed made;

(c) (i) any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01 (provided that in the case of a failure to comply with Sections 5.01(a), (b), (c), (d), (f), (g) or (j) Administrative Agent shall have given the applicable Borrower five (5) days’ prior written notice of such failure), Section 5.02, Section 5.08, Section 5.09, Section 5.18, Section 5.21, Section 6.03(a) or in Article VI, (ii) Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 7(c)(iv), 7(c)(v) or 7(c)(vi) of the Pledge or (iii) any Guarantor shall fail to pay when due any monetary obligations due to the Administrative Agent, the L/C Issuer or the Lenders under any Guaranty to which such Guarantor is party;

(d) any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in the other subsections of this Section 7.01) or any other Loan Document (except to the extent a shorter time period is provided for in the applicable Loan Document) and such failure shall continue unremedied for a period of thirty (30) or more days after notice thereof from Administrative Agent to such Credit Party; provided that in the case of any such default which is susceptible to cure but cannot be cured within thirty (30) days through the exercise of reasonable diligence, if such Credit Party commences such cure within the initial thirty (30) day period and diligently prosecutes same to completion, such period of thirty (30) days shall be extended for such additional period of time as may be reasonably necessary to cure same, provided such additional period shall in no event exceed one hundred twenty (120) days;

(e) a payment default by a Credit Party under any Swap Contract or the failure to pay any obligations arising as a result of a “Termination Event” under any Swap Contract as to which a Credit Party is the “Affected Party” in each case beyond applicable notice or cure periods set forth in any such Swap Contract;

(f) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Credit Party or its debts, or of a substantial part of its assets, under any Insolvency Proceeding or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of sixty (60) or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(g) any Credit Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Insolvency Proceeding, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 7.01(g), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Credit Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(h) either REIT or the Borrower shall admit in writing its inability to pay its debts as they become due;

(i) one or more final judgments for the payment of money in an aggregate amount in excess of $15,000,000 shall be rendered against any Consolidated Entity alone or any combination thereof, and the same shall remain undischarged for a period of forty-five (45) consecutive days during which either (i) execution shall not be effectively stayed or bonded or (ii) a reputable insurance company has not accepted liability therefor (other than requiring payment of the applicable deductible);

(j) any Consolidated Entity (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), after the expiration of any applicable grace periods, in respect of any Indebtedness or Contingent Obligation (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Contingent Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; provided that this clause (j) shall not apply to any redemption, conversion or settlement of any convertible Indebtedness of REIT or the Borrower (and cash in lieu of fractional shares or units) pursuant to its terms unless such redemption, conversion or settlement results from a default thereunder or an event of a type that otherwise constitutes an Event of Default or the required amount payable in respect of such redemption, conversion or settlement is not timely paid;

(k) the written assertion by any Governmental Authority against any Consolidated Entity of (or there shall have been asserted against any Consolidated Entity) any claims or liabilities, whether accrued, absolute or contingent, based on or arising from the generation, storage, transport, handling or disposal of Hazardous Materials by such Consolidated Entity or any of its Subsidiaries or predecessors that, in the reasonable judgment of Administrative Agent, are reasonably likely to be determined adversely to such Consolidated Entity, and the amount thereof (either individually or in the aggregate) will have a Material Adverse Effect (insofar as such amount is payable by such Consolidated Entity but after deducting any portion thereof that is reasonably expected to be paid by other creditworthy Persons jointly and severally liable therefor);

(l) subject to the provisions of Article IX, the Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien, as to the Pledge, or a valid and perfected Lien as of the time of recording to the extent permitted herein, on the collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required herein or therein) in favor of Administrative Agent, free and clear of all other Liens (other than Liens under the respective Security Documents and Permitted Exceptions), or, except for expiration, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by any Credit Party;

(m) any Guaranty shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Guarantor shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder;

(n) any Credit Party with ERISA investors who have made a capital contribution shall fail or cease to qualify as a REOC or a VCOC or otherwise meet an exception under the Plan Assets Regulations which would prevent the assets of such Credit Party from being subject to Title I of ERISA and/or Section 4975 of the Code;

(o) any event shall occur which gives rise to a nonexempt prohibited transaction (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) involving any plan (as such term is defined in the Plan Asset Regulation) that is a Consolidated Entity that could subject Administrative Agent and/or the Lenders, on account of any Loan or any other transaction contemplated by the Loan Documents, to any Tax or penalty on prohibited transactions imposed under Section 4975 of the Code or Section 502(i) of ERISA;

(p) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Collateral or any Borrowing Base Property or any of the other material assets of the REIT or the Borrower, and is not released, vacated or fully bonded within thirty (30) days after its issue or levy;

(q) a Change in Control shall occur;

(r) the Borrower fails for any reason or cause whatsoever to procure a Swap Contract as and when required to do so under Section 2.21 hereof;

(s) any Default with respect to Borrower’s obligations under Section 5.18(a)(ix) which is not remedied within five (5) days;

(t) any breach or default on the part of the Special Limited Partner under the Special Limited Partner Subordination Agreement; or

(u) the Special Limited Partner Subordination Agreement shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Credit Party or the Special Limited Partner shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder.

then, and in every such event (other than an event with respect to a Credit Party described in Section 7.01(f) or Section 7.01(g)), and at any time thereafter during the continuance of such event, Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Credit Parties, take any or all of the following actions, at the same or different times: (i) terminate the Commitments (other than the respective obligations of the Revolving Lenders to participate in outstanding L/C Obligations) and any obligations of the Issuing Bank to issue, amend or renew Letters of Credit, to be terminated, whereupon the same shall terminate immediately, (ii) declare the Loans and Obligations then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans and Obligations so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Credit Parties accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties, (iii) record the Mortgages, (iv) require that Borrower Cash Collateralize all outstanding Letters of Credit (in an amount equal to 105% of the stated amount thereof), (iv) with respect to a default under Section 7.01(r) hereof, exercise all rights and remedies available to it under this Agreement and the other Loan Documents or otherwise, including the right (but not the obligation) of Administrative Agent to procure or otherwise enter into one or more Swap Contracts with a counterparty for and on behalf of Borrower without such action constituting a cure of such Event of Default and without waiving Administrative Agent's or Lenders' rights arising out of or in connection with such Event of Default, provided that if Administrative Agent shall enter into a Swap Contract in accordance with its right to do so pursuant to this Section 7.01, then (A) the terms and provisions of any such Swap Contract, including the term thereof, shall be determined by Administrative Agent in its sole and absolute discretion and (B) Borrower shall pay all of Administrative Agent's costs and expenses in connection therewith, and (v) exercise all of the rights and remedies of the Administrative Agent and the Lenders, whether provided at law or in equity, including its rights and remedies under this Agreement (including, without limitation, pursuant to Section 5.18) and/or the Security Documents; and in case of any event with respect to the REIT or the Borrower described in Section 7.01(f) or Section 7.01(g), (A) the Commitments (other than the respective obligations of the Revolving Lenders to participate in outstanding L/C Obligations) and any obligations of the Issuing Bank to issue, amend or renew Letters of Credit shall automatically terminate; (B) the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Credit Parties accrued hereunder, shall automatically become due and payable (such automatic events being deemed an acceleration hereunder), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties, (iii) Administrative Agent thereupon may, and at the request of the Required Lenders shall, record the Mortgages; (iv) Borrower shall automatically be required to Cash Collateralize all outstanding Letters of Credit (in an amount equal to 105% of the stated amount thereof), and (iv) all of the rights and remedies of the Administrative Agent and the Lenders, whether provided at law or in equity, including their rights and remedies under this Agreement (including, without limitation, pursuant to Section 5.18) and/or the Security Documents, shall thereupon immediately be exercisable. The Loans are fully recourse to the Borrower and the Guarantors, and Administrative Agent and the Lenders are expressly permitted to enforce the liability and obligation of the Credit Parties to perform and observe the obligations contained in the Loan Documents by any action or proceeding wherein, without limitation, a money judgment or specific performance shall be sought against any Credit Party, or any other appropriate action or proceeding to enable the Agent and the Lenders to enforce and realize upon its interest and rights under the Loan Documents or any other collateral that may be given to Lenders pursuant to the Loan Documents.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Section 8.01 Appointment, Powers and Immunities. Each Lender hereby appoints and authorizes Administrative Agent to act as its administrative agent hereunder and under the other Loan Documents with such powers as are specifically delegated to Administrative Agent by the terms of this Agreement and of the other Loan Documents, together with such other powers as are reasonably incidental thereto. Administrative Agent (which term as used in this sentence and in Section 8.05 and the first sentence of Section 8.06 shall include reference to its Affiliates and its own and its Affiliates’ officers, directors, employees and agents):

(a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee for any Lender except to the extent that Administrative

Agent acts as an agent with respect to the receipt or payment of funds, nor shall Administrative Agent have any fiduciary duty to any Credit Party nor shall any Lender have any fiduciary duty to any Credit Party or any other Lender;

(b) shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any other Loan Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Loan Documents or any other document referred to or provided for therein or for any failure by any Credit Party or any other Person to perform any of its obligations thereunder;

(c) shall not be responsible for any action taken or omitted to be taken by it under any Loan Document or under any other document or instrument referred to or provided for therein or in connection therewith, except to the extent any such action taken or omitted violates Administrative Agent’s standard of care set forth in the first sentence of Section 8.06;

(d) shall not, except to the extent expressly instructed by the Required Lenders with respect to collateral security under the Loan Documents, be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document; and

(e) shall not be required to take any action which is contrary to the Loan Documents or applicable Legal Requirements.

The relationship between Administrative Agent and each Lender is a contractual relationship only, and nothing herein shall be deemed to impose on Administrative Agent any obligations other than those for which express provision is made herein or in the other Loan Documents. Administrative Agent may employ agents and attorneys, and may delegate all or any part of its obligations hereunder, to third parties and shall not be responsible for the negligence or misconduct of any such agents, attorneys in fact or third parties selected by it in good faith. Administrative Agent may deem and treat the payee of a Note as the holder thereof for all purposes hereof unless and until a notice of the assignment or transfer thereof shall have been filed with Administrative Agent, any such assignment or transfer to be subject to the provisions of Section 10.05. Except as provided in Section 8.08 and 8.09, the provisions of this Article VIII are solely for the benefit of Administrative Agent, the Lenders, and the L/C Issuer and no Credit Party shall have any rights as a third-party beneficiary of any of the provisions of this Article VIII and Administrative Agent and the Lenders may modify, amend or waive such provisions of this Article VIII in their sole and absolute discretion.

Section 8.02 Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including, without limitation, any thereof by telephone, telecopy, telegram or cable) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Administrative Agent. As to any matters not expressly provided for by this Agreement or any other Loan Document, Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders, and such instructions of the Required Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and the L/C Issuer.

Section 8.03 Defaults.

(a) Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or an Event of Default unless Administrative Agent has received notice from a Lender, the L/C Issuer or any Credit Party specifying such Default or Event of Default and stating that such notice is a “Notice of Default.” In the event that Administrative Agent receives such a notice of the occurrence of a Default or Event of Default, Administrative Agent shall give prompt notice thereof to the Lenders and the L/C Issuer. Within ten (10) days of delivery of such notice of Default or Event of Default from Administrative Agent to the Lenders and the L/C Issuer (or such shorter period of time as Administrative Agent determines is necessary), Administrative Agent, the Lenders and the L/C Issuer shall consult with each other to determine a proposed course of action. Administrative Agent shall (subject to Section 8.07) take such action with respect to such Default or Event of Default as shall be directed by the Required Lenders, including recording of the Mortgages as permitted hereunder, provided that, (A) unless and until Administrative Agent shall have received such directions, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, including decisions (1) to make Protective Advances that Administrative Agent determines are necessary to protect or maintain any Collateral, (2) to record the Mortgages as permitted hereunder, and (3) to foreclose on any Collateral or exercise any other remedy, with respect to such Default or Event of Default as it shall deem advisable in the interest of the Lenders and the L/C Issuer except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of all of the Lenders; provided, however, that no actions approved by the Required Lenders shall violate the Loan Documents or applicable Legal Requirements; and, provided, further, that if, as a result of a Revolving Maturity Date that is not a Term Maturity Date, an Event of Default shall have occurred as a result of Borrower’s failure to pay the Revolving Loans on the Revolving Maturity Date, Administrative Agent shall, at the direction of either the Required Lenders or the Required Revolving Lenders, promptly accelerate all Obligations under this Agreement that have not theretofore become due and payable and demand Borrower to Cash Collateralize the Letters of Credit. Each of the Lenders and the L/C Issuer acknowledges and agrees that neither any individual Lender nor the L/C Issuer may separately enforce or exercise any of the provisions of any of the Loan Documents (including the Notes) other than through Administrative Agent. Administrative Agent shall advise the Lenders and the L/C Issuer of all material actions which Administrative Agent takes in accordance with the provisions of this Section 8.03(a) and shall continue to consult with the Lenders and the L/C Issuer with respect to all of such actions. Notwithstanding the foregoing, if the Required Lenders shall at any time direct that a different or additional remedial action be taken from that already undertaken by Administrative Agent, including the commencement of foreclosure proceedings, such different or additional remedial action shall be taken in lieu of or in addition to, the prosecution of such action taken by Administrative Agent; provided that all actions already taken by Administrative Agent pursuant to this Section 8.03(a) shall be valid and binding on each Lender and the L/C Issuer; and, provided further that no such direction shall involve any countermand of any direction given by the Required Revolving Lenders to accelerate all obligations under this Agreement All cash proceeds (other than cash proceeds subject to the provisions of Section 8.03(j) received from any enforcement actions, including, without limitation, the cash proceeds of a foreclosure sale of any Collateral and the proceeds of any recoveries under any of the Notes or Guaranties, shall be applied, first, to the payment or reimbursement of Administrative Agent for expenses incurred in accordance with the provisions of Sections 8.03(b), 8.03(c), and 8.03(d) and 8.05 and to the payment of the Administrative Fee (as such term is defined in the Fee Letter) and other servicing fees to the extent not paid by Borrower pursuant to Section 8.11, second, to the payment or reimbursement of the Lenders for expenses incurred in accordance with the provisions of Sections 8.03(b), 8.03(c), and 8.03(d) and 8.05; third, to the payment or reimbursement of the Lenders for any advances made pursuant to Section 8.03(b) or 8.03(g); fourth, pari passu to the Lenders in accordance with their respective Applicable Percentage, unless an Unpaid Amount is owed pursuant to Section 8.12, in which event such Unpaid Amount shall be deducted from the portion of such proceeds of the Defaulting Lender and be applied to payment of such Unpaid Amount to the Special Advance Lender, to pay any Indebtedness of Borrower under any Swap Contract provided by Administrative Agent or any Affiliate and to Cash Collateralize all L/C Obligations.

(b) All losses incurred in connection with the Loans (including with respect to interest (including interest at the Default Rate) and other sums payable pursuant to the Notes), the enforcement thereof or the realization of the security therefor, shall be borne by the Lenders in accordance with their respective Applicable Percentages. The Lenders shall promptly, upon request by Administrative Agent, remit to Administrative Agent their respective Applicable Percentages of (i) Protective Advances, (ii) any other expenses incurred in connection with the enforcement of the Security Documents or other Loan Documents, and (iii) any expenses incurred in connection with the consummation of the Loans not paid or provided for by Borrower. Protective Advances as described in clause (ii) of the definition of the term “Protective Advances” shall not exceed $2,500,000 annually unless approved by the Required Lenders in advance. Each Lender’s Applicable Percentage of any Protective Advance shall constitute obligatory advances of that Lender under this Agreement, shall be payable by each Lender on demand by Administrative Agent and secured by the Collateral, and if unpaid by any Lender as set forth below and not reimbursed by Borrower, its Applicable Percentage thereof shall bear interest at the rate applicable to such amount under the Loans or, if no longer applicable, at the Base Rate. Administrative Agent shall notify each Lender in writing of its Applicable Percentage of each Protective Advance.  Upon receipt of notice from Administrative Agent of its making of a Protective Advance, each Lender shall make the amount of such Lender’s Applicable Percentage of the Protective Advance available to Administrative Agent, in same day funds, to such account of Administrative Agent as Administrative Agent may designate, (i) on or before 3:00 p.m. New York time on the day Administrative Agent provides Lenders with notice of the making of such Protective Advance if Administrative Agent provides such notice on or before 12:00 p.m. (Administrative Agent’s Time), or (ii) on or before 12:00 p.m. on the Business Day immediately following the day Administrative Agent provides Lenders with notice of the making of such advance if Administrative Agent provides notice after 12:00 p.m. New York time.

(c) If, at the direction of the Required Lenders or otherwise as provided in Section 8.03(a), any action(s) is brought to collect on the Notes or enforce any Security Document or any other Loan Document, such action shall (to the extent permitted under applicable Legal Requirements and the decisions of the court in which such action is brought) be an action brought by Administrative Agent for the benefit of the Lenders and the L/C Issuer, collectively, to collect on all or a portion of the Notes or enforce any Security Document or any other Loan Document and counsel selected by Administrative Agent shall prosecute any such action on behalf of Administrative Agent, the Lenders and the L/C Issuer, and Administrative Agent, the Lenders and the L/C Issuer shall consult and cooperate with each other in the prosecution thereof. If requested by Administrative Agent, each Lender and the L/C Issuer shall join as a party in any such lawsuit or proceeding. The out-of-pocket costs and expenses of any such action shall be borne by the Lenders in accordance with each of their respective Applicable Percentage, without limiting the REIT’s and Borrower’s Obligations on account thereof.

(d) If, at the direction of the Required Lenders or otherwise as provided in Section 8.03(a), any action(s) is brought to foreclose any Collateral, such action shall (to the extent permitted under applicable Legal Requirements and the decisions of the court in which such action is brought) be an action brought by Administrative Agent on behalf and for the benefit of the Lenders and the L/C Issuer, collectively, to foreclose all or a portion of the Collateral and collect on the Notes. Counsel selected by Administrative Agent shall prosecute any such foreclosure on behalf of Administrative Agent, the Lenders and the L/C Issuer, and Administrative Agent, the Lenders and the L/C Issuer shall consult and cooperate with each other in the prosecution thereof and Administrative Agent shall provide periodic updates to the Lenders regarding material developments in the prosecution thereof. All decisions concerning the appointment of a receiver, the conduct of such receivership, the conduct of such foreclosure action, the acceptance of a deed in lieu of foreclosure, the bid on behalf of Administrative Agent, the Lenders and the L/C Issuer at the foreclosure sale of any Collateral, the manner of taking and holding title to any Collateral (other than as set forth in Section 8.03(e) below), the sale of any Collateral after foreclosure pursuant to Section 8.03(f), and the commencement and conduct of any deficiency judgment proceeding shall be made by Administrative Agent subject to this Article VIII. The out-of-pocket costs and expenses of foreclosure to the extent not paid by Borrower or Guarantor will be borne by the Lenders in accordance with their respective Applicable Percentage. If requested by Administrative Agent, each Lender and the L/C Issuer shall join as a party in any such lawsuit or proceeding brought to foreclose the Mortgage and collect on the Notes.

(e) If (i) any Borrowing Base Property (or any part thereof) is acquired by Administrative Agent or its nominee as a result of a foreclosure or the acceptance of a deed or assignment in lieu of foreclosure or (ii) the Pledged Interests (as such term is defined in the Pledge) of any Subsidiary Guarantor (or the 163 Washington Member) is acquired by Administrative Agent or its nominee as a result of a foreclosure or the acceptance of a conveyance in lieu of foreclosure, or any such Borrowing Base Property or Pledged Interest is retained in satisfaction of all or any part of the Obligations, the title to such Borrowing Base Property or Pledged Interests shall be held as directed by the Required Lenders and acceptable to Administrative Agent provided title is held in an entity or structure which limits the liability of the Lenders and the L/C Issuer to third parties and is a “pass-through” entity or structure for U.S. federal income tax purposes (including, without limitation, a limited liability company of which Administrative Agent (or a nominee or subsidiary of Administrative Agent, as administrative agent, for the ratable benefit of the Lenders and the L/C Issuer) is the manager and the Lenders and the L/C Issuer (or their permitted assignees) are the members in proportion to their Applicable Percentage, which shall be formed pursuant to a form of limited liability company agreement approved by Administrative Agent and the Required Lenders prior to the completion of such foreclosure, which agreement shall include provisions in all material respects similar to this Section 8.03 and Article VIII in relation to the duties, rights and immunities of Administrative Agent (or a nominee or subsidiary of Administrative Agent, in its capacity as the manager thereunder) and rights and obligations of the Lenders and the L/C Issuer), or, in the absence of such direction of the Required Lenders, at the sole option of Administrative Agent, be held in the name of Administrative Agent, or a nominee or subsidiary of Administrative Agent, as administrative agent, for the ratable benefit of the Lenders and the L/C Issuer. In the event any Lender fails to execute and deliver such agreement in accordance with and after written request therefor from Administrative Agent, each such Lender hereby grants to Administrative Agent a power of attorney to execute and deliver such agreement on its behalf and to take on its behalf any other actions as may reasonably be required to form and qualify such company, which power of attorney is coupled with an interest and irrevocable.

(f) During the continuance of an Event of Default, and after any Borrowing Base Property (or any part thereof) is acquired by Administrative Agent or its nominee as a result of a foreclosure or the acceptance of a deed or assignment in lieu of foreclosure, Administrative Agent shall prepare for the approval of the Required Lenders a recommended course of action for any Borrowing Base Property or Pledged Interests (a “Post-Foreclosure Plan”). Subject to its standard of care contained herein, Administrative Agent (or a nominee or subsidiary of Administrative Agent, as administrative agent, for the account of, and ratable benefit of, the Lenders and the L/C Issuer) shall manage, operate, repair, administer, complete, construct, restore or otherwise deal with each Borrowing Base Property acquired or controlled as a result of foreclosure upon a Mortgage or an acquisition of Pledged Interests, and shall administer all transactions relating thereto, substantially in accordance with the Post-Foreclosure Plan, including, without limitation, employing a management agent, leasing agent and other agents, contractors and employees, including agents for the sale of any Borrowing Base Property, and the collecting of rents and other sums from any Borrowing Base Property and paying the expenses of any Borrowing Base Property. Once approved by Administrative Agent and the Required Lenders, Administrative Agent shall use commercially reasonable efforts, consistent with its standard of care contained in this Article VIII, to operate and maintain, or cause to be operated and maintained, the Borrowing Base Property in accordance with the Post-Foreclosure Plan in all material respects (subject to the effect of force majeure events, fire, earthquake, floods, explosion, actions of the elements, other accidents or casualty, declared or undeclared war, riots, mob violence, acts of terrorism, inability to procure or a general shortage of labor, equipment, facilities, energy, materials or supplies in the open market, the effect of orders of Governmental Authorities, laws, rules, regulations or other cause beyond the reasonable control of Administrative Agent) and shall be authorized to make expenditures and pay expenses in accordance with the Post-Foreclosure Plan. It is understood and agreed that Administrative Agent is not warranting that the results contemplated by the Post-Foreclosure Plan shall be realized. If the Required Lenders shall fail to approve of the proposed Post-Foreclosure Plan, however, the following shall apply: (i) if the proposed Post-Foreclosure Plan is the initial Post-Foreclosure Plan, then Administrative Agent, on behalf of the Lenders and the L/C Issuer, may approve an interim plan to govern the operations of the Borrowing Base Property until the Required Lenders approve the first plan; and, (ii) if the proposed Post-Foreclosure Plan is other than the plan referred to in the preceding clause (i), then the Borrowing Base Property shall be operated under the most recent Post-Foreclosure Plan until a new Post-Foreclosure Plan shall be approved by the Required Lenders, subject to adjustments as Administrative Agent shall deem appropriate to take into account emergency or serious maintenance situations at any Borrowing Base Property, any tenant improvement costs and leasing commissions for leases executed after approval of the most recently approved budget and any expenditures for any Borrowing Base Property required by applicable Legal Requirements, which, if not made, may result in the imposition of a fine or penalty or other sanction against the Lenders, Administrative Agent or entity that holds title to any Borrowing Base Property for the benefit of the Lenders and the L/C Issuer. Administrative Agent shall not make any material changes to the approved Post-Foreclosure Plan without the consent of the Required Lenders.

(g) Upon demand therefor from time to time, each Lender shall contribute its Applicable Percentage of all out-of-pocket costs and expenses incurred by Administrative Agent pursuant to the approved Post-Foreclosure Plan in connection with the construction, operation, management, maintenance, leasing and sale of the Collateral. In addition, Administrative Agent shall render or cause to be rendered to each Lender, on a periodic basis (but in any event once per calendar quarter), an income and expense statement for the Collateral, and each Lender shall promptly contribute its Applicable Percentage of any operating loss for the Collateral, and such other expenses and operating reserves as Administrative Agent shall deem reasonably necessary pursuant to and in accordance with the approved Post-Foreclosure Plan.

(h) To the extent there is net operating income from the Collateral, Administrative Agent shall, in accordance with the approved Post-Foreclosure Plan, determine the amount and timing of distributions in accordance with Section 8.03(j).

(i) The Lenders and the L/C Issuer acknowledge and agree that if title to the Collateral is obtained by Administrative Agent or its nominee or limited liability company as provided above, the Collateral will not be held as a permanent investment but will be liquidated and the proceeds of such liquidation will be distributed in accordance with the Post-Foreclosure Plan as soon as practicable. Administrative Agent shall undertake to sell the Collateral, at such price and upon such terms and conditions as the Required Lenders reasonably shall determine to be most advantageous to the Lenders and the L/C Issuer. Any purchase money mortgage or deed of trust taken in connection with the disposition of the Collateral in accordance with the immediately preceding sentence shall name Administrative Agent, as Agent for the Lenders and the L/C Issuer, as the beneficiary or mortgagee; provided, however, that purchase money financing shall not be provided in connection with the disposition of the Collateral without the prior consent of each Lender. If purchase money financing is so provided, then, Administrative Agent and the Lenders shall enter into an agreement with respect to such purchase money mortgage or deed of trust defining the rights and obligations of Administration Agent and the rights and obligations of the Lenders in the same Applicable Percentage as provided hereunder, which agreement shall be in all material respects similar to this Article insofar as the same is appropriate or applicable and shall contain such other terms and conditions as may be satisfactory to each of the Lenders.

(j) All cash proceeds received with respect to the Collateral after so acquiring title to or taking possession of the Collateral or the Pledged Interests, including cash proceeds from the rental, operation and management of the Collateral and the proceeds of a sale of the Collateral or the Pledged Interests, shall be applied, first, to the payment of the Agency Fee to the extent not paid by Borrower pursuant to Section 8.12 and any unpaid Servicing Fees and to the payment or reimbursement of Administrative Agent for expenses incurred in accordance with the provisions of this Article VIII or for any other sums then due to Administrative Agent hereunder; second, to the payment of operating expenses with respect to the Collateral; third, to the establishment of reasonable reserves for the operation of the Collateral, including, without limitation, to fund any capital improvement, leasing and other reserves; fourth, to the payment or reimbursement of the Lenders for any advances made pursuant to Section 8.03(b) or (g); fifth, in accordance with clauses first through fourth of Section 8.03(a); and sixth, pari passu to the Lenders in accordance with their respective Applicable Percentages.

Section 8.04 Intentionally Omitted.

Section 8.05 Rights as a Lender. With respect to its Commitment and the Loans made by it, Capital One (and any successor acting as Administrative Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Administrative Agent in its individual capacity. Capital One (and any successor acting as Administrative Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, enter into any Swap Contract or other “swap agreement” as defined in 11 U.S.C. 101 with, make investments in and generally engage in any kind of lending, trust or other business with any Credit Party (and any of their Affiliates) as if it were not acting as Administrative Agent, and without providing to the Lenders any opportunity to review or approve of any decisions to be made by it with respect thereto and Capital One and its Affiliates may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to the Lenders. Further, Administrative Agent and any affiliate may accept fees and other consideration from any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the other Lenders. The Lenders acknowledge that, pursuant to such activities, Capital One or its affiliates may receive information regarding the Credit Parties, other loan parties, other subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that Administrative Agent shall be under no obligation to provide such information to them.

Section 8.06 Standard of Care; Indemnification. Notwithstanding anything to the contrary contained in the Loan Documents or this Article VIII, in performing its duties under the Loan Documents, Administrative Agent will exercise the same degree of care as it normally exercises in connection with real estate loans that it syndicates and administers, but Administrative Agent shall have no further responsibility to any Lender or the L/C Issuer except for its own gross negligence or willful misconduct which results in actual loss to such Lender or the L/C Issuer, and, except to such extent, Administrative Agent shall have no responsibility to any Lender or the L/C Issuer. The Lenders agree to indemnify Administrative Agent (to the extent not reimbursed under Section 10.03, but without limiting the obligations of Borrower under Section 10.03 ratably, in accordance with their respective Applicable Percentages, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Administrative Agent (including any of the foregoing that arise from any claims or assertions of any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses that Borrower is obligated to pay under Section 10.03, but excluding, unless an Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents or any action taken or omitted by Administrative Agent under the Loan Documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment provided, however, that no action taken in accordance with the directions of the Required Lenders (or, where applicable, Required Revolving Lenders or Required Term Lenders) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 8.06. Without limiting the generality of the foregoing, each Lender agrees to reimburse Administrative Agent (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so) promptly upon demand for its ratable share of any out-of-pocket expenses (including the reasonable fees and expenses of the counsel to Administrative Agent) incurred by Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by Administrative Agent to enforce the terms of the Loan Documents and/or collect any obligation of Borrower hereunder, any “lender liability” suit or claim brought against Administrative Agent and/or the Lenders and/or the L/C Issuer, and any claim or suit brought against Administrative Agent and/or the Lenders and/or the L/C Issuer arising under any Environmental Laws as a result of this Agreement or any other Loan Documents. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of Administrative Agent, notwithstanding any claim or assertion that Administrative Agent is not entitled to indemnification hereunder, upon receipt of an undertaking by Administrative Agent that Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that Administrative Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If Borrower shall reimburse Administrative Agent for any of the foregoing amounts following payment by any Lender to Administrative Agent in respect of such amount pursuant to this Section 8.06, then Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment in accordance with each such Lender’s respective Applicable Percentage.

Section 8.07 Non-Reliance on Administrative Agent and Other Lenders. Each of the Lenders and the L/C Issuer expressly acknowledges and agrees that neither Administrative Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other affiliates has made any representations or warranties to such Lender or L/C Issuer and that no act by Administrative Agent hereafter taken, including any review of the affairs of any Credit Party or any of their Affiliates, shall be deemed to constitute any such representation or warranty by Administrative Agent to any Lender or L/C Issuer. Each Lender and the L/C Issuer, for itself, agrees that it has, independently and without reliance on Administrative Agent or any other

Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Credit Parties and their Affiliates and decision to enter into this Agreement and that it will, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or under any other Loan Document. Subject to the provisions of the first sentence of Section 8.06, Administrative Agent shall not be required to keep itself informed as to the performance or observance by any Credit Party of this Agreement or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the Borrowing Base Property or the books of the Credit Parties or any of their Affiliates. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders or the L/C Issuer by Administrative Agent hereunder or as otherwise agreed by Administrative Agent and the Lenders or the L/C Issuer, Administrative Agent shall not have any duty or responsibility to provide any Lender or the L/C Issuer with any credit or other information concerning the affairs, financial condition or business of the Credit Parties or any of their Affiliates that may come into the possession of Administrative Agent or any of its Affiliates. Without limiting the foregoing, Administrative Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Credit Parties or any of their Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Administrative Agent shall, except as expressly set forth herein and in the other Loan Documents, have no obligation whatsoever to the Lenders or the L/C Issuer or to any other Person to assure that any Borrowing Base Property or Collateral exists or is owned by Borrower or a Subsidiary Guarantor or the 163 Washington SPE or is cared for, protected or insured or that the Liens granted to Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Administrative Agent in this Article VIII or in any of the Loan Documents, it being understood and agreed that in respect of any Borrowing Base Property or Collateral, or any act, omission or event related thereto, Administrative Agent shall have no duty or liability whatsoever to the Lenders or the L/C Issuer, except for actual loss to the extent resulting from its gross negligence or willful misconduct that results in actual loss to a Lender.

Section 8.08 Failure to Act. Except for action expressly required of Administrative Agent hereunder, and under the other Loan Documents, Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 8.06 against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

Section 8.09 Resignation of Administrative Agent. Administrative Agent may resign at any time by giving notice thereof to the Lenders and Borrower and such resignation shall be effective as of the date indicated in such notice. The Required Lenders may remove Administrative Agent at any time for gross negligence or willful misconduct by giving at least thirty (30) Business Days’ prior written notice and cure period to Administrative Agent, Borrower and all other Lenders if such gross negligence or willful misconduct is not cured by

Administrative Agent within such cure period. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent that shall be a Person that (a) meets the qualifications of an Eligible Institution, (b) unless an Event of Default as described in Section 7.01(a), 7.01(f) or 7.01(g) exists, is not a Competitor, and (c) so long as no Event of Default exists, is otherwise reasonably acceptable to Borrower, it being understood that any Lender who has executed this Agreement on the Effective Date shall be deemed an acceptable successor Administrative Agent that satisfies (a), (b) and (c) above. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation or its receipt of notice of removal, then the retiring or removed Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent; provided that if Administrative Agent shall notify Borrower and the Lenders that no Person has accepted such appointment within such thirty (30) day period, then Administrative Agent’s resignation or removal shall nonetheless become effective and (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that, in the case of any Collateral held by Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such Collateral (and be entitled, with respect thereto, to all of the rights of Administrative Agent hereunder) until such time as a successor Administrative Agent is appointed and has accepted such Collateral); (2) all payments and communications provided to be made to or through Administrative Agent shall instead be made to each Lender directly in accordance with its Applicable Percentage; and (3) all determinations, approvals and communications provided to be made by Administrative Agent shall instead be made by the Required Lenders (except for such determinations, approvals and communications as are required pursuant to the provisions of Section 8.10 to be made by each of the Lenders or by each affected Lender in which case such determinations, approvals and communications shall be made by each Lender or each affected Lender, as applicable, directly), until such time as the Required Lenders appoint a successor Administrative Agent and such successor accepts such appointment as provided for above in this Section. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) or removed Administrative Agent, and the retiring (or retired) or removed Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this Section 8.09). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. During the period from the delivery by Administrative Agent of its notice of resignation until the effectiveness of its discharge from its duties and obligations hereunder, and at all times thereafter, the provisions of this Article VIII and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its subagents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and during any period following its resignation as Administrative Agent pending the acceptance by a successor Administrative Agent of its appointment as Administrative Agent hereunder. Any resignation by an Administrative Agent shall also constitute the resignation as the L/C Issuer and as Swingline Lender by the Lender then acting as Administrative Agent (“Resigning Lender”). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder (i) Resigning Lender shall be discharged from all duties and obligations of the L/C Issuer and Swingline Lender hereunder and under the other Loan Documents, (ii) the Lender designated as replacement Administrative Agent shall become the successor L/C Issuer and as the successor L/C Issuer, it shall issue or cause to be issued Letters of Credit backstopping or in substitution for all Letters of Credit issued by Resigning Lender as the L/C Issuer outstanding at the time of such succession (which letters of credit issued in substitution shall be deemed to be Letters of Credit issued hereunder) or make other arrangements satisfactory to the Resigning Lender to effectively assume the obligations of the Resigning Lender with respect to such Letters of Credit and (ii) the Lender designated as replacement Administrative Agent shall purchase from the Resigning Lender any Swingline Loans that are outstanding immediately prior to such acceptance.

Section 8.10 Consents Under Loan Documents. Except as expressly provided in this Agreement, any amendment, waiver or consent, to be effective, shall require the consent or agreement in writing of the Required Lenders and Administrative Agent, on the one hand, and the Borrower or applicable Credit Party, on the other hand, and any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding the foregoing, neither Administrative Agent nor the Required Lenders shall agree to the following (provided that no Lender’s consent shall be required for any of the following which are otherwise required or contemplated under the Loan Documents):

(a) increase the Commitment of any Lender (provided that no such increase shall be deemed to result from the operation of the provisions of this Agreement which contain indemnification obligations of such Lender or obligations of such Lender with respect to the funding of Protective Advances or other sums as more fully provided in Sections 8.03, 8.05 and 8.12 hereof) without the consent of each Lender affected thereby;

(b) reduce the principal amount of the Loans or reduce the interest rate thereon (exclusive of interest at the Default Rate to the extent it is in excess of interest at the non-Default Rate) or reduce any extension fee payable pursuant to Section 2.20(c)(iii) or the Unused Commitment Fee or the Facility Fee without the consent of each Lender affected thereby;

(c) extend any stated payment date for principal of or interest on the Loans payable to any Lender or waive any material condition to the extension of the Maturity Date provided for in Section 2.20 without the consent of each Lender affected thereby;

(d) release any Credit Party or any other party from liability under the Loan Documents (except for any assigning Lender pursuant to Section 10.05(b) and any resigning Administrative Agent pursuant to Section 8.08 and provided that any decision to waive or modify any affirmative, negative or financial covenant shall not be deemed a “release” for these purposes and may be granted by the Required Lenders) without the consent of each Lender (except that no such consent shall be required, and Administrative Agent is hereby authorized, to release each Credit Party (A) as expressly provided in the Loan Documents and (B) upon payment of the Loans and termination of the Commitments in full in accordance with the terms of the Loan Documents);

(e) release or subordinate in whole or in part any portion of the Collateral given as security for the Loans without the consent of each Lender (except that no such consent shall be required, and Administrative Agent is hereby authorized, to release any Lien covering the Collateral under the Pledge or the Mortgage or other Loan Documents (A) as expressly provided in the Loan Documents and (B) upon payment of the Loans and all Unreimbursed Amounts and fees, termination of the Commitments in full and reduction of all L/C Obligations to zero, in accordance with the terms of the Loan Documents); or

(f) modify any of the provisions of this Section 8.10, the definition of “Required Lenders” or any other provision in the Loan Documents specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder without the consent of each Lender.

Provided, however, that: (A) any modification or supplement of Article VIII, or of any of the rights or duties of Administrative Agent hereunder, and the waiver of the performance or observance by Borrower or any other Credit Party or any Subsidiary of any such terms (either generally or in a particular instance and either retroactively or prospectively) shall require the consent of Administrative Agent, (B) any modification or supplement of any term of this Agreement or of any other Loan Document relating to any rights or obligations of the Lender then providing any Swap Contract hereunder and the waiver of the performance or observance by Borrower or any other Credit Party or any Subsidiary of any such terms (either generally or in a particular instance and either retroactively or prospectively) shall require the consent of Administrative Agent and the Lender then providing any Swap Contract hereunder; (C) any modification or supplement of any term of this Agreement or of any other Loan Document relating to any rights or obligations in respect of Sole Lead Arranger or Sole Bookrunner and any waiver of the performance or observance by Borrower or any other Credit Party or any Subsidiary of any such terms (either generally or in a particular instance and either retroactively or prospectively) shall require the consent of Sole Lead Arranger or Sole Bookrunner, respectively; (D) any modification or supplement of any term of this Agreement or of any other Loan Document relating to the rights or obligations of the Revolving Lenders, and not any other Lenders, and any waiver of the performance or observance by Borrower or any other Credit Party or any Subsidiary of any such terms (either generally or in a particular instance and either retroactively or prospectively) shall require, and may be granted with, and only with, the written consent of the Required Revolving Lenders); (E) any modification or supplement of any term of this Agreement or of any other Loan Document relating to the rights or obligations of the Term Lenders, and not any other Lenders, and any waiver of the performance or observance by Borrower or any other Credit Party or any Subsidiary of any such terms (either generally or in a particular instance and either retroactively or prospectively) shall require, and may be granted with, and only with, the written consent of the Required Term Lenders; (F) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender; (G) Administrative Agent is hereby authorized to enter into modifications or amendments to the Loan Documents which are ministerial in nature, including the preparation and execution of Uniform Commercial Code forms, Assignments and Assumptions and, if applicable, subordination and non-disturbance agreements with tenants at the Borrowing Base Property; (H) any modification or supplement of any term of this Agreement or of any other Loan Document relating to the Letters of Credit, the L/C Obligations or any of the rights or duties of the L/C Issuer hereunder and any waiver of the performance or observance by Borrower or any other Credit Party or any Subsidiary of any such terms (either generally or in a particular instance and either retroactively or prospectively) shall require the consent of the L/C Issuer; and (I) any modification or supplement of any term of this Agreement or of any other Loan Document relating to the Swingline Loans or any of the rights or duties of Swingline Lender hereunder and any waiver of the performance or observance by Borrower or any other Credit Party or any Subsidiary of any such terms (either generally or in a particular instance and either retroactively or prospectively) shall require the consent of Swingline Lender. If Administrative Agent solicits any consents or approvals from the Lenders under any of the Loan Documents, each Lender shall within ten (10) Business Days of receiving such request, give Administrative Agent written notice of its consent or approval or denial thereof; provided that, if any Lender does not respond within such ten (10) Business Days, such Lender shall be deemed to have authorized Administrative Agent to vote such Lender’s interest with respect to the matter which was the subject of Administrative Agent’s solicitation as Administrative Agent elects. Any such solicitation by Administrative Agent for a consent or approval shall be in writing and shall include a description of the matter or thing as to which such consent or approval is requested and shall include Administrative Agent’s recommended course of action or determination in respect thereof.

Section 8.11 Authorization. Administrative Agent is hereby authorized by the Lenders to execute, deliver and perform in accordance with the terms of each of the Loan Documents to which Administrative Agent is or is intended to be a party and each Lender agrees to be bound by all of the agreements of Administrative Agent contained in such Loan Documents. Borrower shall be entitled to rely on all written agreements, approvals and consents received from Administrative Agent as being that also of the Lenders, without obtaining separate acknowledgment or proof of authorization of same. The Lenders, L/C Issuer and Swingline Lender further authorize Administrative Agent, at its option and in its discretion:

(a) to transfer or release any Lien on any Collateral (i) upon termination of the Commitments and payment and satisfaction in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements reasonably satisfactory to Administrative Agent and the L/C Issuer shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (iii) subject to Section 8.10, if approved, authorized or ratified in writing by Required Lenders, (iv) in accordance with the provisions of Section 9.03(b), or (v) after foreclosure or other acquisition of title if approved by Required Lenders; and

(b) to release any Subsidiary Guarantor from its obligations under any Subsidiary Guaranty if such Person ceases to own a Borrowing Base Property.

In its capacity, Administrative Agent is a “representative” of the Lenders, Swingline Lender and L/C Issuer within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code. Each Lender, Swingline Lender and L/C Issuer authorizes Administrative Agent to enter into each of the Security Documents to which it is a party.

Upon request by Administrative Agent at any time, the Required Lenders will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 8.11.

Section 8.12 Administrative Fee. So long as the Commitments are in effect and until payment in full of all obligations under this Agreement, the Notes and the other Loan Documents, Borrower shall pay to Administrative Agent, for its sole account, the Administrative Fee in accordance with the Fee Letter.

Section 8.13 Defaulting Lenders.

(a) A Lender shall be a “Defaulting Lender” hereunder if it (a) shall for any reason fail to (i) make any respective Loan required pursuant to the terms of this Agreement unless such Lender notifies Administrative Agent and the Borrower in writing within two (2) Business Days of the day on which such Loan was required to be funded that such failure is the result of such Lender’s good faith determination that one or more material conditions precedent to funding (each of which conditions precedent, together with the applicable Default, shall be specifically identified in such writing) has not been satisfied, after giving effect to any valid waivers of such conditions precedent granted hereunder), (ii) pay to Administrative Agent, the L/C Issuer, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans), or (iii) pay its Applicable Percentage of any advance pursuant to Sections 8.03, 8.06 or 8.09, or any Protective Advance, or otherwise made or requested by Administrative Agent to be made in connection with the exercise by Administrative Agent of any of its remedies hereunder, or of any indemnification payment required pursuant to Section 8.06, and such failure shall continue for a period of two (2) Business Days following the delivery of written notice thereof by Administrative Agent to such Lender; (b) shall assign or transfer its interest hereunder or in or to its Loan or Commitment in violation of Section 10.05; (c) shall exercise any rights of set-off in violation of Section 10.09; (d) has notified Borrower or Administrative Agent, the L/C Issuer or the Swingline Lender, as applicable, in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied); (e) has failed, within three (3) Business Days after written request by Administrative Agent or Borrower, to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (e) upon receipt of such written confirmation by Administrative Agent and Borrower); or (f) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any debtor relief law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under one or more of clauses (a) through (f) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Borrowers and each Lender and the L/C Issuer. If for any reason a Lender fails to make timely payment to Administrative Agent of any amount required to be paid to Administrative Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which Administrative Agent or Borrower may have under the immediately preceding provisions or otherwise, Administrative Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by Administrative Agent in respect of a Defaulting Lender’s Loans shall not be paid to such Defaulting Lender and shall be held uninvested by Administrative Agent and either applied against the purchase price of such Loan under the following Section 8.13(b) or paid to such Defaulting Lender upon the Defaulting Lender’s curing of its default.

(b) Any Lender who is not a Defaulting Lender shall have the right, but not the obligation, in its sole discretion, to acquire by assignment all of a Defaulting Lender’s Commitments. Any Lender desiring to exercise such right shall give written notice thereof to Administrative Agent and Borrower no sooner than two (2) Business Days and not later than five (5) Business Days after such Defaulting Lender became a Defaulting Lender. If more than one Lender exercises such right, each such Lender shall have the right to acquire an amount of such Defaulting Lender’s Commitments in proportion to the respective Commitments of the Lenders exercising such right. If after such fifth (5th) Business Day, the Lenders have not elected to acquire all of the Commitments of such Defaulting Lender, then Borrower may (but shall not be obligated to), by giving written notice thereof to Administrative Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitments to an Eligible Institution subject to and in accordance with the provisions of Section 10.05 (including, without limitation, obtaining all approvals that are required to be obtained thereunder from Administrative Agent, the L/C Issuer and the Swingline Lender for such assignment) for the purchase price provided for below. Upon any such assignment, the Defaulting Lender’s interest in the Loan and its rights hereunder (but not its liability in respect thereof or under the Loan Documents to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Acceptance Agreement and, notwithstanding Section 10.05, shall pay to Administrative Agent an assignment fee in the amount of $10,000. The purchase price for the Commitments of a Defaulting Lender shall be equal to the amount of the principal balance of the Loan outstanding and owed by Borrower to the Defaulting Lender plus interest thereon, accrued fees and all other amounts payable to such Defaulting Lender hereunder and under the other Loan Documents. Prior to payment of such purchase price to a Defaulting Lender, Administrative Agent shall apply against such purchase price any amounts retained by Administrative Agent pursuant to the last sentence of the immediately preceding Section 8.13(a). So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the L/C Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(c) If a Defaulting Lender shall for any reason fail to (i) make any respective Loan required pursuant to the terms of this Agreement or to pay to Administrative Agent, the L/C Issuer, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) or (ii) pay its Applicable Percentage of a Protective Advance, any of the other Lenders may, but shall not be obligated to, make all or a portion of the Defaulting Lender’s Loan or amount or Applicable Percentage of such advance, provided that such Lender gives the Defaulting Lender and Administrative Agent prior notice of its intention to do so. The right to make such advances in respect of the Defaulting Lender shall be exercisable first by the Lender holding the greatest Applicable Percentage and thereafter to each of the Lenders in descending order of their respective Applicable Percentage of the Loans or in such other manner as the Required Lenders (excluding the Defaulting Lender) may agree on. Any Lender making all or any portion of the Defaulting Lender’s Applicable Percentage of the applicable Loan or advance in accordance with the foregoing terms and conditions shall be referred to as a “Special Advance Lender”.

(d) In any case where a Lender becomes a Special Advance Lender, the Special Advance Lender shall be deemed to have purchased, and the Defaulting Lender shall be deemed to have sold, a senior participation in the Defaulting Lender’s respective Loans to the extent of the amount so advanced or disbursed (the “Advanced Amount”) bearing interest (including interest at the Default Rate, if applicable). It is expressly understood and agreed that each of the respective obligations under this Agreement and the other Loan Documents, including advancing Loans, losses incurred in connection with the Loan, costs and expenses of enforcement, advancing to preserve the Collateral or to preserve and protect the Borrowing Base Property, shall be without regard to any adjustment in the Applicable Percentage occasioned by the acts of a Defaulting Lender. The Special Advance Lender shall be entitled to an amount (the “Unpaid Amount”) equal to the applicable Advanced Amount, plus any unpaid interest due and owing with respect thereto, less any repayments thereof made by the Defaulting Lender immediately upon demand. The Defaulting Lender shall have the right to repurchase the senior participation in its Loan from the Special Advance Lender, pro rata if there is more than one Special Advance Lender, at any time by the payment of the Unpaid Amount.

(e) A Special Advance Lender shall (i) give notice to the Defaulting Lender, Administrative Agent and each of the other Lenders (provided that failure to deliver said notice to any party other than the Defaulting Lender shall not constitute a default under this Agreement) of the Advance Amount and the percentage of the Special Advance Lender’s senior participation in the Defaulting Lender’s Loan and (ii) in the event of the repayment of any of the Unpaid Amount by the Defaulting Lender, give notice to the Defaulting Lender and Administrative Agent of the fact that the Unpaid Amount has been repaid (in whole or in part), the amount of such repayment and, if applicable, the revised percentage of the Special Advance Lender’s senior participation. Provided that Administrative Agent has received notice of such participation, Administrative Agent shall have the same obligations to distribute interest, principal and other sums received by Administrative Agent with respect to a Special Advance Lender’s senior participation as Administrative Agent has with respect to the distribution of interest, principal and other sums under this Agreement; and at the time of making any distributions to the Lenders, shall make payments to the Special Advance Lender with respect to a Special Advance Lender’s senior participation in the Defaulting Lender’s Loan out of the Defaulting Lender’s share of any such distributions.

(f) A Defaulting Lender shall immediately pay to a Special Advance Lender all sums of any kind paid to or received by the Defaulting Lender from Borrower, whether pursuant to the terms of this Agreement or the other Loan Documents or in connection with the realization of the security therefor until the Unpaid Amount is fully repaid. Notwithstanding the fact that the Defaulting Lender may temporarily hold such sums, the Defaulting Lender shall be deemed to hold same as a trustee for the benefit of the Special Advance Lender, it being the express intention of the Lenders that the Special Advance Lender shall have an ownership interest in such sums to the extent of the Unpaid Amount.

(g) Each Defaulting Lender shall indemnify, defend and hold Administrative Agent and each of the other Lenders harmless from and against any and all losses, damages, liabilities or expenses (including reasonable attorneys’ fees and expenses and interest at the Default Rate) which they may sustain or incur by reason of the Defaulting Lender’s failure or refusal to abide by its obligations under this Agreement or the other Loan Documents. Administrative Agent shall, after payment of any amounts due to any Special Advance Lender pursuant to the terms of Section 8.13(c) above, set-off against any payments due to such Defaulting Lender for the claims of Administrative Agent and the other Lenders pursuant to this indemnity.

(h) Notwithstanding any provision hereof to the contrary, until such time as a Defaulting Lender has funded its Applicable Percentage of any advance described in Sections 8.03, 8.06, 8.09, or prior Loan disbursement which was previously a Non-Pro Rata Advance (including through the funding thereof on its behalf by a Special Advance Lender), or all other Lenders have received payment in full (whether by repayment or prepayment) of the amounts due in respect of such Non-Pro Rata Advance, all of the indebtedness and obligations owing to such Defaulting Lender hereunder shall be subordinated in right of payment, as provided in the following sentence, to the prior payment in full of all principal, interest and fees in respect of all Non-Pro Rata Advances in which the Defaulting Lender has not funded its Applicable Percentage (including through the funding thereof on its behalf by a Special Advance Lender) (such principal, interest and fees being referred to as “Senior Loans”). All amounts paid by Borrower and otherwise due to be applied to the indebtedness and obligations owing to the Defaulting Lender pursuant to the terms hereof shall be distributed by Administrative Agent to the other Lenders in accordance with their respective Applicable Percentage of the Loan (recalculated for purposes hereof to exclude the Defaulting Lender’s Applicable Percentage of the Loan), until all Senior Loans have been paid in full. This provision governs only the relationship among Administrative Agent, each Defaulting Lender, and the other Lenders; nothing hereunder shall limit the obligations of Borrower under this Agreement. The provisions of this paragraph shall apply and be effective regardless of whether a Default occurs and is then continuing, and notwithstanding (i) any other provision of this Agreement to the contrary, (ii) any instruction of Borrower as to its desired application of payments or (iii) the suspension of such Defaulting Lender’s right to vote on matters which are subject to the consent or approval of Required Lenders or all Lenders. The failure of any Defaulting Lender to timely receive any amounts otherwise payable to such Defaulting Lender under this Agreement or the other Loan Documents on account of the provisions of this paragraph shall not constitute a Default or Event of Default.

(i) Except as provided in Section 8.10(F), a Defaulting Lender shall have no voting rights or rights to grant any consent or approval whatsoever under this Agreement or any other Loan Documents (including, without limitation, under Section 8.10 of this Agreement) and shall not be considered in the calculation of “Required Lenders” so long as it is a Defaulting Lender. This Section shall remain effective with respect to a Defaulting Lender until such time as the Defaulting Lender shall no longer be in default of any of its obligations under this Agreement by curing such default with the consent of the non-Defaulting Lenders.  Such Defaulting Lender nonetheless shall be bound by any amendment to or waiver of any provision of, or any consent, approval or other action granted, taken or omitted to be taken by Administrative Agent and/or the non-Defaulting Lenders under any Loan Document which is made subsequent to that Lender’s becoming a Defaulting Lender and prior to such cure or waiver.

(j) Certain Fees.

(i) No Revolving Lender that is a Defaulting Lender shall be entitled to receive any fee payable under Sections 2.04(g) or 2.10 for any period during which that Revolving Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(ii) Each Revolving Lender that is a Defaulting Lender shall be entitled to receive the fee payable under Section 2.04(g) for any period during which that Revolving Lender is a Defaulting Lender only to the extent allocable to its Revolving Loan Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant Section 8.13(l).

(iii) With respect to any fee not required to be paid to any Revolving Lender that is a Defaulting Lender pursuant to the immediately preceding clauses (i) or (ii), Borrower shall (x) pay to each Revolving Lender that is Non-Defaulting Lender that portion of any such fee otherwise payable to such

Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Revolving Lender that is Non-Defaulting Lender pursuant to Section 8.13(k), (y) pay to the L/C Issuer and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the L/C Issuer’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(k) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Revolving Lenders that are Non-Defaulting Lenders in accordance with their respective Revolving Loan Applicable Percentages (determined without regard to such Defaulting Lender’s Revolving Loan Commitment) but only to the extent that (x) no Default shall exist at such time and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Loan Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Revolving Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(l) Cash Collateral, Repayment of Swingline Loans.

(i) If the reallocation described in Section 8.13(k) cannot, or can only partially, be effected, Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to Swingline Lender’s resulting Fronting Exposure and (y) second, Cash Collateralize the L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in this subsection.

(ii) At any time that there shall exist a Revolving Lender that is a Defaulting Lender, within one (1) Business Day following the written request of Administrative Agent or the L/C Issuer (with a copy to Administrative Agent), Borrower shall Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 8.13(k) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the aggregate Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time.

(iii) Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to Administrative Agent, for the benefit of Issuing Bank, and agree to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of L/C Obligations, to be applied pursuant to the immediately following clause (iv). If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent and the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the aggregate Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, Borrower will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(iv) Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(v) Cash Collateral (or the appropriate portion thereof) provided to reduce the L/C Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this subsection following (x) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Revolving Lender), or (y) the determination by Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided that the Person providing Cash Collateral and L/C Issuer may (but shall not be obligated to) agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

(m) Defaulting Lender Cure. If Borrower, Administrative Agent, Swingline Lender and Issuing Bank agree in writing that a Revolving Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that such Revolving Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans of the other Revolving Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Revolving Lenders in accordance with their respective Revolving Loan Applicable Percentages (determined without giving effect to Section 8.13(k)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Revolving Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(n) New Swingline Loans/Letters of Credit. Notwithstanding anything to the contrary in this Agreement, so long as any Revolving Lender is a Defaulting Lender, (i) Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the L/C Issuer shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 8.14 Liability of Administrative Agent. Administrative Agent shall not have any liabilities or responsibilities to Borrower on account of the failure of any Lender (other than Administrative Agent in its capacity as a Lender) to perform its obligations hereunder or to any Lender on account of the failure of Borrower to perform its obligations hereunder or under any other Loan Document.

Section 8.15 Transfer of Agency Function. Without the consent of Borrower or any Lender, Administrative Agent may at any time or from time to time transfer its functions as Administrative Agent hereunder to any of its Affiliates or offices wherever located in the United States; provided that Administrative Agent shall promptly notify Borrower and the Lenders thereof.

Section 8.16 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under the Federal Bankruptcy Code, as amended from time to time, or other similar debtor relief laws or any other judicial proceeding relative to Borrower, Administrative Agent (irrespective of whether the Loans shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(1) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loan and all other obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and Administrative Agent under Section 2.02 and Section 10.03) allowed in such judicial proceeding; and

(2) to collect and receive any monies or other property payable or deliverable on any such claims for the account of the Lenders and to distribute the same in accordance with this Agreement;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, if Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Article II and Section 10.03.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

Section 8.17 Several Obligations; No Liability, No Release. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Administrative Agent in its capacity as such, and not by or in favor of Lenders, any and all obligations on the part of Administrative Agent (if any) to make any advances of the Loans or reimbursements for other Lender Funding Amounts shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Revolving Loan Applicable Percentages and Term Loan Applicable Percentages.  Except as may be specifically provided in this Agreement, no Lender shall have any liability for the acts of any other Lender.  No Lender shall be responsible to Borrower or any other person for any failure by any other Lender to fulfill its obligations to make advances of the Loans or reimbursements for other Lender Funding Amounts, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.  The failure of any Lender to pay to Administrative Agent its Applicable Percentage of a Lender Funding Amount shall not relieve any other Lender of any obligation hereunder to pay to Administrative Agent its Applicable Percentage of such Lender Funding Amounts as and when required herein, but no Lender shall be responsible for the failure of any other Lender to so fund its Applicable Percentage of the Lender Funding Amount.  In furtherance of the foregoing, Lenders shall comply with their obligation to pay Administrative Agent their Applicable Percentage of such Lender Funding Amounts regardless of (i) the occurrence of any Event of Default hereunder or under any Loan Document; (ii) any failure of consideration, absence of consideration, misrepresentation, fraud, or any other event, failure, deficiency, breach or irregularity of any nature whatsoever in the Loan Documents; or (iii) any bankruptcy, insolvency or other like event with regard to Borrower or any Guarantor.  The obligations of Lenders to pay to such Lender Funding Amounts are in all regards independent of any claims between Administrative Agent and any Lender.

Section 8.18 No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 1020.220 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any Credit Party or any other loan parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with Government Lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Anti-Terrorism Law.

Section 8.19 Lenders with Titles. Anything herein to the contrary notwithstanding, the Documentation Agents and Syndication Agents listed on the cover page of this Agreement shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity as a Lender.

Section 8.20 Arranger; Bookrunner. Anything herein to the contrary notwithstanding, neither the Sole Lead Arranger nor the Sole Bookrunner listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan

Documents, except in its capacity, as applicable, as Administrative Agent, the L/C Issuer or a Lender hereunder.

ARTICLE IX

BORROWING BASE PROPERTIES

Section 9.01 Borrowing Base Properties.

(a) At all times, the REIT and Borrower shall maintain the Borrowing Base Properties in accordance with this Article IX and the other terms and conditions of the Loan Documents.

(b) In addition to the other requirements that are set forth in the definition of “Borrowing Base Property,” in order for a Real Property to qualify as a Borrowing Base Property, it shall comply with the following conditions at all times:

(i) Such Borrowing Base Property shall be wholly owned by a Subsidiary Guarantor (other than the Borrowing Base Property known as 163 Washington Street, Brooklyn, New York, which shall be wholly owned by the 163 Washington SPE) that complies with the covenants and provisions of this Agreement relating to Subsidiary Guarantors and the 163 Entities; provided, however, that a Borrowing Base Property may, with Administrative Agent’s written consent, be leased to a Subsidiary Guarantor under an Approved Ground Lease;

(ii) The representations and warranties contained in Sections 3.05(a), 3.06(b), 3.22, and 3.23 shall at all times be true and correct with respect to such Borrowing Base Property and such Borrowing Base Property shall be in compliance with the covenants set forth in Section 9.01(c);

(iii) Such Borrowing Base Property shall be an income producing, multi-family, mixed-use, retail, distribution, parking or office property, provided that parking facilities shall be permitted only if operated by a third-party operator and distribution facilities shall be permitted only to the extent they meet the conditions set forth in clause (v) of this Section 9.01(b);

(iv) At least eighty percent (80%) of the (x) units in any multi-family Borrowing Base Property, and (y) net rentable square footage of any other type of Borrowing Base Property (other than a parking facility), shall be subject to executed Leases from tenants in occupancy who are not in default beyond the expiration of all applicable notice and grace periods under their Lease and not in bankruptcy (the “Occupancy Rate”); provided, however, that if (A) on any date, the Occupancy Rate is less than eighty percent (80%), there shall be a grace period of two (2) fiscal quarters to increase such occupancy provided that (i) Borrower delivers written notice of the failure to comply with such occupancy requirement within three (3) Business Days after a Responsible Officer of Borrower obtains knowledge of such failure, and (ii) at all times during such grace period, the Occupancy Rate does not fall below seventy percent (70%) at any time and (B) on any date, the Occupancy Rate is less than seventy percent (70%), there shall be a grace period of two (2) fiscal quarters (which shall be concurrent with and not in addition to the two (2) fiscal quarter grace period referred to in clause (A), above) to increase such occupancy provided that (i) Borrower delivers written notice of the failure to comply with such occupancy requirement within three (3) Business Days after a Responsible Officer of Borrower obtains knowledge of such failure, (ii) at all times during such grace period, the Occupancy Rate does not fall below fifty percent (50%) at any time, and (iii) during the pendency of such grace period, the percentage applicable in calculating the Value-Based Borrowing Base Limit for the applicable Borrowing Base Property shall be reduced by fifty percent (50%); thereafter, and in the event any Borrowing Base Property has an Occupancy Rate below fifty percent (50%) at any time, such Borrowing Base Property shall be removed from the Borrowing Base pursuant to Section 9.03;

(v) If such Borrowing Base Property is a distribution facility, it shall be an Investment Grade Borrowing Base Property having at least eight (8) years remaining on the term of the Lease to the applicable tenant at the time such facility is added to the Borrowing Base (excluding any extension options) and where the applicable tenant shall be in occupancy, not in default beyond the expiration of all applicable notice and grace periods under its Lease and not in bankruptcy;

(vi) If such Borrowing Base Property is a Single Tenant Asset, then the remaining Lease term related thereto shall be no less than six (6) years (excluding any extension options);

(vii) An Appraisal shall be required for each Borrowing Base Property during the term of this Agreement within six (6) months prior to the date that any Borrowing Base Property is added to the Borrowing Base in accordance with the Loan Documents (which respect to Borrowing Base Properties added after the Original Closing Date), and that in each case that is acceptable to Administrative Agent in its reasonable discretion, subject to the provisions of Sections 9.01(b)(viii) and (ix);

(viii) Notwithstanding anything to the contrary in clause (vii) above, in Administrative Agent’s sole discretion, a new Appraisal may be required, at Borrower’s expense, for each Borrowing Base Property commencing (i) August 20, 2015 (with respect to each initial Borrowing Base Property that is added to the Borrowing Base upon the Original Closing Date), (ii) twenty four (24) months after the date that any Borrowing Base Property is thereafter added to the Borrowing Base (with respect to any such subsequently-added Borrowing Base Property), and (iii) twenty four (24) months after the date of any Appraisal obtained pursuant to this Section 9.01(viii). Borrower may, at its election and expense, also request a new Appraisal at any of such times. For purposes of this Section 9.01(b)(viii), an Appraisal that has a date of value that is no earlier than six (6) months prior to the end of any applicable 24-month period described in this Section 9.01(b)(viii) shall, if it is approved by Administrative Agent and complies with the requirements of this Agreement, be deemed to satisfy the requirements herein for a new Appraisal to be obtained commencing on each such 24-month period.

(ix) If the Net Operating Income for any Borrowing Base Property shall decrease (A) by more than five percent (5%) from one fiscal quarter to the next and the Net Operating Income of such Borrowing Base Property for the next succeeding fiscal quarter does not make up for such decline in Net Operating Income or (B) ten percent (10%) or more from the Net Operating Income of such Borrowing Base Property for the previous calendar year, then a new Appraisal for such Borrowing Base Property shall be required to be obtained at Borrower’s cost.

(x) For purposes of determining the Appraised Value of any Borrowing Base Property hereunder, the most recent Appraisal thereof obtained by in accordance with the terms hereof shall govern the determination of the Appraised Value thereof; provided, however that if a new Appraisal is not required to be obtained for such Borrowing Base Property pursuant to Section 9.01(b)(viii) or (ix), until such time as the new Appraisal shall have been obtained in accordance with this Agreement, then the Borrowing Base Asset Value of such Borrowing Base Property shall equal the lesser of the Acquisition Cost of such Borrowing Base Property or the Estimated Value thereof.

(xi) Borrower may elect, pursuant to the definition of “Borrowing Base Asset Value,” to require the determination of the component of the definition of Borrowing Base Asset Value referenced in clause (b) of the definition thereof to be based upon the Estimated Values of the Borrowing Base Properties or the Appraised Values of the Borrowing Base Properties only once per fiscal quarter, in connection with the delivery by Borrower to Administrative Agent of the Borrowing Base Certificate that is due to be delivered during such fiscal quarter, and such election shall be made on an “all or none” basis such that, if Borrower elects to require such determination to be based on Appraised Values, such election must be made as to all Borrowing Base Properties, and if Borrower elects to require such determination to be based on Estimated Values, such election must be made as to all Borrowing Base Properties (provided, however, that in the event that Borrower obtains an updated Appraisal pursuant to Section 9.01(b)(viii) Borrower shall be permitted to required that such determination be made on the basis of such updated Appraised Value); provided, further, that if the Appraised Value of one or more Borrowing Base Properties cannot be calculated solely because Appraisals have been ordered but have not yet been delivered for such Borrowing Base Property, as required hereby, the Borrowing Base Appraised Value may nonetheless be determined according to the Estimated Value of each such affected Borrowing Base Property and the Appraised Value of all other Borrowing Base Properties until such time as an Appraisal for such affected Borrowing Base Property has been obtained as provided herein.

(xii) The survey for such Borrowing Base Property delivered to the Administrative Agent in connection with this Agreement shall be prepared in accordance with the 2011 Minimum Standard Detail Requirements for ALTA/ASM Land Title Surveys. Except for those matters reflected on such survey or in the title policy for such Borrowing Base Property delivered to the Administrative Agent in connection with this Agreement or as otherwise disclosed to the Administrative Agent, as of the date such Real Property is accepted as a Borrowing Base Property, there shall not be any construction or commencement of construction on such Borrowing Base Property of any new external structures, or additions or extensions thereto, or other external improvements, whether to existing structures or not. Except as may be disclosed on the surveys delivered pursuant to this Agreement and in the title policy for such Borrowing Base Property: (i) none of the material improvements comprising part of such Borrowing Base Property shall be outside the boundaries of such Borrowing Base Property (or building restriction or setback lines applicable thereto); (ii) no material improvements on adjoining properties shall encroach upon such Borrowing Base Property; and (iii) no material improvements comprising part of such Borrowing Base Property shall encroach upon or violate any easements or any other encumbrance upon such Borrowing Base Property, in each case other than minor encumbrances which could not reasonably be expected to have a (x) material adverse effect with respect to the financial condition or the operations of such Borrowing Base Property, (y) material adverse effect on the Borrowing Base Asset Value of such Borrowing Base Property, or (z) material adverse effect on the ownership of such Borrowing Base Property.

(xiii) All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Credit Party under applicable legal requirements currently in effect in connection with the transfer of such Borrowing Base Property to the Borrower, any transfer of a controlling interest in the Borrower or the formation of the REIT, as applicable, shall have been paid or will be paid prior to delinquency. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Credit Party under applicable legal requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, shall have been paid prior to delinquency.

(xiv) The Borrower shall have delivered to Administrative Agent copies of all Leases and all unrecorded easement agreements, reciprocal easement agreements, management agreements and material agreements in Borrower’s possession or custody which affect in any material respect the Borrower’s interest in such Borrowing Base Property.

(xv) Borrower shall have received no notice of any condemnation proceeding involving such Borrowing Base Property or any portion thereof or parking facility used in connection therewith, nor shall any portion of such Borrowing Base Property or any parking facility used in connection therewith be damaged due to fire or other casualty, except those proceedings or casualties that could not reasonably be expected to materially interfere with the current use and value of such Borrowing Base Property or to cause such property to otherwise no longer qualify as a Borrowing Base Property.

(xvi) Such Borrowing Base Property shall have adequate rights of access to public ways and is currently served by adequate electric, gas, water, sewer, sanitary sewer and storm drain facilities. All public utilities necessary to the use and enjoyment of such Borrowing Base Property as intended to be used and enjoyed shall be located in the public right-of-way abutting such Borrowing Base Property or in private easements or license areas benefitting such Borrowing Base Property.

(xvii) No Credit Party shall have suffered, permitted or initiated the joint assessment of such Borrowing Base Property with any other real property constituting a tax lot separate and apart from the tax lot comprising such Borrowing Base Property.

(xviii) As of the date of its inclusion as a Borrowing Base Property, such Borrowing Base Property, including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, shall be in good condition, order and repair in all material respects subject to reasonable and customary wear and tear; and there shall exist no structural or other material defects or damages in such Borrowing Base Property, whether latent or otherwise, and no Credit Party shall have received written notice from any insurance company or bonding company of any defects or inadequacies in such Borrowing Base Property, or any part thereof, which would, in either case, adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

(xix) The Borrower shall have delivered to the Administrative Agent a true and correct copy of the Management Agreement that is in effect with respect to such Borrowing Base Property. The Management Agreement with respect to such Borrowing Base Property delivered to the Administrative Agent shall be the only Management Agreement related to such Borrowing Base Property, and shall be in full force and effect with no default or event of default, in either case beyond all applicable notice and grace periods, existing thereunder.

(xx) To the knowledge of Borrower, no portion of such Borrowing Base Property shall have been purchased with proceeds of any illegal activity and no part of the proceeds of any Credit Extension will be used in connection with any illegal activity.

(c) The REIT and Borrower hereby covenant and agrees with respect to any Borrowing Base Property (i) to comply with Sections 5.05, 5.12, 5.18, 5.19, 5.21, 6.02, 6.11, and 6.18, and (ii) as follows:

(i) Leases. The REIT and Borrower shall not, and shall not permit the Subsidiary Guarantor or any 163 Entity to, enter into, amend, modify, supplement or terminate any Major Lease without the prior written consent of the Administrative Agent, other than (A) modifications that do not affect the economic terms or length of the term of such Lease, and (B) modifications that do not materially affect the obligations of the tenants thereunder (other than modifications that would increase the obligations of any such tenant and are more favorable to the applicable Subsidiary Guarantor or such 163 Entity, as applicable), and any SNDA required to be delivered in connection with a Major Lease shall be on the Administrative Agent’s standard form with such revisions as are reasonably acceptable to the Administrative Agent. Prior to seeking the Administrative Agent’s consent to any Major Lease required hereunder, Borrower shall deliver to the Administrative Agent a copy of such Major Lease together with, in the case of each Major Lease after the Administrative Agent has first approved a Major Lease, a blackline to show changes from such first Major Lease approved by the Administrative Agent (except that no blackline will be required with respect to an amendment, modification or other document that is not a new Lease), along with appropriate and reasonable financial or other information which shall allow the Administrative Agent to evaluate the creditworthiness of the proposed tenant. With respect to the approval of a Major Lease requiring the Administrative Agent’s consent under this Section 9.01(c)(i), such approval or consent shall be deemed granted in the event that (a) the Administrative Agent fails to respond within seven (7) Business Days following the Administrative Agent’s receipt of a written request for such approval or consent (such seven (7) Business Day period, the “First Notice Period”), which request for approval or consent (i) is accompanied by all information necessary for the Administrative Agent to consider such request, (ii) is submitted in a package or envelope marked in bold and capitalized font, “PRIORITY - REQUEST FOR APPROVAL – RESPONSE REQUIRED WITHIN SEVEN (7) BUSINESS DAYS”, and (iii) includes the following at the header of the first page in bold and capitalized font, “PRIORITY - REQUEST FOR APPROVAL – RESPONSE REQUIRED WITHIN SEVEN (7) BUSINESS DAYS”; and (b) the Administrative Agent fails to respond within five (5) Business Days following the Administrative Agent’s receipt of a second written request for such approval or consent following the expiration of the First Notice Period, which request for approval or consent (i) is accompanied by all information necessary for the Administrative Agent to consider such request, (ii) is submitted in a package or envelope marked in bold and capitalized font, “PRIORITY - REQUEST FOR APPROVAL – RESPONSE REQUIRED WITHIN THREE (3) BUSINESS DAYS – FAILURE TO RESPOND WILL RESULT IN APPROVAL OF THE REQUEST”, and (iii) includes the following at the header of the first page in bold and capitalized font, “PRIORITY - REQUEST FOR APPROVAL – RESPONSE REQUIRED WITHIN THREE (3) BUSINESS DAYS –

FAILURE TO RESPOND WILL RESULT IN APPROVAL OF THE REQUEST”. Any response by the Administrative Agent requesting additional information in order to evaluate any such request for approval of a Major Lease shall be deemed disapproval of such request unless otherwise expressly specified by the Administrative Agent. If all of the foregoing conditions of this Section 9.01(c)(i) are satisfied (and Borrower has written evidence of delivery of such notices to all of the parties required to be provided notices on behalf of the Administrative Agent), then the Administrative Agent shall be deemed to have consented to such Major Lease. Each of the requests for approval to Administrative Agent under this Section 9.01(c)(i) may be delivered pursuant to electronic mail provided that requests are delivered to all three (3) of Paul Verdi (at Paul.Verdi@capitalone.com), Patricia Visone (at patricia.visone@capitalone.com) and Capital One Syndications (at syndicationportfoliomanager@capitalone.com), provided that copies of such requests are also provided pursuant to Section 10.01 hereof.

(ii) Management Contracts. The REIT and Borrower shall obtain the prior written approval of Administrative Agent prior to entering into, or causing any Subsidiary Guarantor or 163 Entity to enter into, any property management agreement or replacing or terminating the property manager for any Borrowing Base Property.

(d) In calculating the Value-Based Borrowing Base Limit and DSCR-Based Borrowing Base Limit, unless Administrative Agent and the Required Lenders, in each of their sole and absolute discretion, shall agree otherwise, the following requirements shall apply, and adjustments shall be made to the Borrowing Base (calculated in accordance with the most recent Borrowing Base Certificate delivered hereunder) in order for the amount of such Borrowing Base to comply with the following requirements:

(i) The Borrowing Base Asset Values of Single Tenant Assets that are not Investment Grade Borrowing Base Properties shall not comprise more than thirty percent (30%) of the aggregate Borrowing Base Asset Values of all Borrowing Base Properties;

(ii) The Borrowing Base Asset Values of Single Tenant Assets that are Investment Grade Borrowing Base Properties shall not comprise more than fifty percent (50%) of the aggregate Borrowing Base Asset Values of all Borrowing Base Properties;

(iii) Cash rent generated from any single tenant (or group of affiliated tenants) or from any single distribution facility or parking facility shall not account for more than twenty percent (20%) of the cash rent of the Borrowing Base assets in the Borrowing Base measured for any period, whether for purposes of determining the Estimated Values of the Borrowing Base Properties or for purposes of determining the DSCR-Based Borrowing Base Limit or otherwise;

(iv) The Borrowing Base Asset Value of no single Borrowing Base Property shall comprise more than 35% of the aggregate Borrowing Base Asset Values of all Borrowing Base Properties;

(v) The Adjusted Borrowing Base Net Operating Income derived from Borrowing Base Properties subject to an Approved Ground Lease shall not comprise more than thirty percent (30%) of the aggregate Adjusted Borrowing Base Net Operating Income of all Borrowing Base Properties measured for any period, whether for purposes of determining the Estimated Values of the Borrowing Base Properties or for purposes of determining the DSCR-Based Borrowing Base Limit or otherwise;

(vi) A minimum of fifty percent (50%) of the aggregate Borrowing Base Asset Values of the Borrowing Base Properties shall be comprised of the Borrowing Base Asset Values of Borrowing Base Properties located in New York County, New York State;

(vii) The rents that are included in the Adjusted Borrowing Base Net Operating Income of the Borrowing Base Properties for any fiscal quarter that are derived from Lease-Back Master Leases shall not exceed five percent (5%) of the aggregate rents that are included in the Adjusted Borrowing Base Net Operating Income of the Borrowing Base Properties for such fiscal quarter;

(viii) Administrative Agent shall have the right to mark to market any rents that are derived from Lease-Back Master Leases that are included in the Adjusted Borrowing Base Net Operating Income of the Borrowing Base Properties for any fiscal quarter.

Section 9.02 Exclusion Events. Notwithstanding anything contained herein to the contrary, if any Real Property previously qualifying as a Borrowing Base Property ceases to meet the criteria for qualification as such, as set forth in the definition of “Borrowing Base Property” (inclusive of the requirements of Section 9.01(b)), or if any of the following events shall occur:

(a) any violation of Environmental Law with respect to such Borrowing Base Property, or presence of Hazardous Materials on, about or under such Borrowing Base Property, regardless of the time when it arose, which could reasonably be expected to have a (a) material adverse effect with respect to the financial condition or the operations of such Borrowing Base Property, (b) material adverse effect on the Borrowing Base Asset Value of such Borrowing Base Property, or (c) material adverse effect on the ownership of such Borrowing Base Property, or that would involve more than $5,000,000 or take longer than six (6) months to repair or remediate (measured from the date that all required permits pertaining thereto have been obtained) or such repairs or remediation would be completed after the Maturity Date;

(b) Any of the Black Walnut JV Partner or 163 Washington Avenue, LLC shall exercise any of their Option Rights and as a result thereof 163 Washington shall be owned 100%, directly or indirectly, by either such Person;

(c) (i) any default by any Subsidiary Guarantor or 163 Entity, as tenant under any applicable Approved Ground Lease, in the observance or performance of any material term, covenant, or condition of any applicable Approved Ground Lease on the part of such Subsidiary Guarantor or 163 Entity to be observed or performed and said default is not cured following the expiration of any applicable grace and notice periods therein provided, or (ii) the leasehold estate created by any applicable Approved Ground Lease shall be surrendered or (iii) any applicable Approved Ground Lease shall cease to be in full force and effect or (iv) any applicable Approved Ground Lease shall be terminated or canceled for any reason or under any circumstances whatsoever, or any of the material terms, covenants or conditions of any applicable Approved Ground Lease shall be modified, changed, supplemented, altered, or amended in any manner not otherwise permitted hereunder without the consent of Administrative Agent; or

(d) The improvements comprising a Borrowing Base Property have been damaged (ordinary wear and tear excepted) and not repaired or are the subject of any pending or, to any Credit Party’s knowledge, threatened condemnation or adverse zoning proceeding, except as could not reasonably be expected to cause a (a) material adverse effect with respect to the financial condition or the operations of such Borrowing Base Property, (b) material adverse effect on the Borrowing Base Asset Value of such Borrowing Base Property, (c) material adverse effect on the ownership of such Borrowing Base Property, or to involve more than $5,000,000 or take longer than six (6) months to repair or remediate (measured from the date of receipt of insurance proceeds with respect to such damage or event) or to be completed after the Maturity Date;

(any such condition or event, an “Exclusion Event”) such property shall be immediately removed from all financial covenant and Borrowing Base-related calculations contained herein, and the applicable provisions of Section 9.03(b) shall apply. Any such property shall immediately cease to be a “Borrowing Base Property” hereunder, Schedule III attached hereto shall be deemed to have been immediately amended to remove such Real Property from the list of Borrowing Base Properties and the Borrower shall be required, within five (5) Business Days after such property ceases to qualify as a Borrowing Base Property, to satisfy all of the conditions set forth in Article IX with respect to a Borrowing Base Removal with respect to such property; provided, however, that, if any Real Property removed as a Borrowing Base Property as a result of an Exclusion Event or because it ceases to meet the criteria for qualification as such, as set forth in the definition of “Borrowing Base Property”, subsequently meets such criteria for qualification, and provided that any applicable Exclusion Event shall have been cured, repaired or remedied to the reasonable satisfaction of Administrative Agent, such Real Property shall thereafter be included once again as a Borrowing Base Property, provided that the conditions set forth in Section 9.03 (other than those which remain in effect from its prior inclusion as a Borrowing Base Property) are satisfied.

Section 9.03 Addition and Removal of Borrowing Base Properties. At any time after the Effective Date hereof, Borrower shall have the right to cause one or more Real Properties to be released as a Borrowing Base Property (a “Borrowing Base Removal”) or to be added as a Borrowing Base Property (a “Borrowing Base Addition”), provided that no Default or Event of Default shall exist or shall result therefrom and that each of the following conditions are satisfied:

(a) The Real Properties listed on Schedule III are the initial Borrowing Base Properties on the Effective Date. In connection with a Borrowing Base Addition, upon the satisfaction of the following conditions, Schedule III attached hereto shall be deemed to have been immediately amended to add the applicable Real Properties to the list of Borrowing Base Properties set forth therein:

(i) At least ten (10) Business Days prior to the date on which Borrower intends for the Borrowing Base Addition to occur, Borrower shall provide (or shall have provided) to Administrative Agent (A) the Real Property location, (B) the Real Property purchase price, (C) either (1) if either not yet acquired, directly or indirectly, or acquired within six (6) months of Borrower’s intended date for the Borrowing Base Addition to occur, pro forma revenues and expenses for the Real Property breaking out the first ninety (90) days following the acquisition of such Real Property and the existing occupancy level of the Real Property, along with the applicable purchase and sale agreement, or (2) if such Real Property has been owned, directly or indirectly, for more than six (6) months, then the financial statements required pursuant to Sections 5.01(a) and (b) hereof, along with the applicable deed, in each case reasonably acceptable to the Administrative Agent and the Required Lenders, (D) UCC Searches relating to such Real Property;

(ii) Immediately subsequent to the proposed Borrowing Base Addition, the REIT and Borrower shall remain in compliance with the financial covenants contained in Section 6.01;

(iii) Such Real Property shall comply with the criteria for qualification as a Borrowing Base Property as set forth in the definition of “Borrowing Base Property” inclusive of the requirements of Section 9.01(b) hereof, and Borrower shall have delivered to Administrative Agent a Borrowing Base Certificate and an officer’s certificate of a Responsible Officer certifying as to the compliance of such Real Property with such criteria and containing such detail in respect thereof as Administrative Agent may require;

(iv) Administrative Agent shall have received and approved (which approval shall not be unreasonably withheld, conditioned, or delayed) all due diligence reasonably required by Administrative Agent with respect to such Real Property, a title commitment if the Real Property has not yet been acquired or a title policy if the Real Property has been acquired and an updated title report if the Real Property has been owned for more than six (6) months, an Appraisal, survey, engineering and Phase I environmental site assessment reports (together with reliance letters in favor of Administrative Agent with respect thereto or reports addressed directly to Administrative Agent), UCC Searches and rent rolls;

(v) Administrative Agent shall have received and approved Organizational Documents with respect to any new Subsidiary Guarantor, which approval shall not be unreasonably withheld, conditioned, or delayed;

(vi) Borrower shall execute and deliver to Administrative Agent, on behalf of the Lenders, a Pledge with respect to Borrower’s Equity Interests in the new Subsidiary Guarantor, substantially in the form of the Pledge executed and delivered on the Original Closing Date;

(vii) If required by Section 5.18 hereof or by Section 9.03(b) below, the applicable Subsidiary Guarantor which owns the proposed Borrowing Base Property shall, execute and deliver to Administrative Agent, on behalf of the Lenders and the L/C Issuer, a Mortgage encumbering the proposed Borrowing Base Addition in accordance with Section 5.18 hereof, substantially in the form of the Mortgages executed and delivered on the Original Closing Date;

(viii) Any new Subsidiary Guarantor shall execute and deliver to Administrative Agent a Joinder Agreement;

(ix) Administrative Agent shall have received (A) written opinions from Borrower’s counsel covering the enforceability, perfection and due authorization of the new Pledge, the Joinder Agreement (including the Guaranty as modified by such Joinder Agreement) and the new Mortgage, if applicable, in form and substance substantially similar to each applicable opinion of counsel delivered on behalf of Borrower or Guarantor on the Original Closing Date or the Effective Date and covering such other matters as Administrative Agent shall reasonably request and (B) such financing statements or other documents necessary in order to perfect the security interest created pursuant to such new Pledge and Mortgage, if applicable, as Administrative Agent shall reasonably request;

(x) If such Real Property is held pursuant to an Approved Ground Lease, Administrative Agent shall have received true and correct copies of such Approved Ground Lease and any guarantees thereof; and (ii) to the extent required by Administrative Agent in its reasonable discretion, recognition agreements and estoppel certificates executed by the lessor under such Approved Ground Lease, in form and content reasonably satisfactory to Administrative Agent or the Required Lenders, as applicable;

(xi) Administrative Agent shall have received a current property conditions report performed by an engineer reasonably satisfactory to Administrative Agent;

(xii) Administrative Agent shall have received such additional information that Administrative Agent (on its own behalf or on behalf of any Lender) reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations; and

(xiii) The approval of the Required Lenders to the addition of such Real Property as a Borrowing Base Property shall have been obtained.

(b) In connection with a Borrowing Base Removal:

(i) Borrower shall deliver to the Administrative Agent a Borrowing Base Certificate that reflects the removal of such property from the Borrowing Base;

(ii) Upon the removal of any Borrowing Base Property, based upon the then most recent information provided by Borrower to Administrative Agent and each Lender pursuant to Section 5.01 hereof, and the Borrowing Base Certificate delivered pursuant to Section 9.03(b)(i), and after adjusting that information to exclude the Net Operating Income and value attributable to the Borrowing Base Property to be so removed, and recalculating the Value – Based Borrowing Base Limit and DSCR – Based Borrowing Base Limit, the REIT and Borrower shall be in compliance with the financial covenants contained in Section 6.01;

(iii) The Real Properties that remain in the Borrowing Base shall be in compliance with the requirements in the definition of “Borrowing Base Property” and the covenants set forth in Section 9.01(b) hereof; and

(iv) Immediately subsequent to the proposed Borrowing Base Removal, and after giving effect to the adjustments referenced in Section 9.03(b)(i), Borrower shall be in compliance with the prepayment covenants contained in Section 2.09(b).

Upon a Borrowing Base Removal in compliance with this Section 9.03(b), Administrative Agent and each of the Lenders promptly shall release in writing the applicable Pledge of interests in the Subsidiary Guarantor that owns such removed Borrowing Base Property and the applicable Subsidiary Guarantor from the Guaranty, shall return any Mortgage that was theretofore delivered with respect to such Borrowing Base Property, and shall execute and file all documents necessary to effectuate such releases, including, without limitation, a termination of the UCC financing statement filed in connection with the applicable Pledge; provided, that if the Borrowing Base Removal is of a Borrowing Base Property which was any of the Mortgaged Borrowing Base Properties, then, simultaneously with or before such Borrowing Base Removal, Borrower shall cause one or more Real Properties to be added to the Borrowing Base in compliance with the requirements for a Borrowing Base Addition, in accordance with the terms hereof, having equal or greater Borrowing Base Asset Value and Adjusted Borrowing Base Net Operating Income to the Real Property that is to be removed and, notwithstanding anything to the contrary contained herein, shall, in connection therewith, satisfy all of the conditions of Section 9.03, including, without limitation, Section 9.03(a)(iii) and provide a Mortgage pursuant to Section 9.03(a)(vii) (which mortgage shall be recorded as a replacement Recycled Mortgage if the Borrowing Base Property which was removed was the subject of a Recycled Mortgage), and such Borrowing Base Addition shall be considered one of the Mortgaged Borrowing Base Properties.

Notwithstanding anything herein to the contrary, no Borrowing Base Removal shall be permitted without Administrative Agent’s and Required Lender’s consent if such Borrowing Base Removal shall result in (i) there being less than five (5) Borrowing Base Properties or (ii)

the total Borrowing Base Asset Value of the Borrowing Base Properties being less than Six Hundred Million Dollars ($600,000,000).

ARTICLE X

MISCELLANEOUS

Section 10.01 Notices.

(a) All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document (a “Notice”) shall be given in writing and shall be effective for all purposes if either hand delivered with receipt acknowledged, or delivered by a nationally recognized overnight delivery service (such as Federal Express), or by certified or registered United States mail, return receipt requested, postage prepaid, or, with respect to routine or administrative notices (but specifically excluding notices of Default, Events of Default or acceleration of the Loan) by electronic mail, in each case addressed as follows (or to such other address or Person as a party shall designate from time to time by notice to the other party): If to Borrower or Guarantor, to it at c/o American Realty Capital, 405 Park Avenue, 15th Floor, New York, New York 10022, Attention: General Counsel, with a copy to c/o American Realty Capital, 405 Park Avenue, 15th Floor, New York, New York 10022, Attention: Jesse C. Galloway; if to Administrative Agent, Swingline Lender or L/C Issuer: Capital One, National Association, 275 Broadhollow Road, Melville, New York 11747, Attention: Patricia Visone, with a copy to Capital One, National Association, 90 Park Avenue, New York, New York 10016, Attention: Paul Verdi, and with a copy to Morrison & Foerster LLP, 1290 Avenue of the Americas, New York, New York 10104, Attention: Jeffrey J. Temple, Esq.; if to any Lender, to the address set forth on the signature page hereto for such Lender or at its address (or facsimile number) set forth in its Administrative Questionnaire. A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; in the case of overnight delivery, upon the first attempted delivery on a Business Day; or, in the case of electronic mail (as set forth in Section 10.01(c) below).

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent. Administrative Agent or the REIT or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(d) Each of the REIT and Borrower agrees that Administrative Agent and Sole Bookrunner may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, IntraLinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(e) Each of the REIT and Borrower hereby acknowledges that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the REIT, Borrower or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each of the REIT and Borrower hereby agrees that (i) all Communications that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Communications “PUBLIC,” the REIT and Borrower shall be deemed to have authorized Administrative Agent, the Lenders, the L/C Issuer, the Joint Lead Arrangers and Sole Bookrunner to treat such Communications as not containing any material non-public information with respect to the REIT, Borrower or any Affiliate thereof or their respective securities for purposes of United States Federal and state securities laws; (iii) all Communications marked “PUBLIC” are permitted to be made available through the Platform; and (iv) Administrative Agent, the Joint Lead Arrangers and Sole Bookrunner shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform designated as “Non-Public Information.”

(f) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall Administrative Agent, the Joint Lead Arrangers, Sole Bookrunner or any of their Affiliates (collectively, the “Agent Parties”) have any liability to Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s or Agent Party’s transmission or posting of Borrower Materials through the Platform or via email, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages). “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of Borrower or any Guarantor pursuant to any Loan Document or the transactions contemplated therein which is distributed to Administrative Agent, the Joint Lead Arrangers, Sole Bookrunner, the L/C

Issuer or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

Section 10.02 No Deemed Waivers; Remedies Cumulative. (a) No failure or delay by Administrative Agent, the L/C Issuer or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Administrative Agent, the L/C Issuer and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of any Letter of Credit shall not be construed as a waiver of any Default, regardless of whether Administrative Agent, the L/C Issuer or any Lender may have had notice or knowledge of such Default at the time.

(b) Notwithstanding anything contained herein to the contrary, any covenant calculation or financial formula required to be calculated and submitted under this Agreement by Borrower and/or the REIT, any Subsidiary Guarantor or any 163 Entity to the Administrative Agent (including, without limitation, pursuant to Section 5.01 or Section 6.01 hereof) shall not be deemed automatically approved by the Administrative Agent and shall be subject to the right of the Administrative Agent to review and reasonably contest any such calculation with respect to manifest error, subject to Borrower’s right to resubmit any such deliverable with such errors or miscalculations corrected.

Section 10.03 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Each of the REIT and Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by Administrative Agent and its Affiliates, including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel for Administrative Agent, in connection with the preparation of this Agreement and the other Loan Documents, any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions contemplated hereby or thereby shall be consummated) or in connection with the administration of this Agreement and the other Loan Documents, the Syndication, any Borrowing Base Addition or Borrowing Base Removal, (ii) all reasonable and documented out-of-pocket costs and expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any draw thereunder, (iii) all reasonable and actual out-of-pocket expenses incurred by Administrative Agent, the L/C Issuer or any Lender, including the fees, charges and disbursements of any counsel for Administrative Agent, the L/C Issuer or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred in connection with any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, (iii) and all reasonable out-of-pocket costs, expenses, Taxes

(other than Excluded Taxes), assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein, (iv) all reasonable and actual out-of-pocket expenses incurred by Administrative Agent, the L/C Issuer or any Lender, including the fees, charges and disbursements of any counsel for Administrative Agent, the L/C Issuer or any Lender, that may be imposed on, incurred by, or asserted against the Agent or the Lenders in any manner arising out of any breach by the Subordinate Lender of its obligations under the Subordination Agreement, and (v) such sums as any court may adjudge to be reasonable attorney costs in any action or proceeding which arises out of, or which relates to the Subordination Agreement, including any alleged tort action, regardless of which party commences such action or proceeding, to the extent that Administrative Agent, the L/C Issuer or any Lender is the prevailing party in any such action or proceeding.

(b) Indemnification by Borrower Group. Each of the REIT and Borrower shall indemnify Administrative Agent, L/C Issuer, Swingline Lender, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all actual, out-of-pocket losses, claims, damages (excluding consequential damages, other than to the extent such damages are awarded to a third-party), liabilities and actual related out-of-pocket expenses, including the reasonable out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions contemplated hereby (including, without limitation, any claim asserted against any Indemnitee by the Black Walnut Partner or 163 Washington Avenue, LLC), (ii) any Loan to Borrower or Letter of Credit issued for the account of Borrower or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials (not including any Hazardous Materials which are initially placed on a property after Administrative Agent or any of its Affiliates or agents has taken possession, control or custody of, or title to, the applicable property) on or from any property owned or operated by a Credit Party, or any Environmental Liability related in any way to a Credit Party, (iv) misappropriation or misapplication by any Credit Party or any Affiliate of any Credit Party of any operating revenues, cash flow or other revenue derived from or in respect of any Asset, including security deposits, insurance proceeds, condemnation awards, or any rental, sales or other income derived directly or indirectly from any Asset; (v) fraud or misrepresentation or inaccurate certification by any Credit Party or any Affiliate of any Credit Party made at any time in connection with the Loan Documents or the Loans; (vi) intentional interference by any Credit Party or any Affiliate of any Credit Party with Administrative Agent’s (or the Lenders’ or the L/C Issuer’s) exercise of its rights under any of the Loan Documents; (vii) commission of waste to or of any Real Property or any portion thereof by any Credit Party or any Affiliate of any Credit Party or failure to maintain any Real Property by any Credit Party in the manner required by the Loan Documents, (viii) any claim by any Person that such Person acted on behalf of Borrower in connection with the transactions contemplated hereby, and/or (ix) any actual claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, (A) be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or its shareholders, directors, officers, Affiliates or subsidiaries or (B) include any consequential damages or punitive damages. For the avoidance of doubt, this Section 10.03 shall not apply with respect to Taxes other than any Taxes that represent claims on damages arising from a non-Tax claim.

(c) [Reserved].

Section 10.04 Waiver of Consequential Damages, Etc. To the extent permitted by applicable Legal Requirements, no party hereto shall assert, and hereby waives, any claim against any other party hereto or any Related Party thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(a) Payments. All amounts due under this Section shall be payable not later than ten (10) days after written demand therefor.

Section 10.05 Successors and Assigns.

(a) Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Credit Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.

(i) Each Lender may assign any of its Loans, its Note and its Commitment (but only with the consent of Administrative Agent, which consent shall not be unreasonably withheld if the proposed assignee is an Eligible Institution and shall not be required if the Lender assigning its Loan is Administrative Agent), provided that:

(A) no such consent by Administrative Agent shall be required in the case of any assignment by any Lender to another Lender (provided such other Lender is not a Defaulting Lender) or an Affiliate of the assigning Lender or another Lender (provided such other Lender is not a Defaulting Lender) except to the extent that Administrative Agent has reserved the right to consent to further assignments to a Lender in connection with the granting of its consent to the initial assignment to such Lender;

(B) except to the extent Administrative Agent shall otherwise consent, any such partial assignment (other than to another Lender or an Affiliate of a Lender) shall be in an amount at least equal to $10,000,000 or, if less, the entire amount of the assigning Lender’s Loans and Commitment;

(C) each such assignment (including an assignment to another Lender or an Affiliate of a Lender) by a Lender of its Loans or Commitment shall be made in such manner so that the same portion of its Loans and Commitment is assigned to the respective assignee;

(D) upon execution and delivery by the assignee (even if already a Lender) to Borrower and Administrative Agent of an Assignment and Assumption pursuant to which such assignee agrees to become a “Lender” hereunder (if not already a Lender) having the Commitment and Loans specified in such instrument, and upon consent thereto by Administrative Agent to the extent required above, the assignee shall have, to the extent of such assignment (unless otherwise consented to by Administrative Agent), the obligations, rights and benefits of a Lender hereunder holding the Commitment and Loans (or portions thereof) assigned to it (in addition to the Commitment and Loans, if any, theretofore held by such assignee) and the assigning Lender shall, to the extent of such assignment, be released from the Commitment (or portion thereof) so assigned. Upon each such assignment the assigning Lender shall pay Administrative Agent a processing and recording fee of $3,500 and the reasonable fees and disbursements of Administrative Agent’s counsel incurred in connection therewith. The assignee, if it is not already a Lender, shall deliver to Administrative Agent an Administrative Questionnaire;

(E) the consent of the L/C Issuer and the Swingline Lender shall be required for any assignment in respect of a Revolving Commitment; and

(F) the consent of Borrower (which consent shall not be unreasonably withheld or delayed) shall be required for any assignment unless (x) an Event of Default shall exist at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within seven (7) Business Days after having received notice thereof; and provided, further, that unless an Event of Default as described in Section 7.01(a), 7.01(f) or 7.01(g) exists, the consent of Borrower (which consent shall not be unreasonably withheld or delayed) shall be required for any assignment to a Competitor; provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within seven (7) Business Days after having received notice thereof.

(ii) From and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.13, Section 2.14, Section 2.15 and Section 10.03); provided, however, that in no event shall such assigning Lender be released with respect to any defaults by or liabilities of such Lender under the Loan Documents which accrued prior to such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.05(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.05(e).

(iii) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Legal Requirements, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(iv) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent, the L/C Issuer, Swingline Lender and each other Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Loan

Applicable Percentage and Term Loan Applicable Percentage, as applicable. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c) Maintenance of Register by Administrative Agent. Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Credit Parties, Administrative Agent, the L/C Issuer and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Credit Party, by the L/C Issuer and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Effectiveness of Assignment. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, and consented to, if required, by the Borrower, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Participations.

(i) Any Lender may, without the consent of any Credit Party or Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Borrower, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents, and (iv) provided, further, that unless an Event of Default as described in Section 7.01(a), 7.01(f) or 7.01(g) exists, the consent of Borrower (which consent shall not be unreasonably withheld or delayed) shall be required for any participation to a Competitor; provided that Borrower shall be deemed to have consented to any such participation unless it shall object thereto by written notice to Administrative Agent within seven (7)

Business Days after having received written notice thereof. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(a) that affects such Participant. Subject to paragraph (c)(ii) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Section 2.13, Section 2.14 and Section 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.13 or Section 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 2.15(e) as though it were a Lender.

(iii) Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the Code. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest;

provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) No Assignments to the Credit Parties or Affiliates. Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to any Credit Party or any of its Affiliates or Subsidiaries of any Credit Party without the prior consent of the Administrative Agent and each Lender.

(h) Syndication. Each of the REIT and Borrower acknowledges that Administrative Agent intends to syndicate a portion of the Commitments to one or more Lenders (the “Syndication”) and in connection therewith, the REIT and Borrower shall take all actions as Administrative Agent may reasonably request to assist Administrative Agent in its Syndication effort. Without limiting the generality of the foregoing, the REIT and Borrower shall, at the reasonable request of Administrative Agent (i) facilitate the review of the Loans, the Borrowing Base Properties and the other collateral for the Loans by any prospective Lender; (ii) assist Administrative Agent and otherwise cooperate with Administrative Agent in the preparation of information offering materials (which assistance may include reviewing and commenting on drafts of such information materials and drafting portions thereof); (iii) deliver updated information on Borrower, Guarantor, the Borrowing Base Properties and the other collateral for the Loans; (iv) make representatives of the REIT and Borrower available to meet with prospective Lenders at tours of the Borrowing Base Properties and bank meetings at reasonable times and upon reasonable notice; (v) facilitate direct contact between the senior management and advisors of the REIT and Borrower and any prospective Lender at reasonable times and upon reasonable notice; (vi) use its best efforts to ensure that the Syndication efforts of Administrative Agent benefit materially from their existing banking relationships; and (vii) provide Administrative Agent with all information reasonably deemed necessary by it to complete the Syndication successfully.

Section 10.06 Survival. All covenants, agreements, representations and warranties made by the Credit Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Administrative Agent, or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Section 2.13, Section 2.14, Section 2.15, Section 10.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the Transactions, the repayment of the Loans and the Commitments or the termination of this Agreement or any provision hereof.

Section 10.07 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to

Administrative Agent constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page to this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement and any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Legal Requirements, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.08 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.09 Set-off. If an Event of Default shall have occurred and be continuing, each Lender and the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Required Lenders exercised in their sole discretion, to the fullest extent permitted by applicable Legal Requirements, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or the L/C Issuer to or for the credit or the account of any Borrower or Guarantor against any and all of the obligations of the REIT, Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the REIT, Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of this Agreement applicable to payments and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent, the L/C Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and the L/C Issuer under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender and the L/C Issuer may have.

Section 10.10 Governing Law; Jurisdiction; Etc.

(a) THIS AGREEMENT, THE NOTES AND THE LOAN DOCUMENTS WERE NEGOTIATED IN THE STATE OF NEW YORK AND THE PROCEEDS OF THE NOTES DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LEGAL REQUIREMENTS OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS CREATED PURSUANT TO THE LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE VALIDITY AND THE ENFORCEABILITY OF ALL LOAN DOCUMENTS AND THE OBLIGATIONS. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE REIT AND BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST ADMINISTRATIVE AGENT, THE L/C ISSUER, ANY LENDER, THE REIT OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN NEW YORK COUNTY, NEW YORK PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND EACH PARTY HERETO WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH OF THE REIT AND HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.

Section 10.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS OR TRANSACTIONS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH PARTY HERETO, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND

EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EITHER PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OTHER.

Section 10.12 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.13 No Broker. Administrative Agent and each of the Lenders hereby represent to Borrower that neither Administrative Agent nor any Lender Party has dealt with, and the REIT and Borrower represent to the Administrative Agent, the L/C Issuer and each Lender that they have not dealt with, any broker or finder with respect to the Transactions contemplated by the Loan Documents or otherwise in connection with the Loan Documents.

Section 10.14 Obligations of the Credit Parties Independent; Joint and Several. The obligations of each Credit Party under the Loan Documents are independent of the obligations of the other Credit Party, and a separate action or actions may be brought or prosecuted against each of the Credit Parties irrespective of whether action is brought against the other Credit Party or whether the other Credit Party be joined in any such action or actions. The obligations of the REIT and Borrower under this Agreement with respect to the representations, warranties and covenants made by both of them are joint and several.

Section 10.15 Confidentiality. Each of Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Subsidiaries and Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and shall agree to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable Legal Requirements or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any eligible assignee of or Participant in, or any prospective eligible assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Credit Parties and their obligations, (g) with the consent of Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Administrative Agent or any Lender on a non-confidential basis from a source other than the Credit Parties; provided that Information may not in any circumstance be disclosed to a Competitor. For the purposes of this Section, “Information” means all information received from or on behalf of the Credit Parties relating to the Credit Parties, their Subsidiaries or Affiliates or their respective businesses, other than any such information that is available to Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Credit Parties; provided that, in the case of information received from the Credit Parties after the Original Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by the Loan Documents, Borrower acknowledges and agrees that: (i) the credit facilities provided for under this Agreement and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification of any Loan Document) are an arm’s-length commercial transaction between Borrower, the Guarantors, the other Credit Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the Lenders, the L/C Issuer, the Joint Lead Arrangers and the Sole Bookrunner, on the other hand, and Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by the Loan Documents (including any amendment, waiver or other modification thereof); (ii) in connection with the process leading to such transactions, each of the Administrative Agent, the Lenders, the L/C Issuer, the Joint Lead Arrangers and the Sole Bookrunner is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for Borrower, the Guarantors, any other Credit Party or any of the respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent, nor any of the Lenders, nor the L/C Issuer, nor the Sole Bookrunner, nor either of the Joint Lead Arrangers has assumed or will assume an advisory, agency or fiduciary responsibility in favor of Borrower, the Guarantors or any other Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification of any Loan Document (irrespective of whether the Administrative Agent, any of the Lenders, the L/C Issuer, the Sole Bookrunner or the Joint Lead Arrangers has advised or is currently advising Borrower, the Guarantors, any other Credit Party or any of their respective Affiliates on other matters) and neither the Administrative Agent, nor any of the Lenders, nor the L/C Issuer, nor the Sole Bookrunner, nor either of the Joint Lead Arrangers has any obligation to Borrower, the Guarantors, any other Credit Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in the Loan Documents; (iv) the Administrative Agent, the Lenders, the L/C Issuer, the Sole Bookrunner and the Joint Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower, the Guarantors, the other Credit Parties and their respective Affiliates, and neither the Administrative Agent, nor any of the Lenders, nor the L/C Issuer, nor the Sole Bookrunner, nor either of the Joint Lead Arrangers has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent, the Lenders, the L/C Issuer, the Sole Bookrunner and the Sole Lead Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification of any Loan Document) and Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, the Lenders, the L/C Issuer, the Sole Bookrunner and the Joint Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty.

Section 10.17 Additional Commitments. Borrower shall have the right, no more than two (2) times during the term of the Loan, to request that Administrative Agent permit additional Revolving Loan Commitments and/or Term Loan Commitments to be added under the terms of this Agreement in excess of the Lenders’ then outstanding Revolving Loan Commitments and Term Loan Commitments in a minimum increment of at least Twenty Five Million Dollars ($25,000,000.00) in excess of the Lenders’ then outstanding Revolving Loan Commitments and Term Loan Commitments (the requested amount being, the “Additional Commitment Amount”), subject to the following:

(a) The aggregate amount of the Lenders’ Commitments shall not exceed One Billion Dollars ($1,000,000,000.00).

(b) Any such request shall be made by Borrower giving written notice (the “Additional Commitment Notice”) to Administrative Agent, which notice shall set forth such details with respect thereto as are reasonably requested by Administrative Agent, including, without limitation, whether the Additional Commitment Amount shall increase the then outstanding Revolving Loan Commitments or the then outstanding Term Loan Commitments. Upon receipt of the Additional Commitment Notice, Administrative Agent shall notify the then existing non-Defaulting Lenders of the terms of such Additional Commitment Notice and each such Lender’s pro rata share (in proportion to the Applicable Percentages of the non-Defaulting Lenders) of the proposed Additional Commitment Amount and whether such Additional Commitment Amount shall increase the then outstanding Revolving Loan Commitments or Term Loan Commitments. If any Lender rejects the offer to increase its respective Revolving Loan Commitments or Term Loan Commitments or accepts only a portion thereof, which each Lender may do in its sole and absolute discretion, Administrative Agent shall further offer the rejected shares (or rejected portions thereof) to the non-Defaulting Lenders that have accepted the proposed increase in their Commitments (each an “Accepting Lender”), pro rata in proportion to the sum of their then existing Commitments plus any additional portion of the Additional Commitment Amount which they have previously accepted. If any Lender shall not respond to a request by Administrative Agent pursuant to this clause (b) within ten (10) Business Days after receipt of an offer (including any offer for a portion of the Additional Commitment Amount rejected by another Lender), such Lender shall be deemed to have rejected such offer. No Defaulting Lender may accept any portion of any Additional Commitment Amount. Administrative Agent shall notify Borrower of all acceptances and rejections with respect to the Additional Commitment Amount by the Lenders. If such acceptances are satisfactory to Borrower, the Commitments of the Accepting Lenders shall be increased by their respective portions of the Additional Commitment Amount without the consent of any other Lender, subject, however, to (i) no Default or Event of Default being in existence at such time, (ii) Borrower issuing additional or substitute Notes to the Accepting Lenders and reaffirming its obligations under the original Notes and Loan Documents, as amended pursuant to this Section 10.17, (iii) with respect to any Additional Commitment Amount that results in an increase in the Revolving Loan Commitments, the Accepting Lenders that have agreed to increase their respective Revolving Loan Commitments paying to Administrative Agent (on behalf of the other Lenders) the aggregate amount determined by Administrative Agent to be necessary so that each Accepting Lender’s pro rata share of outstanding Revolving Loans and participations in L/C Obligations and Swingline Loans matches the ratio of its increased Revolving Commitment to the aggregate amount of all increased Revolving Commitments after giving effect to such Additional Commitment Amount and, after giving effect to their receipt of such payment, the other Revolving Lenders’ pro rata shares of outstanding Revolving Loans and participations in L/C Obligations and Swingline Loans matches the ratio of their respective Revolving Commitments to the aggregate amount of all increased Revolving Commitments after giving effect to such Additional Commitment Amount, (iv) Borrower, the Accepting Lenders and Administrative Agent executing such other documents evidencing such adjustments in the Commitments and the Loans (including, without limitation, modifications to the Security Documents) as shall be reasonably acceptable to Borrower, the Accepting Lenders and Administrative Agent and, if the Additional Commitment Amount involves an increase in the Revolving Loan Commitments, the Swingline Lender and the L/C Issuer, (v) the Guarantors executing and delivering reaffirmations of the Guaranties in form and substance reasonably satisfactory to Administrative Agent, (vi) Borrower paying all of Administrative Agent’s reasonable and documented out-of-pocket expenses in connection with the foregoing, (vii) Borrower paying to Administrative Agent such fees as are due pursuant to the Fee Letter, and (viii) the understanding that, with respect to any Additional Commitment Amount that results in an increase in the Term Loan Commitments, the only Term Loan Lenders that shall have any obligation to fund such Additional Commitment Amount shall be the Accepting Lenders that increase their Term Loan Commitments, which shall be several obligations of such Accepting Lenders and which funding shall be in proportion to the respective shares of such Additional Commitment Amount that such Accepting Lenders were allocated in response to the Additional Commitment Notice. Administrative Agent shall promptly pay to the applicable Lenders their share of any payments received from the Accepting Lenders in accordance with clause (vii) of the immediately preceding sentence. Notwithstanding the foregoing, no Additional Commitment Amount shall become effective under this Section 10.17 unless, (i) on the date of such effectiveness, (x) Administrative Agent shall have received such customary certificates, documents and opinion letters as it may reasonably request, (y) the conditions set forth in Section 4.02 shall be satisfied, and (z) the REIT and Borrower shall be in pro forma compliance with the covenants set forth in Section 6.01 after giving effect to any Loans to be made on such date and the Additional Commitment Amount, and the application of the proceeds therefrom as if made and applied on such date, and, Administrative Agent shall have received a certificate certifying as to the satisfaction of each of clauses (x), (y) and (z) dated such date (including calculations in reasonable detail showing pro forma compliance with the covenants in Section 6.01) and executed by a Responsible Officer of the REIT and Borrower. The Administrative Agent shall provide written notice to all of the Lenders when the Additional Commitment Amount becomes effective. Each of the REIT and Borrower agrees to take such further reasonable action as may reasonably be requested by Administrative Agent in connection with any request pursuant to this Section 10.17.

(c) Notwithstanding anything to the contrary contained herein, if the Lenders do not accept increases in their aggregate Commitments in the full amount of the Additional Commitment Amount in accordance with clause (b) above, Borrower may designate one or more proposed lenders to Administrative Agent (and, if such Additional Commitment Amount would involve an increase in the Revolving Commitments, the Swingline Lender and the L/C Issuer) to become Lenders under this Agreement with respect to such balance of the Additional Commitment Amount, subject in each case to the prior consent by Administrative Agent (and, if such Additional Commitment Amount would involve an increase in the Revolving Commitments, the Swingline Lender and the L/C Issuer), which approvals shall not be unreasonably withheld or delayed if such proposed lenders meet the standards of an Eligible Institution. If such proposed lenders are so approved, such lenders shall become additional Lenders under this Agreement in accordance with their respective Commitments without the consent of any other Lenders, subject, however, to (i) no Default or Event of Default being in existence at such time, (ii) Borrower issuing new Notes to the new Lenders and reaffirming its obligations under the original Notes and Loan Documents, as amended pursuant to this Section 10.17, (iii) with respect to any Additional Commitment Amount that results in an increase in the Revolving Loan Commitments, such New Lenders that have agreed to provide Revolving Loan Commitments and Accepting Lenders paying to Administrative Agent (on behalf of the other Lenders) the aggregate amount determined by Administrative Agent to be necessary so that such new Lender’s and, if applicable, Accepting Lenders’ respective pro rata shares of outstanding Revolving Loans and participations in L/C Obligations and Swingline Loans matches the ratio of their Revolving Commitments as so increased to the aggregate amount of all increased Revolving Commitments after giving effect to such Additional Commitment Amount and, after giving effect to their receipt of such payment, the other Revolving Lenders’ pro rata shares of outstanding Revolving Loans and participations in L/C Obligations and Swingline Loans matches the ratio of their respective Revolving Commitments to the aggregate amount of all increased Revolving Commitments after giving effect to such Additional Commitment Amount, (iv) Borrower, the new Lenders, any Accepting Lenders (if applicable) and Administrative Agent executing such other documents evidencing the addition of the new Lenders as Lenders hereunder and the adjustment of the Commitments and the Loans (including, without limitation, modifications to the Security Documents) as shall be reasonably acceptable to Borrower, the new Lenders, the Accepting Lenders and Administrative Agent and, if the Additional Commitment Amount involves an increase in the Revolving Loan Commitments, the Swingline Lender and the L/C Issuer, (v) the Guarantors executing and delivering reaffirmations of the Guaranties in form and substance reasonably satisfactory to Administrative Agent, (vi) Borrower paying all of Administrative Agent’s reasonable out-of-pocket expenses in connection with the foregoing, (vii) Borrower paying to the Joint Lead Arrangers, the Sole Bookrunner, the new Lenders and the Accepting Lenders such fees as are due in connection with the Additional Commitment Amount and (viii) the understanding that, with respect to any Additional Commitment Amount that results in an increase in the Term Loan Commitments, the only Term Loan Lenders that shall have any obligation to fund such Additional Commitment Amount shall be the new Lenders that have been approved pursuant to this Section 10.17(c) and any Accepting Lenders that are Term Loan Lenders, which shall be several obligations of such new Lenders and Accepting Lenders and which funding shall be in proportion to the respective shares of such Additional Commitment Amount that such new Lender and Accepting Lenders were allocated in response to the Additional Commitment Notice. Administrative Agent shall promptly pay to the applicable Lenders their share of any payments received from the Accepting Lenders in accordance with clause (vii) of the immediately preceding sentence. Notwithstanding the foregoing, no Additional Commitment Amount shall become effective under this Section 10.17 unless, (i) on the date of such effectiveness, (x) Administrative Agent shall have received such customary certificates, documents and opinion letters as it may reasonably request, (y) the conditions set forth in Section 4.02 shall be satisfied, and (z) the REIT and Borrower shall be in pro forma compliance with the covenants set forth in Section 6.01 after giving effect to any Loans to be made on such date and the Additional Commitment Amount, and the application of the proceeds therefrom as if made and applied on such date, and, Administrative Agent shall have received a certificate certifying as to the satisfaction of each of clauses (x), (y) and (z) dated such date (including calculations in reasonable detail showing pro forma compliance with the covenants in Section 6.01) and executed by a Responsible Officer of the REIT and Borrower. The Administrative Agent shall provide written notice to all of the Lenders when the Additional Commitment Amount becomes effective.

(d) Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, each Lender hereby authorizes Administrative Agent (on behalf of the Lenders) to enter into amendments and modifications of this Agreement and the other Loan Documents to the extent necessary to reflect the adjustment of the Commitments and the Loans, the addition of new Lenders and the other matters contemplated by this Section.

Section 10.18 Amendments. No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document shall in any event be effective unless the same shall be in writing and signed by the Borrower and any other Credit Parties party thereto.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, as of the date first above written.

BORROWER:

NEW YORK RECOVERY OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:	New York REIT, Inc., a Maryland corporation, its general partner

	By:	/s/ Jesse C. Galloway
Name: Jesse C. Galloway
Title: Authorized Signatory

(Signatures continue on following pages.)

ADMINISTRATIVE AGENT, L/C ISSUER AND SWINGLINE LENDER

CAPITAL ONE, NATIONAL ASSOCIATION, as Administrative Agent, L/C Issuer and Swingline Lender

By:	/s/ Patricia Visone
Name: Patricia Visone
Title: Vice President

LENDERS

CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Patricia Visone
Name: Patricia Visone
Title: Vice President

LENDERS

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Gordon J. Clough
Name: Gordon J. Clough
Title: Vice President

LENDERS

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Sara Smith
Name: Sara Smith
Title: AVP

LENDERS

TD BANK, N.A., as a Lender

By:	/s/ Aaron C. Miller
Name: Aaron C. Miller
Title: VP

LENDERS

PEOPLE’S UNITED BANK, as a Lender

By:	/s/ Thomas Buffa
Name: Thomas Buffa
Title: SVP

LENDERS

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Rita Lai
Name: Rita Lai
Title: Authorized Signer

LENDERS

SUNTRUST BANK, as a Lender

By:	/s/ Michael Kauffman
Name: Michael Kauffman
Title: SVP

LENDERS

BARCLAYS BANK PLC, as a Lender

By:	/s/ Craig J. Malloy
Name: Craig J. Malloy
Title: Director

LENDERS

RBS CITIZENS, N.A., as a Lender

By:	/s/ Brad Bindas
Name: Brad Bindas
Title: Senior Vice President

EXHIBIT A

[Form of Revolving Note]

PROMISSORY NOTE

$_______________	_______ __, 201[_] New York, New York

FOR VALUE RECEIVED, NEW YORK RECOVERY OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (the “Borrower”), hereby promises to pay to the order of __________________ (the “Lender”), in accordance with the Credit Agreement referred to below, the principal sum of _______________ Dollars (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to Borrower under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

This Note is one of the Revolving Notes referred to in the Second Amended and Restated Credit Agreement dated as of [____ ___], 2014 (as modified and supplemented and in effect from time to time, the “Credit Agreement”) among Borrower, New York REIT, Inc. (formerly known as American Realty Capital New York Recovery REIT, Inc.), the lenders party thereto (including the Lender) and Capital One, National Association, as Administrative Agent, L/C Issuer and Swingline Lender, and evidences Loans made by the Lender thereunder. Terms used but not defined in this Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Loans upon the terms and conditions specified therein.

Should the indebtedness represented by this Note or any part thereof be collected at law or in equity, or in bankruptcy, receivership or any other court proceeding (whether at the trial or appellate level), or should this Note be placed in the hands of attorneys for collection upon default, Borrower agrees to pay, in addition to the principal, interest and other sums due and payable hereon, all costs of collecting or attempting to collect this Note, including reasonable attorneys’ fees and disbursements.

All parties to this Note, whether principal, surety, guarantor or endorser, hereby waive presentment for payment, demand (except as set forth in the Credit Agreement), protest, notice of protest and notice of dishonor.

Except as permitted by Section 10.05 of the Credit Agreement, this Note may not be assigned by the Lender.

In the event that this Note is transferred by the Lender to another party, Borrower shall not be required to recognize such transfer until Borrower has been sent a notice of the transfer of this Note by the transferor and the transferee.

This Note may only be amended by an instrument in writing executed by Borrower and the Lender.

This Note shall be governed by, and construed in accordance with, the law of the State of New York.

BORROWER:

NEW YORK RECOVERY OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:	New York REIT, Inc. (formerly known as American Realty Capital New York Recovery REIT, Inc.), a Maryland corporation, its general partner
By:
Name:
Title:

EXHIBIT B

[Form of Swingline Note]

SWINGLINE PROMISSORY NOTE

$25,000,000.00	_______ __, 201[_] New York, New York

FOR VALUE RECEIVED, NEW YORK RECOVERY OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (the “Borrower”), hereby promises to pay to the order of CAPITAL ONE, NATIONAL ASSOCIATION (the “Swingline Lender”), in accordance with the Credit Agreement referred to below, the principal sum of TWENTY MILLION DOLLARS (or such lesser amount as shall equal the aggregate unpaid principal amount of the Swingline Loans made by the Swingline Lender to Borrower under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Swingline Loan, at such office, in like money and funds, for the period commencing on the date of such Swingline Loan until such Swingline Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

This Swingline Note is one of the Swingline Notes referred to in the Second Amended and Restated Credit Agreement dated as of [____ ___], 2014 (as modified and supplemented and in effect from time to time, the “Credit Agreement”) among Borrower, New York REIT, Inc. (formerly known as American Realty Capital New York Recovery REIT, Inc.), the lenders party thereto (including the Swingline Lender) and Capital One, National Association, as Administrative Agent, L/C Issuer and Swingline Lender, and, among other things, evidences Swingline Loans made by the Swingline Lender thereunder. Terms used but not defined in this Swingline Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Swingline Note upon the occurrence of certain events and for prepayments of Swingline Loans upon the terms and conditions specified therein.

Should the indebtedness represented by this Swingline Note or any part thereof be collected at law or in equity, or in bankruptcy, receivership or any other court proceeding (whether at the trial or appellate level), or should this Swingline Note be placed in the hands of attorneys for collection upon default, Borrower agrees to pay, in addition to the principal, interest and other sums due and payable hereon, all costs of collecting or attempting to collect this Swingline Note, including reasonable attorneys’ fees and disbursements.

All parties to this Swingline Note, whether principal, surety, guarantor or endorser, hereby waive presentment for payment, demand (except as set forth in the Credit Agreement), protest, notice of protest and notice of dishonor.

Except as permitted by Section 10.05 of the Credit Agreement, this Swingline Note may not be assigned by the Swingline Lender.

In the event that this Swingline Note is transferred by the Swingline Lender to another party, Borrower shall not be required to recognize such transfer until Borrower has been sent a notice of the transfer of this Swingline Note by the transferor and the transferee.

This Swingline Note may only be amended by an instrument in writing executed by Borrower and the Swingline Lender.

This Swingline Note shall be governed by, and construed in accordance with, the law of the State of New York.

NEW YORK RECOVERY OPERATING PARTNERSHIP, L.P., a Delaware limited partnership
By: New York REIT, Inc. (formerly known as American Realty Capital New York Recovery REIT, Inc.), a Maryland corporation, its general partner By: ________________________________ Name: Title:

EXHIBIT C

[Form of Term Note]

PROMISSORY NOTE

$_______________	_______ __, 201[_] New York, New York

FOR VALUE RECEIVED, NEW YORK RECOVERY OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (the “Borrower”), hereby promises to pay to the order of __________________ (the “Lender”), in accordance with the Credit Agreement referred to below, the principal sum of _______________ Dollars (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to Borrower under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

This Note is one of the Term Notes referred to in the Second Amended and Restated Credit Agreement dated as of [____ ___], 2014 (as modified and supplemented and in effect from time to time, the “Credit Agreement”) among Borrower, New York REIT, Inc. (formerly known as American Realty Capital New York Recovery REIT, Inc.), the lenders party thereto (including the Lender) and Capital One, National Association, as Administrative Agent, L/C Issuer and Swingline Lender, and evidences Loans made by the Lender thereunder. Terms used but not defined in this Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Loans upon the terms and conditions specified therein.

Should the indebtedness represented by this Note or any part thereof be collected at law or in equity, or in bankruptcy, receivership or any other court proceeding (whether at the trial or appellate level), or should this Note be placed in the hands of attorneys for collection upon default, Borrower agrees to pay, in addition to the principal, interest and other sums due and payable hereon, all costs of collecting or attempting to collect this Note, including reasonable attorneys’ fees and disbursements.

All parties to this Note, whether principal, surety, guarantor or endorser, hereby waive presentment for payment, demand (except as set forth in the Credit Agreement), protest, notice of protest and notice of dishonor.

Except as permitted by Section 10.05 of the Credit Agreement, this Note may not be assigned by the Lender.

In the event that this Note is transferred by the Lender to another party, Borrower shall not be required to recognize such transfer until Borrower has been sent a notice of the transfer of this Note by the transferor and the transferee.

This Note may only be amended by an instrument in writing executed by Borrower and the Lender.

This Note shall be governed by, and construed in accordance with, the law of the State of New York.

NEW YORK RECOVERY OPERATING PARTNERSHIP, L.P., a Delaware limited partnership
By: New York REIT, Inc. (formerly known as American Realty Capital New York Recovery REIT, Inc.), a Maryland corporation, its general partner By: ________________________________ Name: Title:

EXHIBIT D

[Form of Assignment and Assumption]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a [Revolving] [Term] Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable Legal Requirements, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate of [identify Lender]1]

3.	Borrower:	New York Recovery Operating Partnership, L.P.

4.	Administrative Agent:	Capital One, National Association, as Administrative Agent under the Credit Agreement

_____________________

1Select as applicable

5.	Credit Agreement:	The $705,000,0000 (increasable to $1,000,000,000) Second Amended and Restated Credit Agreement dated as of April [___], 2014 among Borrower, New York REIT, Inc. (formerly known as American Realty Capital New York Recovery REIT, Inc.), the Lenders parties thereto, and Capital One, National Association, as Administrative Agent, L/C Issuer and Swingline Lender

6.	Assigned Revolving Loan Interest:

Revolving Loan Commitment	Aggregate Amount of Revolving Loan Commitment / Revolving Loans for all Revolving Lenders	Amount of Revolving Loan Commitment / Revolving Loans Assigned	Percentage Assigned of Revolving Loan Commitment / Revolving Loans [2]
	$	$	%
	$	$	%
	$	$	%

7.	Assigned Term Loan Interest:

Term Loan Commitment	Aggregate Amount of Term Loan Commitment / Term Loans for all Term Lenders	Amount of Term Loan Commitment / Term Loans Assigned	Percentage Assigned of Term Loan Commitment / Term Loans [3]
	$	$	%
	$	$	%
	$	$	%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

________________________

2Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

3Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented[4] to and Accepted:

CAPITAL ONE, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

[Consented to and][5] Accepted:

CAPITAL ONE, NATIONAL ASSOCIATION, as L/C Issuer and Swing Line Lender

By:
Title:

Consented to:[6]
NEW YORK RECOVERY OPERATING PARTNERSHIP, L.P., a Delaware limited partnership
By: New York REIT, Inc. (formerly known as American Realty Capital New York Recovery REIT, Inc.), a Maryland corporation, its general partner

By:
Name:
Title:

_______________________________

4To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

5To be added only if the consent of the Swing Line Lender or L/C Issuer is required by the terms of the Credit Agreement.

6To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT E

[Form of Borrowing Base Certificate]

BORROWING BASE CERTIFICATE

EXHIBIT F

[Form of Compliance Certificate]

EXHIBIT G
[Form of Solvency Certificate]

EXHIBIT H
[Form of Borrowing Request]